UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No.1 to FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ANTRIABIO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-191463	27-3440894
(State or other jurisdiction of incorporation)	(Commission file number)	( IRS Employer Identification No.)

890 Santa Cruz Avenue

Menlo Park, CA 94025

(650) 241-9330

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

AntriaBio, Inc.

Attn: Nevan Elam, CEO

890 Santa Cruz Avenue

Menlo Park, CA 94025

(650) 241-9330

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Dorsey & Whitney LLP

Attn: Michael L. Weiner

1400 Wewetta Street, Suite 400

Denver, CO 80202

(303) 352-1156

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act: ☐ a large accelerated filer,☐ an accelerated file,☐ a non-accelerated filer, or ☒ a smaller reporting company (as defined in Rule 12b-2 of the Exchange Act)

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)(2)	Amount of Registration Fee(3)

Units consisting of:

(i)      Series A Convertible Preferred Stock, $0.001 par value per share

(ii)     Warrants to purchase common stock

Shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock
Shares of common stock issuable upon the exercise of the Warrants
Shares of common stock issuable upon the payment of the annual 8% dividend payment on the Series A Convertible Preferred Stock

Total	$12,000,000	$1,637

(1)	Estimated solely for the purpose of calculating the registration fees pursuant to rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Pursuant to Rule 416, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms that provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of securities covered by this registration statement as a result of a stock split, or a stock dividend on, the registered securities.
(3)	Previously Paid.

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THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION, DATED NOVEMBER 13, 2013

ANTRIABIO, INC.

Up to [  ] units consisting of [  ] shares of Series A Convertible Preferred Stock and [ ] Warrants

[  ] Shares of Common Stock underlying the Series A Convertible Preferred Stock

[  ] shares of common stock underlying the Warrants

[ ] Shares of Common Stock issuable upon the payment of the 8% annual dividend payment to the holders of the Series A Convertible Preferred Stock

We are offering [  ] units to purchasers in this offering, with each unit consisting of (1) one share of Series A Convertible Preferred Stock which is convertible into approximately [  ] shares of our common stock, and (2) one warrant exercisable for [  ] shares of common stock at an exercise price of $[ ] per share. This prospectus also covers up to [ ] shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock, up to [  ] shares of common stock issuable upon exercise of the warrants and up to [  ] shares of common stock issuable in connection with the 8% annual dividend payment to the holders of the Series A Convertible Preferred Stock. The Series A Convertible Preferred Stock will have a stated dividend rate of 8% per annum, payable in cash, or at our election and subject to certain conditions described in this prospectus, in shares of our common stock.

The units will be sold for a purchase price equal to $[  ] per unit. Units will not be issued or certified. The shares of Series A Convertible Preferred Stock and the warrants are immediately separable and will be issued separately. Subject to certain ownership limitations, the Series A Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion price of $[  ] per share. Subject to certain ownership limitations, the warrants are exercisable beginning [ ] and expire on the sixth anniversary of the date of issuance.

For a more detailed description of the Series A Convertible Preferred Stock, see the section entitled “Description of Securities - Series A Convertible Preferred Stock” beginning on page 33 of this prospectus. For a more detailed description of the warrants, see the section entitled “Description of Securities – Warrants” beginning on page 35 of this prospectus. For a more detailed description of our common stock, see the section entitled “Description of Securities – Common Stock” beginning on page 32 of this prospectus.

Our common stock is currently quoted on the OTCQB under the symbol “ANTB.” The last reported sale price of our common stock on November 11, 2013 was $0.45 per share.

We have retained Ladenburg Thalmann & Co., Inc. (the “Placement Agent”) to act as our exclusive placement agent in connection with this offering and to use its “best efforts” to solicit offers to purchase the units. Best efforts means that the Placement Agent will not guarantee that a certain number of units will be sold in this offering. See “Plan of Distribution” beginning on page 37 of this prospectus for more information regarding this agreement.

There is no public trading for the Series A Convertible Preferred Stock or warrants and we do not expect one to develop. In addition, we do not intend to apply for listing of the Series A Convertible Preferred Stock or warrants on any national securities exchange.

We intend to close this offering within [__] days from the date the registration statement in which this prospectus forms a part is declared effective by the United States Securities and Exchange Commission.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 14 of this prospectus and those contained in any related free writing prospectuses that we have authorized for use in connection with this offering and in our Securities and Exchange Commission filings that are incorporated by reference into this prospectus.

		Per Unit		Total
Public offering price	$	[ ]	$	[ ]
Placement Agent fees (1)	$	[ ]	$	[ ]
Proceeds, before expenses, to us	$	[ ]	$	[ ]

(1)	In addition, we have agreed to issue to the Placement Agent warrants to purchase a number of shares of common stock equal to 2% of the aggregate number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock sold in this offering and to reimburse the expenses of the Placement Agent as described in the Plan of Distribution herein.

The Placement Agent is not purchasing or selling any units pursuant to this offering, nor are we requiring any minimum purchase or sale of any specific number of units. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual public offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We expect that delivery of the units being offered pursuant to this prospectus will be made to purchasers on or about [ ].

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Ladenburg Thalmann & Co., Inc.

The date of this prospectus is ______________, 2013

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You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common stock in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that this prospectus is correct as of any time after its date.

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ABOUT THE PROSPECTUS

In this prospectus, the “Company,” “AntriaBio,” “we,” “us,” and “our” and similar terms refer to AntriaBio, Inc. References to our “common stock” refer to the common stock, par value $0.001 per share, of AntriaBio, Inc.

You should read this prospectus together with additional information described under the headings “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus and the documents incorporated by reference herein, you should rely on the information in this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. Neither we nor the placement agent have authorized any other person to provide information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate as of the dates on the cover page, regardless of time of delivery of the prospectus or any sale of securities. Our business, financial condition, results of operation and prospects may have changed since those dates.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus and the information it incorporates by reference may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All information relative to future markets for our products and trends in and anticipated levels of revenue, gross margins and expenses, as well as other statements containing words such as “believe,” “project,” “may,” “will,” “anticipate,” “target,” “plan,” “estimate,” “expect” and “intend” and other similar expressions constitute forward-looking statements. These forward-looking statements are subject to business, economic and other risks and uncertainties, both known and unknown, and actual results may differ materially from those contained in the forward-looking statements. Examples of risks and uncertainties that could cause actual results to differ materially from historical performance and any forward-looking statements include, but are not limited to, the risks described under the heading “Risk Factors” beginning on page 13 of this prospectus, in our most recent Annual Report on Form 10-K, as well as any subsequent filings with the United States Securities and Exchange Commission. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made. You should read carefully this prospectus and any related free writing prospectuses that we have authorized for use in connection with this offering, together with the information incorporated herein or therein by reference as described under the heading “Where You Can Find More Information,” completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

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PROSPECTUS SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” in this prospectus before making an investment decision. See the Risk Factors section of this prospectus on page 13 for a discussion of the risks involved in investing in our securities.

ANTRIABIO, INC.

Our Company

We are an early-stage development company focused on developing and commercializing proprietary technology to be used with active pharmaceutical ingredients to create sustained release injectable formulations. Our lead product candidate is AB101, which is a potential once-a-week basal insulin injection for the diabetes market. Our second potential product candidate is AB201, which is a long acting glucagon-like peptide-1 and is a product concept that is in the early stages of development. Our strategy is to develop AB101 for the diabetes market and other product candidates using our proprietary sustained release formulation capabilities with known pharmaceutical agents and United States Food and Drug Administration ("FDA") approved delivery technologies. We believe that this strategy increases the probability of technical success while reducing safety concerns, approval risks and development costs. We also believe that our approach can result in differentiated, patent-protected products that provide significant benefits to patients and physicians.

Two distinct aspects set apart our technology from others. One, the drug is PEGylated in a site-specific manner. PEGylated is human insulin with a polyethyleneglycol (“PEG”) chain attached to it. PEG is present in several marketed pharmaceutical products. Two, the PEGylated insulin is encapsulated in biodegradable microspheres made from poly(lactide-glycolide) co-polymer using a novel emulsification device. Poly (“lactide-glycolide”) co-polymer is a biodegradable polymer which, upon injection, degrades into lactic and glycolic acid in a gradual manner. The degradation of the co-polymer causes release of PEGylated insulin in a controlled fashion. Our intellectual property covers both aspects. Microspheres prepared this way have a uniform distribution of the drug inside, compared to others where islands or pockets of drug are typically observed.

The Market

Diabetes is a chronic, life-threatening disease for which there is no known cure. In normal, healthy individuals, the pancreas produces sufficient insulin to ensure proper control of glucose levels. The pancreas produces a steady, low level of insulin known as “basal” insulin, which regulates blood glucose levels between meals and during the nighttime. After a person eats a meal, blood glucose levels rise rapidly and the pancreas responds with a marked and transient increase in insulin secretion, the prandial insulin release, to bring glucose levels back to the normal range.

Diabetes is marked by high levels of blood glucose (“hyperglycemia”) resulting from defects in insulin production, insulin action or both. According to the International Diabetes Federation, approximately 366 million people suffer from the disease worldwide and this number is expected to reach approximately 550 million by 2030 as a result of an aging population, diets and lifestyles. In the United States ("US") alone, the American Diabetes Association and the Centers for Disease Control and Prevention estimate that there are 25.8 million people with diabetes, of which an estimated seven million are currently undiagnosed. Furthermore, the diagnosed and undiagnosed diabetes population, which is estimated to be 8.3% of the US population in 2011, is expected to grow by almost two million new cases each year. Complications associated with diabetes include, but are not limited to, heart disease, kidney disease, eye disease, neurological deterioration and amputations.

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Our Products and Technology

AB101

AB101 is a PEGylated basal insulin that has been formulated in biodegradable microspheres to be injected weekly to treat patients with Type 1 and Type 2 diabetes who require basal insulin to control hyperglycemia. AB101 is currently in preclinical development and we plan on initiating clinical trials outside the US this year. The weekly injection has been designed with a release profile to result in low, but sustained, insulin levels that will supplement the effects of endogenous and exogenous insulin and complement the effects of orally administered hypoglycemic agents.Endogenous insulin is insulin produced by the pancreas in the human body. Exogenous insulin is insulin delivered by administration of AB101.

We believe that a once-a-week injection of AB101, if approved, will result in greater patient compliance and set a new standard in basal insulin therapy. In North America, basal insulin already commands a 47% share of total insulin usage. Currently, each year Sanofi-Aventis sells more than $5 billion of Lantus, a daily injectable basal insulin therapy while Novo Nordisk sells more than $2 billion a year of its twice daily injectable basal insulin Levemir. Our once-a-week injection would provide seven days of basal insulin coverage with the potential to significantly improve the treatment paradigm. Furthermore, there is an opportunity for AB101 to enter new markets outside of North America where basal insulin has limited penetration. Basal insulin represents 36% of all insulin use in Europe, 29% of all insulin use in Japan and Korea, 13% of all insulin use in China, and 26% of all insulin use in rest of world. Further, as a result of AB101’s weekly injection profile, it has the potential to be used in diabetic patients who are using oral agents, but not insulin (regular or basal). According to the United States Centers for Disease Control, 58% of all individuals with diabetes use oral medications only, and 16% use no medication at all. It is generally believed that the reluctance to initiate insulin therapy is a result of resistance to take multiple injections for both regular and current long-acting insulin as well as the multiple finger sticks needed to monitor blood glucose levels.

We have completed most of the critical analytical methods for AB101 and we have successfully scaled production to support our development needs through early Phase 2 clinical studies. The critical analytical methods include determination of the strength of the drug, kinetics of how the drug is released, and other physical and chemical attributes such as particle size, residual solvents. The scaled production results in up to 250g of AB101 per batch. We have designed and will install manufacturing equipment and manufacture multiple batches of AB101 under aseptic processing conditions. Aseptic processing produces sterile product. We have also conducted various preclinical studies with the AB101 formulation with the objective of demonstrating a desirable insulin release profile along with favorable handling characteristics.

AB201 (Long acting GLP-1)

AB201 is a long acting glucagon-like peptide-1 and is a product concept that is in the early stages of development. Glucagon-like peptide-1 (“GLP”) is a naturally occurring peptide in the intestine that helps control glucose levels by stimulating the pancreas to produce insulin, reducing the amount of glucose that is produced by the liver, reducing the rate at which the stomach digests food and empties into the small intestine (gastric emptying) and curbing the appetite and the amount of food that is consumed. Endogenous GLP production is reduced in patients with Type 2 diabetes and as a result there is a growing market for synthetic analogs of the peptide.

We believe that our technology has the potential to support development of a long-acting GLP that could be differentiated in terms of dosing frequency (once per month dosing as opposed to daily or weekly dosing), improved kinetics (reduced burst and thus potentially more favorable adverse event profile or reduced dose) and reduced immunogenicity (PEGylated native glucagon-like peptide-1 may be less immunogenic than glucagon-like peptide-1 analogs). Immunogenicity is the ability of the human body to produce antibodies against the peptide. When such antibodies are produced, they have the potential to bind the peptide and reduce efficiency of the peptide drug.

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Intellectual Property

Our patent strategy is to augment our current portfolio by continually applying for patents on new developments and obtaining licenses where necessary for promising product candidates and related technologies. Our issued patents and patent applications provide protection for our core technologies. Our central patent is entitled “Method for preparation of site-specific protein conjugates” (PCT Publication WO 2004/091494). This patent contains product-by-process claims. The technology underlying this patent consists of methods to achieve site-specific PEGylation of insulin , as well as methods to encapsulate PEGylated insulin in microspheres. This patent is granted in Europe and Australia. We are in the process of obtaining the granted patent in Europe to issue in individual European countries. This patent is pending in the US, Canada, Japan, China, Hong Kong, Brazil and India. The expiration date of this patent is April, 2024. In addition, we intend to file a variety of other patent applications to protect our intellectual property.

Our Strategy

As a precursor to clinical studies, in 2013, we will study the pharmacokinetics and pharmacodynamics of AB101 in two animal species. The pharmacokinetic study will provide information on how much drug is released over time. The pharmacodynamics study will provide information on how the glucose levels change over time. We are currently making preparations to fill and finish preclinical AB101 material that was preserved and acquired from PR Pharmaceuticals, Inc. (“PRP”). Further, we believe that we have enough AB101 clinical material to support our Phase 1 through early Phase 2 trials, but we anticipate needing additional material to finalize our Phase 2 study. In 2014 we plan on making new supplies of AB101 clinical material to support the end of Phase 2 study and follow-on studies. The material acquired from PRP includes approximately 30g of AB101 microspheres for preclinical studies and another 30g of microspheres for clinical trials. This material is adequate to complete the clinical trials outside the US described below.

If our preclinical studies are successful, we will conduct two clinical trials outside the US in approximately 40 patients to determine the safety, dose and indications of efficacy of AB101. The first study we intend to conduct is a Phase 1 single ascending dose safety/pharmacokinetics/pharmacodynamics study in 10-20 patients with Type 1 diabetes. In this trial, individuals will receive a single dose of subcutaneously injected AB101 and the primary outcome is the presence of hypoglycemic episodes, if any. A hypoglycemic episode is one in which the glucose levels are too low. Patients with Type 1 diabetes start with a glucose level that is too high, and are then treated with AB101. As the dose of AB101 is increased, the glucose level begins to decrease towards the normal glucose level. As the dose is increased further, the glucose level decreases to a point at which it is too low. When that happens (the hypoglycemic episode), the dose of AB101 will be considered the maximum tolerated dose. We plan to initiate this study in 2nd half of calendar year 2014 and have final results by the end of 4th quarter of 2014. The second study will be a Phase 2 trial in approximately 20 Type 1 diabetes patients to compare the glucose-lowering effect of AB101 with that of Lantus. We plan on initiating this study in 4th quarter of 2014 and have final results by the end of 2nd quarter of 2015. There is no guarantee that the Phase 1 and Phase 2 trials will be successful. If these initial trails are successful, we plan to file an Investigational New Drug application (“IND”) with the FDA. Subsequently, we plan to bring the following plans to completion through the FDA approval. We will seek approval for AB101 in various jurisdictions including in the US where we would conduct new Phase 1 and 2 studies and then commence larger Phase 3 trials after which we intend to file a new drug application (“NDA”) with the FDA.

We believe that a critical milestone for our Company is demonstrating that AB101 is safe and efficacious in the initial Phase 1 and 2 studies. On the basis of these trials, we believe that we will have an opportunity to explore strategic relationships with third parties which, among other things, may provide us with a source of financing and augment our capabilities.

Recent Developments

The European Patent Office has issued communication that our patent application has been allowed. We are currently in the process of determining which countries within the European Union to separately file in.

Risks that We Face

Our Business is subject to numerous risks and uncertainties, including those highlighted in the section entitled “Risk Factors” beginning on page 13. These risks include, among others, the following:

•	We are an early stage development company and we do not have, and may never have, any products that generate significant revenues.
•	We will need substantial additional capital to fund our operations and if we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs.
•	We rely on a single product candidate, and if the market does not develop for that candidate it could adversely impact our operating results.
•	Adverse events in our clinical trials may force us to stop development of our product candidate or prevent regulatory approval of our product candidates.
•	Our product candidates we advance into clinical studies may not have favorable results in later clinical studies or receive regulatory approval.

Corporate Information

Our principal executive offices are located at 890 Santa Cruz Avenue, Menlo Park, CA 94025, and our telephone number is (650) 241-9330. Our internet address is http://www.antriabio.com. The information on our website is not incorporated by reference into this prospectus, and you should not consider it part of this prospectus.

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The Offering

Issuer	AntriaBio, Inc.

Securities being offered by us	[ ] units, with each unit consisting of (1) one share of Series A Convertible Preferred Stock and (2) one warrant exercisable for [ ] shares of common stock. Units will not be issued or certificated. The shares of Series A Convertible Preferred Stock and the warrants are immediately separable and will be issued separately.

Offering Price	$[ ] per unit

Description of Series A Convertible Preferred Stock	Each unit includes one share of Series A Convertible Preferred Stock. Series A Convertible Preferred Stock has a liquidation preference. See “Description of Securities – Series A Convertible Preferred Stock” beginning on page 33.

Conversion Price of Series A Convertible Preferred Stock	$ [ ]

Shares of common stock underlying the shares of Series A Convertible Preferred Stock included in units	Based on an assumed conversion price of $[ ], which was [ ]% of the last reported sale price for our common stock on _________, 2013, [ ] shares.

Subject to certain ownership limitations, the Series A Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the offering price by a conversion price of $[ ] per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combination of shares and similar recapitalization transactions.

Dividends	Until the third anniversary of the date of issuance of the Series A Convertible Preferred Stock, each holder of the Series A Convertible Preferred Stock is entitled to receive dividends at the rate of 8% per annum of the original offering price for each share of Series A Convertible Preferred Stock held by such holder. We can elect to pay the dividends in cash or, subject to certain equity conditions, in duly authorized, validly issued, fully paid and non-assessable shares of common stock, or a combination thereof. If we pay the dividends in shares of common stock, the shares used to pay the dividends will be valued at 90% of the average volume weighted average price (“VWAP”) for the 20 consecutive trading days ending on the trading day immediately prior to the applicable dividend payment date.

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Anti-Dilution Protection	In addition, the Series A Convertible Preferred Stock will be subject to anti-dilution provisions until the earlier of (1) for 25 trading days during any 30 consecutive trading days period, the volume weighted average price of the Company’s common stock exceeds $[ ], (2) the underlying common stock is up-listed to the NYSE MKT or NASDAQ exchange, or (3) one year from the execution of the Securities Purchase Agreement.

Conversion Rights	Subject to certain ownership limitations, the Series A Convertible Preferred Stock is convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the offering price by a conversion price of $[ ] per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

Subject to certain equity conditions, the Series A Convertible Preferred Stock will automatically convert into common stock on the earliest of: (i) should the underlying Company common stock trade at 150% of the conversion price for any 25 of 30 consecutive trading days (subject to volume restrictions) while there is an effective registration statement, or (ii) on the date the underlying Company common stock is up listed to the NYSE MKT or NASDAQ exchange, or (iii) 36 months from the date of the execution of the securities purchase agreements.

Covenants

As long as any shares of Series A Convertible Preferred Stock are outstanding, we may not, without the affirmative vote of the holders of 50.1% or more of the then outstanding shares of the Series A Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A Convertible Preferred Stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Convertible Preferred Stock, (4) increase the number of authorized shares of Series A Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

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Liquidation Preference	Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, but before any distribution or payment is made to the holders of any junior securities, the holders of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to the offering price per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock.

Description of Warrants	Each unit includes a warrant to purchase [ ] shares of common stock. Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $[ ] per share of our common stock. The warrants will be exercisable beginning [ ], 2013 and expire on the sixth anniversary of the initial issuance date. See “Description of Securities – Warrants” beginning on page 35.

Warrant Anti-Dilution Adjustments	The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders.

Fundamental Transactions	In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or another person acquires a majority of our outstanding common shares, then following such event, the holders of the Series A Convertible Preferred Stock and warrants will be entitled to receive upon conversion or exercise, as applicable, the same kind and amount of securities, cash or property which the holders would have received had they converted or exercised, as applicable, such securities immediately prior to such fundamental transaction.

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Shares of common stock outstanding before this offering	40,000,000 shares

Common stock to be outstanding after this offering, including shares of common stock underlying shares of Series A Convertible Preferred Stock, included in units	[ ] shares

Use of Proceeds	Assuming all units are sold, we estimate that the net proceeds, before offering expenses, to us from this offering will be approximately $[ ] million. We intend to use the net proceeds received from the sale of the securities for furthering our clinical trials and efforts to obtain regulatory approval for AB101, developing our other product candidates, research and development and general corporate purposes. See “Use of Proceeds.”

Limitations on Beneficial Ownership	Subject to limited exceptions, the Company will not permit the conversion of the Series A Convertible Preferred Stock or exercise of the warrants of any holder, if after such conversion or exercise such holder would beneficially own more than 4.99% of the shares of common stock then outstanding.

Risk Factors	Investing in our securities involves a high degree of risk. See the “Risk Factors” section of this prospectus on page 13 and in the documents we incorporate by reference in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our securities.

The number of shares of common stock outstanding before and after the offering is based on 40,000,000 shares outstanding as of November 8, 2013 and excludes:

•	110,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.85 per share;
•	248,542 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.33 per share;

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•	1,400,000 shares of common stock issuable upon the exercise of outstanding warrants with an exercise price that will be determined at the time of a qualified financing.
•	9,050,000 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $0.75 per share.
•	[ ] shares of common stock issuable upon the conversion of outstanding convertible notes with a conversion price per share to be determined at the time of a qualified financing and [ ] shares of common stock issuable for warrants issued with the conversion of the outstanding convertible notes; and
•	[ ] shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

SUMMARY FINANCIAL DATA

The following selected financial information is derived from the Company’s Financial Statements appearing elsewhere in this Prospectus and should be read in conjunction with the Company’s Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus.

Summary of Operations

	Three Month Period Ended September 30, 2013	Year Ended June 30, 2013	Six Month Period Ended June 30, 2012	Year Ended December 31, 2011
Revenues	$-	$-	$-	$-
Loss from Operation	$(700,903)	$(6,106,881)	$(227,901)	$(392,976)
Net Loss	$(819,531)	$(6,727,457)	$(398,209)	$(590,215)
Net loss per common share (basic and diluted)	$(0.02)	$(0.18)	$(0.01)	$(0.02)
Weighted average common shares outstanding	40,000,000	37,227,407	35,284,000	35,284,000

Statement of Financial Position

	September 30, 2013	June 30, 2013	June 30, 2012
Cash	$744	$527	$25,878
Total Assets	$863, 570	$1,103,971	$1,068,561
Working Capital	$(5,103,961)	$(4,450,634)	$(1,288,913)
Long Term Debt	$-	$-	$-
Stockholders’ Deficit	$(4,816,425)	$(4,162,212)	$(1,288,913)

RISK FACTORS

An investment in us involves a high degree of risk. You should consider carefully the following information about these risks before deciding to purchase any of our securities. If any of the events or developments described below actually occurs, our business, results of operations and financial condition would likely suffer. In these circumstances, you may lose all or part of your investment. In addition, it is also possible that other risks and uncertainties that affect our business may arise or become material in the future.

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Risks Related to Our Business

We will need substantial additional capital to fund our operations and if we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs

Our operations will consume substantial amounts of cash. We expect to spend substantial amounts on research and development, including amounts spent on conducting preclinical activities, clinical trials for our product candidates, manufacturing, clinical trial materials, and expanding our research and development program. We currently have minimal cash on hand and as of September 30, 2013 we had a working capital deficit of $5,103,961 which included $4,202,384 of principal and interest on convertible notes which have the option of being converted into common stock. It is anticipated that we will need approximately $10 million capital through the fiscal year ended June 30, 2014 to cover operating expenses, clinical testing and leasehold improvements on a lab facility. We expect that our cash used by operations will continue to increase for the next several years. If we are unable to raise additional capital when required or on acceptable terms, we may have to significantly delay, scale back or discontinue one or more of our drug development or research and development programs. We also may be required to:

•	seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and

•	relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

Our independent registered public accounting firms reports, contained herein, includes explanatory paragraphs that expresses substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on the basis that we will continue as a going concern. For the period from March 24, 2010 (inception) to June 30, 2013, we have an accumulated deficit of $8,016,470. As of June 30, 2013, our total stockholder’s deficiency was $4,162,212 and we had working capital deficiency of $4,450,634. We expect to continue to incur losses for the foreseeable future as we develop and commercialize AB101, and we must raise additional capital from external sources in order to sustain our operations. Primarily as a result of our history of losses and limited cash balances, our independent registered public accounting firms have included in their audit reports explanatory paragraphs expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, the sale of units in this offering or obtaining alternate financing. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in our clinical and regulatory efforts .

We rely on a single product candidate and if the market for AB101 does not develop as we anticipate, our revenues may decline or fail to grow, which would adversely affect our operating results

Initially, we expect to derive all of our revenues, if any, from AB101. There is no current market for AB101, as it is a pre-clinical drug candidate, so it is uncertain whether AB101 will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on the willingness of consumers to accept AB101 as a viable treatment option for diabetes. Failure of consumers to accept AB101 would significantly adversely affect our revenues and profitability.

We are at an early stage of development as a company and we do not have, and may never have, any products that generate significant revenues

We are at an early stage of development as a proprietary product specialty pharmaceutical company and we do not have any commercial products. Our existing product candidates will require extensive additional clinical evaluation, regulatory review, significant marketing efforts and substantial investment before they could provide us with any revenues. Our efforts may not lead to commercially successful products, for a number of reasons, including:

•	our product candidates may not prove to be safe and effective in clinical trials;

•	we may not be able to obtain regulatory approvals for our product candidates or approved uses may be narrower than we seek;

•	we may not have adequate financial or other resources to complete the development and commercialization of our product candidates; or

•	any products that are approved may not be accepted or reimbursed in the marketplace.

We do not expect to be able to market any of our product candidates for a number of years. If we are unable to develop, receive approval for, or successfully commercialize any of our product candidates, we will be unable to generate significant revenues. If our development programs are delayed, we may have to raise additional capital to fund operations or reduce or cease our operations.

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We have never generated any revenues and may never become profitable

Since inception we have not generated any revenues and we have incurred an accumulated deficit of $8,836,001 through September 30, 2013. We expect to continue to incur substantial operating losses for the next several years as we pursue our clinical trials and research and development efforts. To become profitable, we must successfully develop, manufacture and market our product candidates, either alone or in conjunction with possible collaborators. We may never have any revenues or become profitable.

We may experience delays in our clinical trials that could adversely affect our financial position and our commercial prospects

We cannot be certain when our currently planned clinical trials will begin or be completed, if at all. Many factors affect patient enrollment, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Other companies may be conducting clinical trials or may announce plans for future trials that will be seeking patients with the same indications as those we are studying. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Delays in patient enrollment in the trials may increase our costs and slow down our product development and approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. Any delays in completing our clinical trials will delay our ability to generate revenue from product sales, and we may have insufficient capital resources to support our operations.

Adverse events in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates

Our product candidates may produce serious adverse events. These adverse events could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities requesting additional preclinical data or denying approval of our product candidates for any or all targeted indications. An institutional review board, independent data safety monitoring board, the FDA, other regulatory authorities or the Company itself may suspend or terminate clinical trials at any time. We cannot assure you that any of our product candidates will prove safe for human use.

If our product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and we will be unable to market them

The regulatory review approval process typically is expensive, takes many years and the timing of any approval cannot be accurately predicted. If we fail to obtain regulatory approval for our current or future product candidates, we will be unable to market and sell such products and therefore may never be profitable.

As part of the regulatory approval process, we must conduct preclinical studies and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We cannot assure you that the data collected from the preclinical studies and clinical trials of our product candidates will be sufficient to support FDA or other regulatory approval. In addition, the continuation of a particular study after review by an independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

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The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	a product candidate may not be safe or effective;

•	the manufacturing processes or facilities we have selected may not meet the applicable requirements; and

•	changes in their approval policies or adoption of new regulations may require additional work.

Any delay in, or failure to receive or maintain, approval for any of our products could prevent us from ever generating meaningful revenues or achieving profitability.

Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate with substantial evidence gathered in preclinical and well-controlled clinical studies, and, with respect to approval in the US, to the satisfaction of the FDA and, with respect to approval in other countries, similar regulatory authorities in those countries, that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate.

Despite our efforts, our product candidates may not:

•	offer therapeutic or other improvement over existing, comparable therapeutics;

•	be proven safe and effective in clinical studies;

•	meet applicable regulatory standards;

•	be capable of being produced in sufficient quantities at acceptable costs;

•	be successfully commercialized; or

•	obtain favorable reimbursement.

We are not permitted to market AB101 or any of our other product candidates in the US until we receive approval of a new drug application, or approval of a biologics license application, from the FDA, or in any foreign countries until we receive the requisite approval from such countries. We have not submitted a new drug application or biologics license application or received marketing approval for any of our product candidates.

Preclinical testing and clinical studies are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage. Negative or inconclusive results or adverse medical events during a clinical study could also cause the FDA or us to terminate a clinical study or require that we repeat it or conduct additional clinical studies. Additionally, data obtained from a clinical study is susceptible to varying interpretations and the FDA or other regulatory authorities may interpret the results of our clinical studies less favorably than we do. The FDA and equivalent foreign regulatory agencies have substantial discretion in the approval process and may decide that our data is insufficient to support a marketing application and require additional preclinical, clinical or other studies.

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Our current supply of AB101 may be insufficient in terms of quality and quantity which would delay preclinical trials

We acquired a supply of AB101 through the acquisition of assets from PRP. We have contracted to have this supply filled for use in our preclinical trials. If the supply has expired or has other quality issues that make it unusable, we could not use it in our preclinical trials. Any inability to use our supply of AB101 would cause delays and increase costs.

Our limited operating history makes it difficult to evaluate our business and prospects

Our operations to date have been limited to organizing and staffing our company and acquiring product and technology rights. We have not demonstrated an ability to perform preclinical testing, conduct clinical trials, hire staff, obtain regulatory approval for or commercialize a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully hiring staff, or testing, developing and commercializing pharmaceutical products.

Due to our reliance on contract research organizations or other third parties to conduct clinical trials, we are unable to directly control the timing, conduct and expense of our clinical trials

We plan to rely primarily on third parties to conduct our clinical trials. As a result, we will have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if we were to rely entirely upon our own staff. Communicating with outside parties can also be challenging, potentially leading to mistakes as well as difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected increased costs that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Our competitors may develop and market drugs that are less expensive, more effective or safer than our product candidates

We are not aware of any products in development for a once-a-week treatment of diabetes using human insulin. We are also not aware of any products in development for once-a-month treatment of diabetes using human GLP-1. The pharmaceutical market is highly competitive. For our product candidates that use currently approved active ingredients, we will face competition from the existing delivery method with each product candidate for which we are able to obtain approval. In particular, if we successfully commercialize AB101, our product candidate would compete directly against Lantus, Levemir, and Novo Nordiok’s Tresiba, which is pending FDA approval. Additionally, other pharmaceutical and biotechnology companies may be developing improved formulations of the same drugs that will compete with products we are developing. It is possible that our competitors will develop and market products that are less expensive, more effective or safer than our future products or that will render our products obsolete. We expect that competition from pharmaceutical and biotechnology companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical and research expertise or marketing, distribution or support capabilities to compete successfully.

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Because the results of preclinical testing or earlier clinical studies are not necessarily predictive of future results none of the product candidates we advance into clinical studies may have favorable results in later clinical studies or receive regulatory approval

Success in preclinical testing and early clinical studies does not ensure that later clinical studies will generate adequate data to demonstrate the efficacy and safety of an investigational drug or biologic. A number of companies in the pharmaceutical and biotechnology industries, including those with greater resources and experience, have suffered significant setbacks in Phase 3 clinical studies, even after seeing promising results in earlier clinical studies. We do not know whether any clinical studies we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates. If later stage clinical studies do not produce favorable results, our ability to achieve regulatory approval for any of our product candidates may be adversely impacted. Even if we believe that our product candidates have performed satisfactorily in preclinical testing and clinical studies, we may nonetheless fail to obtain FDA approval for our product candidates.

After the completion of our clinical studies, we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates and we cannot, therefore, predict the timing of any future revenue from these product candidates

Even if we achieve positive clinical results and file for regulatory approval, we cannot commercialize any of our product candidates until the appropriate regulatory authorities have reviewed and approved the applications for such product candidates. We cannot assure you that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical studies and FDA regulatory review.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory difficulties

Even if US regulatory approval is obtained, the FDA may still impose significant restrictions on a product’s indicated uses or marketing or impose ongoing requirements for potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved, if any, may include restrictions on use. Further, the FDA may require that long-term safety data may need to be obtained as a post-market requirement. Our product candidates will also be subject to ongoing FDA requirements governing the labeling, packaging, storage, distribution, safety surveillance, advertising, promotion, recordkeeping and reporting of safety and other post-market information. In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices and regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;

•	seek an injunction or impose civil or criminal penalties or monetary fines;

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•	suspend or withdraw regulatory approval;

•	suspend any ongoing clinical studies;

•	refuse to approve pending applications or supplements to applications filed by us;

•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or

•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue.

The Asset Purchase Agreement includes contingent payments that link the amount of consideration paid by us as consideration for the PRP assets to the development of AB101 which could decrease our working capital

We agreed to pay contingent consideration up to a maximum of $44,000,000 for any of the following events that occur within five years of the Asset Purchase: (i) $2,000,000, if and when we initiate Phase 2b clinical studies for AB101; (ii) $2,000,000, if we license AB101 to a commercial pharmaceutical company; (iii) $5,000,000, if and when we initiate Phase 3 clinical studies for AB101; (iv) $10,000,000, if and when the FDA or EMEA approves the marketing and sale of AB101; and (v) $25,000,000, if and when the cumulative sales of AB101 in a 12 month period exceeds $500,000,000. These contingent payments could reduce the amount of capital we have available to us to expand our business or develop our other product lines.

If any of our product candidates for which we receive regulatory approval does not achieve broad market acceptance, the revenue that we generate from its sales, if any, will be limited

The commercial success of our product candidates for which we obtain marketing approval from the FDA or other regulatory authorities will depend upon the acceptance of these products by the medical community, including physicians, patients and health care payers. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;

•	the prevalence and severity of any adverse effects;

•	limitations or warnings contained in a product’s FDA-approved labeling;

•	availability of alternative treatments;

•	pricing and cost-effectiveness;

•	the effectiveness of our or any future collaborators’ sales and marketing strategies;

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•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including Medicare and Medicaid; and

•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payers and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources and may never be successful.

Recently enacted and future legislation or regulatory reform of the health care system in the US and foreign jurisdictions may affect our ability to sell our products profitably

Our ability to commercialize our future products successfully, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payers. The continuing efforts of the US and foreign governments, insurance companies, managed care organizations and other payers of health care services to contain or reduce health care costs may adversely affect our ability to set prices for our products which we believe are fair, and our ability to generate revenues and achieve and maintain profitability.

Specifically, in both the US and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could affect our ability to sell our products profitably. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

We will not know the full effects of the Health Care Reform Law until applicable federal and state agencies issue regulations or guidance under the new law. Although it is too early to determine the effect of the Health Care Reform Law, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and also may increase our regulatory burdens and operating costs. We expect further federal and state proposals and health care reforms to continue to be proposed by legislators, which could limit the prices that can be charged for the products we develop and may limit our commercial opportunity.

Also in the US, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

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The continuing efforts of government and other third-party payors to contain or reduce the costs of health care through various means may limit our commercial opportunity. It will be time-consuming and expensive for us to go through the process of seeking reimbursement from Medicare and private payors. Our products may not be considered cost-effective, and government and third-party private health insurance coverage and reimbursement may not be available to patients for any of our future products or sufficient to allow us to sell our products on a competitive and profitable basis. Our results of operations could be adversely affected by the MMA, the Health Care Reform Law, and additional prescription drug coverage legislation, by the possible effect of this legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future. In addition, increasing emphasis on managed care in the US will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability.

In some foreign countries, including major markets in the European Union and Japan, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take six to 12 months or longer after the receipt of regulatory marketing approval for a product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical study that compares the cost effectiveness of our product candidates to other available therapies. Such pharmacoeconomic studies can be costly and the results uncertain. Our business could be harmed if reimbursement of our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels.

We face potential product liability exposure, and, if successful claims are brought against us, we may incur substantial liability

The use of our product candidates in clinical studies and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;

•	withdrawal of clinical study participants;

•	costs of related litigation;

•	distraction of management’s attention from our primary business;

•	substantial monetary awards to patients or other claimants;

•	the inability to commercialize our product candidates; and

•	decreased demand for our product candidates, if approved for commercial sale.

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We currently do not have any product liability insurance coverage as we have not yet begun our clinical trials on our current product candidate. We plan on obtaining product liability insurance coverage prior to beginning our clinical trials. Our product liability insurance coverage for our clinical studies may not be sufficient to reimburse us for all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages

Our research and development activities involve the controlled use of potentially hazardous substances, including toxic chemical and biological materials. We could be held liable for any contamination, injury or other damages resulting from these hazardous substances. In addition, our operations produce hazardous waste products. While third parties are responsible for disposal of our hazardous waste, we could be liable under environmental laws for any required cleanup of sites at which our waste is disposed. Federal, state, foreign and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials. If we fail to comply with these laws and regulations at any time, or if they change, we may be subject to criminal sanctions and substantial civil liabilities, which may harm our business. Even if we continue to comply with all applicable laws and regulations regarding hazardous materials, we cannot eliminate the risk of accidental contamination or discharge and our resultant liability for any injuries or other damages caused by these accidents.

Any failure by our third-party manufacturers on which we rely to produce our preclinical and clinical drug supplies and on which we intend to rely to produce commercial supplies of any approved product candidates may delay or impair our ability to commercialize our product candidates

We intend to rely upon a small number of third-party manufacturers and active pharmaceutical ingredient formulators for the manufacture of our material for preclinical and clinical testing purposes and intend to continue to do so in the future. We also expect to rely upon third parties to produce materials required for the commercial production of our product candidates if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party manufacturing sources, or do so on commercially unreasonable terms, we may not be able to complete development of our product candidates or market them.

Reliance on third-party manufacturers entails risks to which we would not be subject if we manufactured product candidates ourselves, including reliance on the third party for regulatory compliance and quality assurance, the possibility of breach of the manufacturing agreement by the third party because of factors beyond our control (including a failure to synthesize and manufacture our product candidates in accordance with our product specifications) and the possibility of termination or nonrenewal of the agreement by the third party, based on its own business priorities, at a time that is costly or damaging to us. In addition, the FDA and other regulatory authorities require that our product candidates be manufactured according to current good manufacturing practices and similar foreign standards. Any failure by our third-party manufacturers to comply with current good manufacturing practices or failure to scale up manufacturing processes, including any failure to deliver sufficient quantities of product candidates in a timely manner, could lead to a delay in, or failure to obtain, regulatory approval of any of our product candidates. In addition, such failure could be the basis for action by the FDA to withdraw approvals for product candidates previously granted to us and for other regulatory action, including recall or seizure, total or partial suspension of production or injunction.

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We rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our clinical studies. There are a small number of suppliers for certain capital equipment and raw materials that we use to manufacture our drugs. Such suppliers may not sell these raw materials to our manufacturers at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical study unless we believe we have a sufficient supply of a product candidate to complete the clinical study, any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical study due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply of such product candidates, which would impair our ability to generate revenues from the sale of our product candidates.

Because of the complex nature of our compounds, our manufacturers may not be able to manufacture our compounds at a cost or in quantities or in a timely manner necessary to make commercially successful products. If we successfully commercialize any of our drugs, we may be required to establish large-scale commercial manufacturing capabilities. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical study and commercial manufacturing capacity. We have no experience manufacturing pharmaceutical products on a commercial scale and some of these suppliers will need to increase their scale of production to meet our projected needs for commercial manufacturing, the satisfaction of which on a timely basis may not be met.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue

We do not currently have an organization for the sales, marketing and distribution of pharmaceutical products and the cost of establishing and maintaining such an organization may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Guidelines and recommendations published by various organizations may adversely affect the use of any products for which we may receive regulatory approval

Government agencies issue regulations and guidelines directly applicable to us and to our product candidates. In addition, professional societies, practice management groups, private health or science foundations and organizations involved in various diseases from time to time publish guidelines or recommendations to the medical and patient communities. These various sorts of recommendations may relate to such matters as product usage and use of related or competing therapies. For example, organizations like the American Heart Association have made recommendations about therapies in the cardiovascular therapeutics market. Changes to these recommendations or other guidelines advocating alternative therapies could result in decreased use of any products for which we may receive regulatory approval, which may adversely affect our results of operations.

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Our management team is incomplete and we rely on our Chief Executive Officer and Chief Scientific Officer

Our management team is incomplete and we are continuing to search for and recruit managers for our business. Currently, we rely on our Chief Executive Officer and Chief Scientific Officer. There can be no assurance that we will be able to find and successfully recruit qualified managers. If we lose our Chief Executive Officer and Chief Scientific Officer or cannot recruit additional qualified managers, we are unlikely to have success in developing and commercializing our drug development assets.

Risks Related to Our Intellectual Property

If our or our licensors’ patent positions do not adequately protect our product candidates or any future products, others could compete with us more directly, which would harm our business

Our commercial success will depend in part on our and our licensors’ ability to obtain additional patents and protect our existing patent positions, particularly those patents for which we have secured exclusive rights, as well as our ability to maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the US and other countries. If we or our licensors do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our product candidates and delay or render impossible our achievement of profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the US, and we may encounter significant problems in protecting our proprietary rights in these countries.

The patent positions of biotechnology and pharmaceutical companies, including our patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We and our licensors will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;

•	we or our licensors were the first to file patent applications for these inventions;

•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;

•	any of our or our licensors’ pending patent applications will result in issued patents;

•	any of our or our licensors’ patents will be valid or enforceable;
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•	any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

•	we will develop additional proprietary technologies or product candidates that are patentable; or

•	the patents of others will not have an adverse effect on our business.

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We may be unable to adequately prevent disclosure of trade secrets and other proprietary information

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time- consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

Our current patent positions and license portfolio may not include all patent rights needed for the full development and commercialization of our product candidates. We cannot be sure that patent rights we may need in the future will be available for license to us on commercially reasonable terms, or at all

We typically develop our product candidates using compounds that we have in-licensed, including their original composition of matter patents and patents that claim the activities and methods for such compounds’ production and use to the extent known at that time. The Company acquired from PRP a license agreement with Brookwood Pharmaceuticals which is owned by Surmodics, Inc. The license agreement allows the Company to use certain controlled delivery technology owned by Brookwood that may prove useful in the delivery of basal insulin. The license agreement requires royalty payments to be made starting when commercial sales of products using the licensed technology occurs. As we learn more about the mechanisms of action and new methods of manufacture and use of these product candidates, we may file additional patent applications for these new inventions or we may need to ask our licensors to file them. We may also need to license additional patent rights or other rights on compounds, treatment methods or manufacturing processes because we learn that we need such rights during the continuing development of our product candidates.

Although our patents may prevent others from making, using or selling similar products, they do not ensure that we will not infringe the patent rights of third parties. We may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our product candidates or proposed product candidates. For example, because we sometimes identify the mechanism of action or molecular target of a given product candidate after identifying its composition of matter and therapeutic use, we may not be aware until the mechanism or target is further elucidated that a third party has an issued or pending patent claiming biological activities or targets that may cover our product candidate. US patent applications filed after November 29, 2000 are confidential in the US Patent and Trademark Office for the first 18 months after such applications’ earliest priority date, and patent offices in other countries often publish patent applications for the first time six months or more after filing. Furthermore, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If others obtain patents with conflicting claims, we may need to obtain licenses to these patents or to develop or obtain alternative technology.

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We may not be able to obtain any licenses or other rights to patents, technology or know-how from third parties necessary to conduct our business as described in this report and such licenses, if available at all, may not be available on commercially reasonable terms. Any failure to obtain such licenses could delay or prevent us from developing or commercializing our drug candidates or proposed product candidates, which would harm our business. Litigation or patent interference proceedings may be necessarily brought against third parties, as discussed below, to enforce any of our patents or other proprietary rights or to determine the scope and validity or enforceability of the proprietary rights of such third parties.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate

Our commercial success will depend in part on our ability to manufacture, use, sell and offer to sell our product candidates and proposed product candidates without infringing patents or other proprietary rights of third parties. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our product candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our or our licensors’ existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding the patentability of our inventions relating to our product candidates or the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

Even if we are successful in these proceedings, we may incur substantial costs and divert management time and attention in pursuing these proceedings. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain non-infringing technology, fail to defend an infringement action successfully or have our patents declared invalid, we may incur substantial monetary damages; encounter significant delays in bringing our product candidates to market; or be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products completely out of the market

Patents which prevent the manufacture or sale of our products may be issued to others. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits on sales to suffer.

We have been granted patents or licensed patents in the US, but patent applications that have been, or may in the future be, filed by us may not result in the issuance of additional patents. The scope of any patent issued may not be sufficient to protect our technology. The laws of foreign jurisdictions in which we intend to sell our products may not protect our rights to the same extent as the laws of the US.

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In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how. Litigation, which is expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. We may also choose to initiate litigation against other parties who we come to believe are infringing these patents. If such litigation is unsuccessful or if the patents are invalidated or canceled, we may have to write off the related intangible assets and such an event could significantly reduce our earnings. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

Risks Related to Our Capital Stock

There is a limited trading market for our common stock, which could make it difficult for you to liquidate an investment in our common stock, in a timely manner

Our common stock is currently traded on the OTCQB. Because there is a limited public market for our common stock, you may not be able to liquidate your investment when you want. We cannot assure you that an active trading market for our common stock will ever develop. The lack of an active public trading market means that you may not be able to sell your shares of common stock when you want, thereby increasing your market risk. Until our common stock is listed on an Exchange, we expect that it will continue to be listed on the OTCQB. However, an investor may find it difficult to obtain accurate quotations regarding the common stock’s market value. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

Holders of Series A Convertible Preferred Stock have substantial rights and ranks senior to our common stock

Our common stock ranks junior as to dividend rights, redemption rights, conversion rights and rights in any liquidation, dissolution or winding-up of the Company to the Series A Convertible Preferred Stock. Upon liquidation, dissolution or winding-up of the Company, the holders of the Series A Convertible Preferred Stock are entitled to a liquidation preference equal to the original purchase price of Series A Convertible Preferred Stock prior to and in preference to any distribution to the holders of our common stock. The holders of the Series A Convertible Preferred Stock are also entitled to an annual 8% dividend payable in cash or stock. Such rights could cause dilution of our common stock or limit our cash.

We cannot assure you that our common stock will become listed on a securities exchange and the failure to do so may adversely affect your ability to dispose of our common stock in a timely fashion

We plan to seek listing of our common stock on the NYSE MKT or the NASDAQ exchange as soon as reasonably practicable. In 2011, the NYSE MKT and the NASDAQ amended their listing rules to restrict the ability of companies that have completed reverse mergers to list their securities on such exchanges. In order to become eligible to list their securities on such exchanges, reverse merger companies must have had their securities traded on an over-the-counter market for at least one year, maintained a closing price of $4.00 or higher for not less than 30 of the most recent 60 days prior to the filing of an initial listing application and prior to listing, and timely filed with the SEC all required reports since the consummation of the reverse merger, including one annual report containing audited financial statements for a full fiscal year commencing after the date of the filing of the Form 8-K containing the Company’s Form 10 information. As such, we may not be able to satisfy the initial listing standards of the NYSE MKT or NASDAQ exchanges in the foreseeable future or at all. Even if we are able to list our common stock on such exchanges, we may not be able to maintain a listing of the common stock on such stock exchange

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The market price and trading volume of our common stock may be volatile, which may adversely affect its market price

The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;

•	limited trading activity;

•	the success or failure of our operating strategies and our perceived prospects; realization of any of the risks described in this section; failure to be covered by securities analysts or failure to meet the expectations of securities analysts;

•	a decline in the stock prices of peer companies; and

•	a discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the price you paid to acquire them. Furthermore, declines in the price of our common stock may adversely affect our ability to conduct future offerings or to recruit and retain key employees, including our managing directors and other key professional employees.

Your interest in us may be diluted if we issue additional shares of common stock

In general, stockholders do not have preemptive rights to any common stock issued by us in the future. Therefore, stockholders may experience dilution of their equity investment if we issue additional shares of common stock in the future, including shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our common stock or issue dividends to preferred stockholders. We currently have outstanding convertible promissory notes that we expect to convert into common stock in future financings in accordance with their terms. We intend to raise funds in the future by issuing common stock.

There is no public market for the Series A Convertible Preferred Stock or warrants to purchase common stock in this offering

There is no established public trading market for the Series A Convertible Preferred Stock or warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Series A Convertible Preferred Stock or warrants on any securities exchange. Without an active market, the liquidity of the Series A Convertible Preferred Stock or warrants will be limited.

The warrants may not have any value

The warrants will be exercisable for six years from the date of issuance at an initial exercise price per share equal to $[ ]. In the event that our common stock price does not exceed the exercise price of the warrants during the period when the warrants are exercisable, the warrants will expire without being exercised and will have no value.

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Holders of our warrants will have no rights as a common stockholder until they acquire our common stock

Until you acquire shares of our common stock upon exercise of your warrants, you will have no rights with respect to our common stock. Upon exercise of your warrants, you will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Our common stock may be considered a “penny stock”

Trades of our common stock are subject to Rule 15g-9 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

We have no current plan to pay dividends on our common stock and investors may lose the entire amount of their investment

We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment.

Risks Related to the Offering

Because our offering will be conducted on a “best efforts” basis, there can be no assurance that we can raise the money we need

The Placement Agent is offering the units on a “best efforts” basis, and the Placement Agent is under no obligation to purchase any units for their own account. The placement agent is not required to sell any specific number or dollar amount of securities in this offering but will use its best efforts to sell the securities offered in this prospectus supplement. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated. If the offering is not consummated or we receive less than the maximum proceeds, our business plans and prospects for the current fiscal year could be adversely affected.

We will have broad discretion as to the use of the net proceeds of this offering, and we may not use the proceeds effectively

Although we plan to use the net proceeds from this offering to fund the lease and renovations of a lab facility and for other corporate purposes, our management will have broad discretion as to the application of the net proceeds. We anticipate the net proceeds from this offering will last into 1st quarter of fiscal year ending June 30, 2015. Our stockholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use some of the net proceeds for corporate purposes that may not increase our market value or profitability.

You will experience immediate and substantial dilution in the book value of the shares you purchase in this offering

Investors purchasing shares of our common stock in this offering will pay more for their shares than the amount paid by most of our existing stockholders who acquired shares prior to this offering. Based upon the issuance and sale of [ ] shares of our common stock at an initial public offering price of $[ ] per share, you will incur immediate dilution of approximately $[ ] in the net tangible book value per share if you purchase our common stock in this offering.

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If we are not the subject of securities analyst reports or if any securities analyst downgrades our common stock or our sector, the price of our common stock could be negatively affected

Securities analysts may publish reports about us or our industry containing information about our Company or our competitors that may affect the trading price of our common stock. In addition, if a securities or industry analyst downgrades the outlook for our stock or one of our competitors’ stock, the trading price of our common stock may also be negatively affected.

USE OF PROCEEDS

Assuming all units are sold, we estimate that the net proceeds, before offering expenses, to us from this offering will be approximately $[ ] million. This amount does not include the proceeds which we may receive in connection with the exercise of the warrants. We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised. The offering does not specify any minimum sale of any specific number of units and, as a result, the net proceeds actually received by us may be considerably less than the estimated net proceeds above.

We intend to use the net proceeds of this offering to lease a lab facility and perform leasehold improvements on the lab facility as well as further our clinical trials and efforts to obtain regulatory approval of AB101, develop our product candidates, for research and development and for general corporate purposes, including working capital. We cannot precisely estimate the allocation of the net proceeds from this offering. Accordingly, our management will have broad discretion in the application of the net proceeds of this offering. Pending the use of net proceeds, we intend to invest these net proceeds in certificates of deposit or direct or guaranteed obligations of the U.S. government.

While we are planning to receive net proceeds of $[   ], in the event we raise a lesser amount we will alter our plans for the use of proceeds focusing on commencing animal and Phase 1 studies. Specifically, if were only able to sell approximately 10% of the maximum units registered, we would use a substantial portion of that cash to commence our animal and Phase 1 studies outside the US to establish an early proof of concept as a basis to raise additional funds with the balance of the proceeds being used for general and administrative expenses. If we are able to sell only 25% of the maximum units registered we would similarly commence our preclinical and Phase 1 studies as well as considering making additional AB101 material in a small leased facility to further our future clinical studies. Finally, if we are able to sell only 50% of the maximum units registered, we would do our preclinical and Phase 1 and 2 studies outside the US and we would seek to enter into a lease for a facility in the Denver, Colorado area where we could establish and scale up manufacturing and hire additional personnel.

DILUTION

Our net tangible book value as of September 30, 2013 was approximately $(4,898,773), or approximately $(0.12) per share of common stock. Net tangible book value per share is equal to our total tangible assets less our total liabilities, with this amount divided by the number of shares of common stock outstanding as of September 30, 2013. After giving effect to the sale of [ ] units consisting of (1) one share of Series A Convertible Preferred Stock and (2) one warrant exercisable for [ ] shares of common stock, assuming the conversion of all the shares of Series A Convertible Preferred Stock sold in the offering the conversion price of $[ ], which was [ ]% of the last reported sale price for our common stock on [ ], 2013 (and excluding shares of common stock issuable upon exercise of warrants), after deducting the placement agent’s fees and estimated expenses of this offering, our as adjusted net tangible book value would have been approximately $[ ], or $[ ] per share of common stock. Assuming the completion of this offering, this represents an immediate increase in net tangible book value of $[ ] per share to our existing stockholders and an immediate dilution of $[ ] per share to anyone who purchases our Series A Convertible Preferred Stock and warrants in this offering. The following table illustrates this calculation on a per share basis:

Public offering price per unit		[ ]
Net tangible book value per share as of September 30, 2013	(0.12)
Increase per share attributable to the offering	[ ]
Adjusted net tangible book value per share as of September 30, 2013 after giving effect to this offering		[ ]
Dilution per share to new investors		[ ]

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The foregoing table is based on 40,000,000 shares of common stock outstanding as of September 30, 2013 and assumes no exercise of warrants or options or issuances of shares of common stock since September 30, 2013. In addition, the table does not take into effect further dilution to new investors that could occur upon the exercise of the outstanding options and warrants having an exercise price less than the per share offering price to the public in this offering.

In addition, the calculation in the foregoing table does not take into account any of the following:

•	110,000 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.85 per share;
•	248,542 shares of common stock issuable upon the exercise of outstanding warrants with a weighted average exercise price of $0.33 per share;
•	1,400,000 shares of common stock issuable upon the exercise of outstanding warrants with an exercise price that will be determined at the time of a qualified financing.
•	9,050,000 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $0.75 per share.
•	[ ] shares of common stock issuable upon the conversion of outstanding convertible notes with a conversion price per share to be determined at the time of a qualified financing and [ ] shares of common stock issuable for warrants issued with the conversion of the outstanding convertible notes; and
•	[ ]shares of common stock issuable upon exercise of warrants to be issued in connection with this offering.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 200,000,000 shares of common stock, $0.001 par value per share, and 20,000,000 shares of preferred stock in one or more series, $0.001 par value per share.

Common Stock

As of November 8, 2013, there were 40,000,000 shares of our common stock outstanding held of record by 53 stockholders. In addition, there are outstanding notes, options, warrants and rights to acquire additional shares of common stock and an obligation to issue Mr. Howe additional options to purchase common stock.

Holders of the common stock are entitled to one vote per share on all matters submitted to the stockholders for a vote. There are no cumulative voting rights in the election of directors. The shares of common stock are entitled to receive such dividends as may be declared and paid by the Board of Directors out of funds legally available therefor and to share, ratably, in the net assets, if any, of AntriaBio upon liquidation. The stockholders have no preemptive rights to purchase any shares of our capital stock.

The transfer agent for the common stock is VStock, Cedarhurst, New York. Our common stock is traded on the OTCQB and is quoted under the symbol “ANTB”.

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Series A Convertible Preferred Stock

General

Our certificate of incorporation authorizes 20,000,000 shares of preferred stock. Our Board is authorized, without further stockholder action, to establish various series of preferred stock from time to time and to determine the rights, preferences and privileges of any unissued series including, among other matters, any dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms, the number of shares constituting any such series, and the description thereof and to issue any such shares. Our Board will designate [ ] shares of preferred stock as Series A Convertible Preferred Stock.

Although we have not designated the rights of the Series A Convertible Preferred Stock, we anticipate the terms of such shares will be as follows:

Dividends

Until the third anniversary of the date of issuance of the Series A Convertible Preferred Stock, each holder of the Series A Convertible Preferred Stock is entitled to receive dividends at the rate of 8% per annum of the original purchase price for each share of Series A Convertible Preferred Stock held by such holder. We can elect to pay the dividends in cash or, subject to certain equity conditions as described in the certificate of designation, in duly authorized, validly issued, fully paid and non-assessable shares of common stock, or a combination thereof. If we pay the dividends in shares of common stock, the shares used to pay the dividends will be valued at 90% of the average volume weighted average price for the 20 consecutive trading days ending on the trading day immediately prior to the applicable dividend payment date.

Liquidation Preference

The Series A Convertible Preferred Stock ranks, with respect to rights upon liquidation, winding-up or dissolution, (1) senior to common stock, (2) senior to any series of preferred stock ranked junior to the Series A Convertible Preferred Stock, and (3) junior to all existing and future indebtedness of the Company.

Voting Rights

Except as required by law, holders of the Series A Convertible Preferred Stock will not have rights to vote on any matters, questions or proceedings, including the election of directors. However, as long as any shares of Series A Convertible Preferred Stock are outstanding, we will not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A Convertible Preferred Stock, (1) alter or change adversely the powers, preferences or rights given to the Series A Convertible Preferred Stock or alter or amend the certificate of designation, (2) authorize or create any class of stock ranking as to dividends, redemption or distribution of assets upon liquidation senior to, or otherwise pari passu with, the Series A Convertible Preferred Stock, (3) amend our certificate of incorporation or other charter documents in any manner that adversely affects any rights of the holders of Series A Convertible Preferred Stock, (4) increase the number of authorized shares of Series A Convertible Preferred Stock, or (5) enter into any agreement with respect to any of the foregoing.

Delaware Law

Notwithstanding certain protections which we intend to include in the certificate of designation for holders of Series A Convertible Preferred Stock, Delaware law also provides holders of preferred stock with certain rights. The holders of the outstanding shares of Series A Convertible Preferred Stock will be entitled to vote as a class upon a proposed amendment to the certificate of incorporation if the amendment would:

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•	increase or decrease the aggregate number of authorized shares of Series A Convertible Preferred Stock;
•	increase or decrease the par value of the shares of Series A Convertible Preferred Stock; or
•	alter or change the powers, preferences, or special rights of the shares of Series A Convertible Preferred Stock so as to affect them adversely.

Anti-Dilution Protection

The Series A Convertible Preferred Stock will be subject to anti-dilution provisions until such time that (1) for 25 trading days during any 30 consecutive trading days period, the volume weighted average price of the Company’s common stock exceeds $[ ], (2) the underlying common stock is up-listed to the NYSEMKT or NASDAQ exchange, or (3) one year from the execution of the Securities Purchase Agreement.

Conversion

Subject to certain ownership limitations as described below, the Series A Convertible Preferred Stock will be convertible at any time at the option of the holder into shares of our common stock at a conversion ratio determined by dividing the original purchase price of the Series A Convertible Preferred Stock by a conversion price of $[ ] per share. The conversion price is subject to adjustment in the case of stock splits, stock dividends, combinations of shares and similar recapitalization transactions. In addition, until such time that for at least 25 trading days during any 30 consecutive trading days, the volume weighted average price of our common stock exceeds 150% of the initial conversion price, if we sell or grant any option to purchase or sell any common stock or common stock equivalents entitling any person to acquire shares of common stock at an effective price per share that is lower than the Base Conversion Price, then the conversion price shall be reduced to equal the Base Conversion Price.

Subject to limited exceptions, a holder of shares of Series A Convertible Preferred Stock will not have the right to convert any portion of its Series A Convertible Preferred Stock if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to its conversion.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the Series A Convertible Preferred Stock will be entitled to receive upon conversion the same kind and amount of securities, cash or property which the holders would have received had they converted the Series A Convertible Preferred Stock immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the Series A Convertible Preferred Stock.

Mandatory Conversion

The Series A Convertible Preferred Stock will automatically convert into common stock on the earliest of: (i) should the underlying Company common stock trade at 150% of the conversion price for any 25 of 30 consecutive trading days (subject to volume restrictions) while there is an effective registration statement, (ii) on the date the underlying Company Common Stock is up listed to the NYSE MKT or NASDAQ exchange, or (iii) 36 months from the date of the execution of the securities purchase agreements.

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Liquidation

Upon any liquidation, dissolution or winding up of the Company after payment or provision for payment of debts and other liabilities of the Company, but before any distribution or payment is made to the holders of any junior securities, the holders of Series A Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to the original purchase price per share, after which any remaining assets of the Company shall be distributed among the holders of the other class or series of stock.

Warrants

The material terms and provisions of the warrants being offered pursuant to this Prospectus are summarized below. However, this summary of some provisions of the warrants is not complete. For the complete terms of the warrants, you should refer to the form warrants filed as an exhibit to the registration statement on Form S-1 of which this Prospectus is a part.

Each unit includes a warrant to purchase [ ] shares of common stock. Warrants will entitle the holder to purchase shares of common stock for an exercise price equal to $[ ] per share. Subject to certain limitations as described below, the warrants are exercisable beginning ________, 2013 and expire on the sixth anniversary of the initial exercise date. Subject to limited exceptions, a holder of warrants will not have the right to exercise any portion of its warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to such exercise.

The exercise price and the number of shares issuable upon exercise of the warrants is subject to appropriate adjustment in the event of recapitalization events, stock dividends, stock splits, stock combinations, reclassifications, reorganizations or similar events affecting our common stock, and also upon any distributions of assets, including cash, stock or other property to our stockholders. The warrant holders must pay the exercise price in cash upon exercise of the warrants unless there is not an effective registration statement covering the issuance of the shares underlying the warrants (in which case, the warrants may be exercised via a “cashless” exercise provision). After the close of business on the expiration date, unexercised warrants will become void.

In addition, in the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchange for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding common shares, then following such event, the holders of the warrants will be entitled to receive upon exercise of the warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the warrants.

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Upon the holder’s exercise of a warrant, we will issue the shares of common stock issuable upon exercise of the warrant within three business days following our receipt of notice of exercise and payment of the exercise price, subject to surrender of the warrant.

Prior to the exercise of any warrants to purchase common stock, holders of the warrants will not have any of the rights of holders of the common stock purchasable upon exercise, including the right to vote or to receive any payments of dividends on the common stock purchasable upon exercise.

PLAN OF DISTRIBUTION

Ladenburg Thalmann & Co. Inc., which we refer to herein as the Placement Agent, has agreed to act as placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated ________, 2013. The Placement Agent is not purchasing or selling any units offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of units, but has agreed to use its reasonable best efforts to arrange for the sale of the units offered hereby. Therefore, we will enter into a purchase agreement directly with investors in connection with this offering and we may not sell the entire amount of units offered pursuant to this prospectus.

We have agreed to pay the Placement Agent a placement agent’s fee equal to nine and one-half percent (9.5%) of the aggregate gross purchase price of the units sold in this offering.

In addition, we have agreed to issue to the Placement Agent, or its designees, warrants exercisable for a number of shares of common stock equal to 2% of the aggregate number of shares of common stock issuable upon conversion of the Series A Convertible Preferred Stock sold in this offering (excluding any shares of common stock issuable upon exercise of the warrants). The placement agent warrants will have the substantially same terms as the warrants offered hereunder, except that the placement agent warrants will have an exercise price of 125% of the conversion price of the Series A Convertible Preferred Stock, or $[ ] per share, and the expiration date shall be three (3) years from the effective date of this registration statement. The placement agent warrants shall not have any anti-dilution provision and shall provide for piggyback registration rights for the term of the warrants. Pursuant to FINRA Rule 5110(g)(1), neither the placement agent warrants nor any shares of common stock issued upon exercise of the placement agent warrants may be sold, transferred, assigned, pledged, or hypothecated, or be subject to any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of such securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the public offering, except the transfer of any security:

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(i)	by operation of law or by reason of our reorganization;

(ii)	to any FINRA member firm participating in the offering and the officers and partners thereof, if all securities so transferred remain subject to the lock-up restriction described above for the remainder of the time period;

(iii)	if the aggregate amount of our securities held by the Placement Agent or related person does not exceed 1% of the securities being offered;

(iv)	that is beneficially owned on a pro-rata basis by all equity owners of an investment fund, provided that no participating member manages or otherwise directs investments by the fund, and participating members in the aggregate do not own more than 10% of the equity in the fund; or

(v)	the exercise or conversion of any security, if all securities received remain subject to the lock-up restriction set forth above for the remainder of the time period.

We will also reimburse the Placement Agent for its reasonable out-of-pocket expenses, including, without limitation, fees and expenses of counsel to the Placement Agent, on an accountable basis in an amount up to $[ ], subject to compliance with FINRA Rule 5110(f)(2)(D). In addition, subject to FINRA Rule 5110(f)(2)(D), we have granted to the Placement Agent a right of first refusal with respect to additional raises of funds by means of a public offering or a private placement of equity or debt securities using an underwriter or placement agent during the 18 months following the closing of the offering pursuant to this prospectus.

The following table shows the per unit and total placement agent’s fees that we will pay to the Placement Agent in connection with the sale of the shares and warrants offered pursuant to this prospectus assuming the purchase of all of the units offered hereby.

Per unit placement agent’s fees	$ [ ]
Maximum offering total	$ [ ]

Because there is no minimum amount required as a condition to the closing in this offering, the actual total offering commissions, if any, are not presently determinable and may be substantially less than the maximum amount set forth above. Our obligations to issue and sell units to the purchasers is subject to the conditions set forth in the securities purchase agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase units is subject to the conditions set forth in the securities purchase agreement as well, which may also be waived.

We estimate the total offering expenses in this offering that will be payable by us, excluding the placement agent's fees, will be approximately $[ ] which include legal, accounting and printing costs, various other fees and reimbursement of the placement agent's expenses. The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement and the securities purchase agreement. A copy of the placement agent agreement and the form of securities purchase agreement with investors are included as exhibits to the Registration Statement on Form S-1 of which this Prospectus forms a part.

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the units sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the Securities Act and the Exchange Act including without limitation, Rule 415 (a)(4) under the Securities Act and Rule 10b- 5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of common stock and warrants by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

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•	may not engage in any stabilization activity in connection with our securities; and
•	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Indemnification

Pursuant to the Placement Agency Agreement, we have agreed to indemnify Ladenberg Thalmann & Co. Inc. against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the Placement Agency Agreement, or to contribute to payments which Ladenberg Thalmann & Co. Inc. or other indemnified parties may be required to make in respect of any such liabilities.

Determination of Offering Price

In determining the offering price for the shares of common stock, warrants, shares of the Series A Convertible Preferred Stock, the exercise price of the warrants and the conversion price of the Series A Convertible Preferred Stock, the Company will consider a number of factors including, but not limited to, the current market price of our common stock, trading prices of our common stock over a period of time, the illiquidity and volatility of our common stock prevailing market conditions, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours. Once the offering price has been determined, the common stock offering price, warrant offering price and the Series A Convertible Preferred Stock conversion price will remain fixed for the duration of the offering. In addition to prevailing market conditions, the factors considered in determining the initial public offering price were our financial information, our historical performance, our future prospects and the future prospects of our industry in general, our capital structure, estimates of our business potential and earnings prospects, the present state of our development and an assessment of our management and the consideration of the above factors in relation to market valuation of companies engaged in businesses and activities similar to ours. It is also possible that after the offering, the shares of common stock will not trade in the public market at or above the offering price.

State Blue Sky Information

We intend to offer and sell common stock offered hereby to institutional investors in certain states. However, we will not make any offer of these securities in any jurisdiction where the offer is not permitted or exempted.

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DESCRIPTION OF BUSINESS

ANTRIABIO, INC.

Our Corporate History

We were incorporated under the name "Fits My Style Inc." on July 26, 2010, as a corporation organized under the laws of the State of Nevada. From inception until the consummation of the reverse merger, the principal business of the Company was in consumer retail technology. During that time, we had no revenue and our operations were limited to capital formation, website development, and refining of our business plan. As a result of the acquisition of AntriaBio Delaware, Inc. (“Antria Delaware”), on January 31, 2013, we ceased our prior operations.

Effective January 10, 2013, we effectuated the following corporate actions: (i) change our state of incorporation from Nevada to Delaware (“Reincorporation”); (ii) change our name from "Fits My Style Inc." to "AntriaBio, Inc." (“Name Change”); and (iii) effect a 6 for 1 forward stock split (“Forward Split”) of the outstanding shares of our common stock.

Antria Delaware was formed as a Delaware corporation in March 2010 under the name "AntriaBio, Inc." Effective January 10, 2013, Antria Delaware changed its name from "AntriaBio, Inc." to "AntriaBio Delaware, Inc."

Antria Delaware was formed with the express purpose of acquiring the assets of PR Pharmaceuticals, Inc. ("PRP"). PRP was a company that developed proprietary technology to be used with active pharmaceutical ingredients to create sustained release injectable formulations. On January 31, 2013, the Asset Purchase with PRP was closed and upon closing, PRP’s lead product candidate, a potential once-a-week basal insulin injection for the diabetes market, became our lead product candidate (AB101).

Acquisition of Antria Delaware

On January 31, 2013, we entered into and closed the Share Exchange and Reorganization Agreement to acquire Antria Delaware through: (i) the purchase of all of Antria Delaware's issued and outstanding shares of its common Stock; and (ii) the assumption of any options, warrants or convertible securities of Antria Delaware. In exchange we issued 35,284,000 shares of our common stock representing approximately 88.2% of the Company’s issued and outstanding capital stock. Antria Delaware is now our wholly-owned operating subsidiary and our business is Antria Delaware’s business.

Our Company

We are an early-stage development company focused on developing and commercializing proprietary technology to be used with active pharmaceutical ingredients to create sustained release injectable formulations. Our strategy is to develop products such as AB101 and AB201 for the diabetes market using our proprietary sustained release formulation capabilities with known pharmaceutical agents and FDA approved delivery technologies. We believe that this strategy increases the probability of technical success while reducing safety concerns, approval risks and development costs. We also believe that our approach can result in differentiated, patent-protected products that provide significant benefits to patients and physicians.

Two distinct aspects set apart our technology from others. One, the drug is PEGylated in a site-specific manner. PEGylated is human insulin with a polyethyleneglycol (PEG) chain attached to it. PEG is present in several marketed pharmaceutical products. Two, the PEGylated insulin is encapsulated in biodegradable microspheres made from poly(lactide-glycolide) co-polymer Poly(lactide-glycolide) co-polymer is a biodegradable polymer which, upon injection, degrades into lactic and glycolic acid in a gradual manner. The degradation of the co-polymer causes release of PEGylated insulin in a controlled fashion. using a novel emulsification device. Our intellectual property covers both aspects. Microspheres prepared this way have a uniform distribution of the drug inside, compared to others where islands or pockets of drug are typically observed.

The Market

Diabetes is a chronic, life-threatening disease for which there is no known cure. In normal, healthy individuals, the pancreas produces sufficient insulin to ensure proper control of glucose levels. The pancreas produces a steady, low level of insulin known as “basal” insulin, which regulates blood glucose levels between meals and during the nighttime. After a person eats a meal, blood glucose levels rise rapidly and the pancreas responds with a marked and transient increase in insulin secretion, the prandial insulin release, to bring glucose levels back to the normal range.

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Diabetes is marked by high levels of blood glucose (“hyperglycemia”) resulting from defects in insulin production, insulin action or both. According to the International Diabetes Federation, approximately 366 million people suffer from the disease worldwide and this number is expected to reach approximately 550 million by 2030 as a result of an aging population, diets and lifestyles. In the US alone, the American Diabetes Association and the Centers for Disease Control and Prevention estimate that there are 25.8 million people with diabetes, of which an estimated seven million are currently undiagnosed. Furthermore, the diagnosed and undiagnosed diabetes population, which represented 8.3% of the US population in 2011, is expected to grow by almost two million new cases each year. Complications associated with diabetes include, but are not limited to, heart disease, kidney disease, eye disease, neurological deterioration and amputations.

In the following illustration, the diabetes product market by segment is shown. It demonstrates a rapid increase in this market.

Source: MedMarket Diligence Report #D510: Diabetes Management: Products, Technologies, Markets and Opportunities Worldwide 2009-2018.

Type 1 diabetes develops when the body’s immune system destroys pancreatic beta cells which are the only cells in the body that make the hormone insulin that regulates blood glucose. To survive, people with Type 1 diabetes must have insulin delivered by injection or a pump and this form of diabetes usually strikes children and young adults, although disease onset can occur at any age. Type 1 diabetes accounts for approximately 5% of all diagnosed cases of diabetes. There is no way to prevent Type 1 diabetes, but several clinical trials attempting to establish a prevention for the disease are currently in progress or are being planned.

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Type 2 diabetes accounts for approximately 90% to 95% of all diagnosed cases and usually begins as insulin resistance, a disorder in which the cells do not use insulin properly. As the need for insulin rises, the pancreas gradually loses its ability to produce it. Type 2 diabetes is associated with older age, obesity, family history of diabetes, history of gestational diabetes, impaired glucose metabolism, physical inactivity, and race/ethnicity. Type 2 diabetes requires a multifaceted treatment approach. The traditional treatment approach initially consists of strategies that do not involve drugs or medicine, such as diet and exercise. The goals of these non-medicinal strategies are to reduce body weight and plasma glucose by reducing caloric intake and to increase glucose uptake by stimulating skeletal muscles.

Although highly effective in some patients, only a small minority is able to maintain the diet and exercise required for long-term glucose control. Eventually, most patients require pharmaceutical intervention which typically begins with the administration of various classes of anti-diabetic drugs such as metformin, sulfonylurea, thiazolidinediones and incretins. Among other effects, these drugs either help the body produce insulin or improve how the body utilizes the insulin it produces. Eventually, many patients with Type 2 diabetes resort to insulin therapy to manage their hyperglycemia. Unfortunately, the step-wise approach to therapy tends to be extremely prolonged with many patients remaining chronically hyperglycemic for several years.

We face competition from pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. In particular, if we successfully commercialize AB101, our product candidate would compete directly against Lantus, Levemir and Novo Nordisk’s Tresiba, which is pending FDA approval. Each of these drugs is backed by a large pharmaceutical company with substantially greater financial, marketing and development resources than AntriaBio. Further, the pharmaceutical and biotechnology industries are very competitive and are characterized by rapid and continuous technological innovation.

We believe that there are a number of potential drugs in preclinical studies and clinical trials to treat diabetes that may result in effective, commercially successful treatments, including drugs that may be in development by Sanofi, Novo Nordisk and other organizations. Each of these therapies and others may compete with AB101.

Our Products and Technology

AB101

AB101 is a PEGylated basal insulin that has been formulated in biodegradable microspheres to be injected weekly to treat patients with Type 1 and Type 2 diabetes who require basal insulin to control hyperglycemia. AB101 is currently in preclinical development and we plan on initiating clinical trials outside the US this year. The weekly injection has been designed with a release profile to result in low, but sustained, insulin levels that will supplement the effects of endogenous and exogenous insulin and complement the effects of orally administered hypoglycemic agents. Endogenous insulin is insulin produced by the pancreas in the human body. Exogenous insulin is insulin delivered by administration of AB101.

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We believe that a once-a-week injection of AB101, if approved, will result in greater patient compliance and set a new standard in basal insulin therapy. The current standard of care for Type 1 diabetes includes injections of insulin and insulin analogs taken multiple times a day, and once-a-day basal insulin. The specific treatment depends on individual characteristics of the patient such as age, gender, other diseases such as cardiovascular disease and cancer, how long the patient has Type 1 diabetes, the fasting plasma glucose levels and glycosylated hemoglobin levels. The current standard of care for Type 2 diabetes initially includes oral drugs that stimulate the pancreas to produce more insulin such as metformin and sulfonylurea. In patients with a more advanced Type 2 diabetes as a result of a pancreas that produces little insulin, the injectable drugs listed above for type 1 diabetes are added to the treatment regimen depending on the individual characteristics of the patient. When AB101 is added as a once-a-week therapy to the treatment regimen we believe that the total number of injections a patient takes multiple times a day or once a day will be reduced, thereby reducing the total cost of treatment and increasing patient comfort. Further, we believe that episodes of non-adherence to the taking injections multiple times a day will be reduced with the once-a-week AB101 injection resulting in a greater patient compliance. In North America, basal insulin already commands a 47% share of total insulin usage. Currently, each year Sanofi-Aventis sells more than $5 billion of Lantus, a daily injectable basal insulin therapy while Novo Nordisk sells more than $2 billion a year of its twice daily injectable basal insulin Levemir. Our once-a-week injection would provide seven days of basal insulin coverage with the potential to significantly improve the treatment paradigm. Furthermore, there is an opportunity for AB101 to enter new markets outside of North America where basal insulin has limited penetration. Basal insulin represents 36% of all insulin use in Europe, 29% of all insulin use in Japan and Korea, 13% of all insulin use in China, and 26% of all insulin use in rest of world. Further, as a result of AB101’s weekly injection profile, it has the potential to be used in diabetic patients who are using oral agents, but not insulin (regular or basal). According to the United States Centers for Disease Control, 58% of all individuals with diabetes use oral medications only, and 16% use no medication at all. It is generally believed that the reluctance to initiate insulin therapy is a result of resistance to take multiple injections for both regular and current long-acting insulin as well as the multiple finger sticks needed to monitor blood glucose levels.

We have completed most of the critical analytical methods for AB101 and we have successfully scaled production to support our development needs through early Phase 2 clinical studies. The critical analytical methods include determination of the strength of the drug, kinetics of how the drug is released, and other physical and chemical attributes such as particle size, residual solvents. The scaled production results in up to 250g of AB101 per batch. We have designed and will install manufacturing equipment and manufacture multiple batches of AB101 under aseptic processing conditions. Aseptic processing produces sterile product. We have also conducted various preclinical studies with the AB101 formulation with the objective of demonstrating a desirable insulin release profile along with favorable handling characteristics. Our preclinical studies have shown the following:

1.	Minimal burst of drug – AB101 is designed to deliver seven days of basal insulin and our proprietary formulation and processing parameters provide minimal release (less than 1% of the weekly dose) of insulin immediately after injection followed thereafter by a sustained insulin release over the intended dosing interval;

2.	Uniform and predictable pharmacokinetics and pharmacodynamics – After a lag of approximately three days, our formulation is released uniformly over a 10-day period without batch variability and at a constant rate for approximately one week after treatment;

3.	Repeatable kinetics – The pharmacokinetic profile from one injection to another is repeatable and the pattern and magnitude of drug release is almost identical from one injection to the next;

4.	Steady-state drug levels with repeat dosing – In animals we were able to obtain repeat-dose steady-state levels, with minimal peak-to-trough variation, after the second injection. We believe this provides proof-of-concept that steady-state basal levels of insulin are achievable with a single once-a-week injection that can be managed to a specific dose level for individual patient needs;

5.	Preservation of protein integrity and biological activity – Our proprietary formulation and manufacturing method preserves the integrity and biological activity of insulin and our formulation behaves like recombinant human insulin in terms of activation of the insulin receptor and insulin signaling cascade; and

6.	No injection site reaction – Inflammation or other adverse signs at the injection site using our microsphere delivery technology are rare and appear to be a result of the injection technique and not AB101.

In preclinical studies, in which a single injection of a formulation of PEGylated insulin in microspheres was administered subcutaneously to diabetic rats, a significant glycemic response was observed. In the following illustration, the triangles show that the glucose level remains high when no drug was administered. When three different lots (circles, squares and diamonds) of the formulation were administered, the glucose level comes to the normal range and then goes back up. These data not only demonstrate glycemic response, but also show reproducibility of the response.

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Glucose Levels in Diabetic Rats following a single SC Administration of PEG-insulin Microspheres compared to Untreated Diabetic Controls

Source: Journal of Controlled Release, Volume 104, Issue 3, 2 June 2005, Pages 447-460. PEGylated insulin in PLGA microparticles. In vivo and in vitro analysis. By: Kenneth D. Hinds, Kathleen M. Campbell, Kathleen M Holland, Danny H. Lewis, Claude A. Piche, Paul G. Schmidt.

AB201 (Long acting GLP-1)

AB201 is a long acting glucagon-like peptide-1 and is a product concept that is in the early stages of development. Glucagon-like peptide-1 (“GLP”) is a naturally occurring peptide in the intestine that helps control glucose levels by stimulating the pancreas to produce insulin, reducing the amount of glucose that is produced by the liver, reducing the rate at which the stomach digests food and empties into the small intestine (gastric emptying) and curbing the appetite and the amount of food that is consumed. Endogenous GLP production is reduced in patients with Type 2 diabetes and as a result there is a growing market for synthetic analogs of the peptide.

We believe that our technology has the potential to support development of a long-acting GLP that could be differentiated in terms of dosing frequency (once per month dosing as opposed to daily or weekly dosing), improved kinetics (reduced burst and thus potentially more favorable adverse event profile or reduced dose) and reduced immunogenicity (PEGylated native glucagon-like peptide-1 may be less immunogenic than glucagon-like peptide-1 analogs). Immunogenicity is the ability of the human body to produce antibodies against the peptide. When such antibodies are produced, they have the potential to bind the peptide and reduce efficiency of the peptide drug.

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Intellectual Property

Our ability to protect and use our intellectual property in the continued development and commercialization of our technologies and products and to prevent others from infringing on our intellectual property is crucial to our success. Our patent strategy is to augment our current portfolio by continually applying for patents on new developments and obtaining licenses where necessary for promising product candidates and related technologies. Our issued patents and patent applications provide protection for our core technologies. Our central patent is entitled “Method for preparation of site-specific protein conjugates” (PCT Publication WO 2004/091494). This patent contains product-by-process claims. The technology underlying this patent consists of methods to achieve site-specific PEGylation of insulin , as well as methods to encapsulate PEGylated insulin in microspheres. This patent is is granted in Europe and Australia. We are in the process of obtaining the granted patent in Europe to issue in individual European countries. This patent is pending in the US, Canada, Japan, China, Hong Kong, Brazil and India. The expiration date of this patent is April, 2024. In addition, we intend to file a variety of other patent applications to protect our intellectual property.

We also rely in part on confidentiality agreements to protect trade secrets and know-how that is not patentable. Our policy is to require our employees, consultants, contractors, manufacturers, outside scientific collaborators and sponsored researchers, board of directors, technical review board and other advisors to execute confidentiality agreements upon the commencement of employment or consulting relationships with us. These agreements provide that all confidential information developed or made known to the individual during the course of the individual’s relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. We also require signed confidentiality or material transfer agreements from any third party that is to receive our confidential information. In the case of employees, consultants and contractors, the agreements provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of AntriaBio, Inc. However, there can be no assurance that all persons who we desire to sign such agreements will sign, or if executed that these agreements will not be breached. Further, there may not be adequate remedies for any breach and our trade secrets and know-how may become known or be independently developed by competitors.

Licensed Intellectual Property

The Company acquired from PRP a license agreement with Brookwood Pharmaceuticals (“Brookwood”) which is owned by Surmodics, Inc. The license agreement allows the Company to use controlled delivery technology owned by Brookwood that may prove useful in the delivery of basal insulin. The license agreement requires royalty payments to be made starting 30 days after the first commercial sale occurs of products using the licensed technology. The royalty payments are to be 3% of net sales if at least 80% of the product used is manufactured by Brookwood or 5% of net sales if less than 80% of the product used is manufactured by Brookwood. The license agreement will terminate when royalty payments are no longer required to be made or if terminated by the Company. Royalty payments are required for the longer of the length of any validly issued patent for the technology licensed or ten years from the date of the first commercial sale.

Our Strategy

As a precursor to clinical studies, in 2013 we will study the pharmacokinetics and pharmacodynamics of AB101 in two animal species. The pharmacokinetic study will provide information on how much drug is released over time. The pharmacodynamics study will provide information on how the glucose levels change over time. We are currently making preparations to fill and finish preclinical AB101 material that was preserved and acquired from PRP. Further, we believe that we have enough AB101 clinical material to support our Phase 1 through early Phase 2 trial, but we anticipate needing additional material to finalize our Phase 2 study. In 2014 we plan on making new supplies of AB101 clinical material to support the end of the Phase 2 study and follow-on studies. The material acquired from PRP includes approximately 30g of AB101 microspheres for preclinical studies and another 30g of microspheres for clinical trials. This material is adequate to complete the clinical trials outside the US described below.

If our preclinical studies are successful, we will conduct two clinical trials outside the US in approximately 40 patients to determine the safety, dose and indications of efficacy of AB101.

Our first clinical trial will be a Phase 1 single ascending dose safety/pharmacokinetics/pharmacodynamics study in 10-20 patients with Type 1 diabetes. We have engaged a contract research organization to conduct this study in Russia. In a dose escalating design, subjects will receive a single dose of subcutaneously injected AB101. The primary outcome of the study is the presence of hypoglycemic episodes, if any. A hypoglycemic episode is one in which the glucose levels are too low. Patients with Type 1 diabetes start with a glucose level that is too high, and are then treated with AB101. As the dose of AB101 is increased, the glucose level begins to decrease towards the normal glucose level. As the dose is increased further, the glucose level decreases to a point at which it is too low. When that happens (the hypoglycemic episode), the dose of AB101 will be considered the maximum tolerated dose. This initial trial should provide valuable information on the kinetic profile as well as the pharmacodynamics and relative bioavailability of AB101. We plan to initiate this study in 2nd half of 2014 and have final results by the end of 4th quarter of 2014.

Our second study will be a Phase 2 trial to compare the glucose-lowering effect of AB101 with that of insulin glargine (Lantus). We plan on carrying out this study in Russia. Approximately 20 patients with Type 1 diabetes will receive Lantus over several weeks to reach steady state insulin and glucose levels. Next, each patient will receive either a single dose of AB101 per week, or an injection per day for seven days of Lantus. Patients will be monitored for glucose and insulin levels until a steady state is achieved (which we anticipate will be between two and three weeks) and at this point their therapies will be switched from Lantus to AB101 or vice versa and the study will progress until an additional steady state is achieved. The pharmacodynamic and pharmacokinetic properties of the different insulin preparations will be recorded throughout the study. We plan on initiating this trial in 4th quarter 2014 and have final results by the end of 2nd quarter 2015. There is no guarantee that the Phase 1 and Phase 2 trials will be successful. If these initial trails are successful, we plan to file an Investigational New Drug application (“IND”) with the FDA.

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If these initial clinical trials are successful, we plan on filing an investigational new drug application (“IND”) with the FDA and conducting new Phase 1 and 2 studies in the US. In order to secure regulatory approval in the US, we are planning on multiple Phase 3 studies to compare the safety and efficacy of AB101 with Lantus in open-label, randomized, parallel studies of approximately 1000 patients (each study) with Type 1 and Type 2 diabetes. We believe that the primary endpoints will be a reduction in glycosylated hemoglobin (“HbA1c”), fasting plasma glucose and body weight gain/loss. In addition, we plan on conducting an additional Phase 3 study with similar endpoints in a 26-week open-label trial of approximately 1000 patients with inadequate glycemic control (HbA1c 7-10%) on metformin alone or with a sulfonylurea. Metformin and sulfonylurea are oral drugs used to treat early stage Type 2 diabetes. Thereafter, we intend to file an NDA with the FDA seeking for approval for AB101

We believe that a critical milestone for the Company is demonstrating that AB101 is safe and efficacious in the initial Phase 1 and 2 studies. On the basis of these trials, we believe that we will have an opportunity to explore strategic relationships with third parties which, among other things, may provide us with a source of financing and augment our capabilities.

Government Regulation

Regulation by governmental authorities in the US and other countries is a significant factor in the development, manufacture and marketing of pharmaceutical products. All of our potential products, including AB101, will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical therapies are subject to rigorous preclinical testing and clinical trials and other pre-market approval requirements by the FDA and regulatory authorities in foreign countries. Various federal, state and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products.

A number of steps must be taken before a pharmaceutical agent may be marketed in the US. First, the pharmaceutical agent must undergo preclinical testing including laboratory evaluation of product chemistry and animal studies to assess the potential safety and activity of the product candidate and its formulations. The results of these studies must be submitted to the FDA as part of an IND which must be reviewed by the FDA before a proposed clinical trial can begin. Typically, clinical trials involve a three-phase process. In Phase 1, clinical trials are conducted with a small number of healthy volunteers to determine the early safety and tolerability profile and the pattern of drug distribution and metabolism. In Phase 2, clinical trials are conducted with groups of patients afflicted with a specified disease in order to determine preliminary efficacy, dosing regimens and expanded evidence of safety and tolerability. In Phase 3, large-scale, multi-center, adequate and well-controlled comparative clinical trials are typically conducted with patients afflicted with a target disease in order to provide enough data for the statistical proof of efficacy and safety required by the FDA and others.

The results of the preclinical testing and clinical trials for a pharmaceutical product are then submitted to the FDA in the form of an NDA for approval to commence commercial sales. Once a drug is approved for marketing in the US, the FDA requires ongoing safety monitoring to ascertain any undiscovered issues since the expanded patient exposure once a drug is introduced to the marketplace can reveal new risks (as well as new benefits) that were not detectable during clinical testing.

Among the conditions for NDA approval is the requirement that the prospective manufacturer’s quality control and manufacturing procedures conform to current good manufacturing principles (“cGMP”). In complying with cGMP, manufacturers must continue to expend time, money and effort in the area of production, quality control, and quality assurance to ensure full technical compliance. Manufacturing facilities are subject to periodic inspections by the FDA to ensure compliance.

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We are also subject to various federal, state, and local laws, regulations and recommendations relating to safe working conditions; laboratory and manufacturing practices; the experimental use of animals; and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research, development and manufacturing.

The activities required before a pharmaceutical agent may be marketed in the European Union are dictated by the International Conference on Harmonization and are generally similar to those established in the US. Approval of new drugs across the European Union relies on either the centralized authorization procedure of the European Medicines Agency or national authorization procedures that allow simultaneous approval in several countries via mutual recognition or decentralization. Under the centralized procedure, the marketing application is referred for review to two review teams, each representing one of the member countries. Each reviewer then forwards an early assessment to the Committee for Medicinal Products for Human Use, or CHMP, for discussion and preparation of an initial consolidated assessment report, including a list of questions requesting clarification as well as additional information. This step initiates a series of dialogues, meetings and other communications among the CHMP, the two review teams and the applicant, leading in turn to clarification, education and refinement of the original assessment reports. Ultimately, a decision is reached to either grant marketing authorization or deny the application if it is determined that the application does not satisfy the regulatory approval criteria. The clinical testing, manufacture and sale of pharmaceutical products outside of the US and the European Union are subject to regulatory approvals by other jurisdictions which may be more or less rigorous than those required by the US or the European Union.

Research and Development

We did not incur any significant research and development expenses for the period from June 30, 2012 to June 30, 2013 as most operations were start-up operations and acquiring assets through an asset purchase.

Employees

As of November 8, 2013, we had three full-time employees as well as four contract employees, all of whom have experience with pharmaceutical, biotechnology or medical product companies. None of our employees or contractors are covered by collective bargaining agreements.

Properties

Our corporate headquarters are located at 890 Santa Cruz Avenue, Menlo Park, California. In the second half of 2013 we plan on leasing a manufacturing facility in the Denver, Colorado area. We currently lease office space in Denver, Colorado for administrative activities.

Legal Proceedings

We are not aware of any legal proceedings, other than ordinary routine litigation incidental to our business, relating to securities or other proceedings that could have an adverse impact on the Company in which any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this Report. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with Antria’s financial statements and related notes.

Background

On January 31, 2013, the Company completed its acquisition of Antria Delaware though the purchase of all of the issued and outstanding Antria Delaware Capital Stock and the assumption of all of the options, warrants and convertible securities of Antria Delaware. As a result of the Reverse Merger, Antria Delaware became a wholly owned subsidiary of the Company and the Company assumed the business and operations of Antria Delaware. Following the Reverse Merger, the business of Antria Delaware constitutes all of our operations, and excludes the prior operations of the Company. With respect to this discussion, the terms “Antria Delaware”, the “Company”, “we”, “us” and “our” refer to AntriaBio, Inc.

Overview

Antria Delaware was established in 2010 with the mission to develop and introduce new therapies for the diabetes market. Our strategy is to combine proprietary sustained release formulation capabilities with known pharmaceutical agents and FDA-approved delivery technologies to produce differentiated, patent-protected products that provide significant benefits to patients and physicians. We believe that this strategy increases the likelihood of clinical and commercial success as well as reduces safety concerns, approval risks and development costs. As the first step in effectuating this approach, we purchased the operating and intellectual property assets of PRP out of bankruptcy to develop AB101, a long acting basal insulin injection for patients with Type 1 and Type 2 diabetes. As part of the acquisition, we agreed to pay $400,000, as well as an initial deposit of $100,000 paid to the Chapter 11 trustee of PRP, and certain contingent consideration up to a maximum of $44,000,000 should any of the following events occur within five years of the Asset Purchase: (i) $2,000,000, if and when we initiate Phase 2b clinical studies for AB101; (ii) $2,000,000, if we license AB101 to a commercial pharmaceutical company; (iii) $5,000,000, if and when we initiate Phase 3 clinical studies for AB101; (iv) $10,000,000, if and when the FDA or EMEA approves the marketing and sale of AB101; and (v) $25,000,000, if and when the cumulative sales of AB101 in a 12 month period exceeds $500,000,000.

Adopting AntriaBio Inc.'s Fiscal Year End

AntriaBio, Inc. has a fiscal year end of June 30th.

Plan of Operation

Since our inception, we have been focused on raising capital to fund our initial operations and the acquisition of the PRP assets. Now that the acquisition is complete, we plan on executing on our plans to study AB101 in the clinic and develop our product pipeline. Our objective is to demonstrate that AB101 is non-inferior to Lantus in terms of safety and efficacy. As a precursor to clinical studies, in 2013 we will study the pharmacokinetics and pharmacodynamics of AB101 in two animal species. We are currently making preparations to fill and finish preclinical AB101 material that was preserved and acquired from PRP. While we believe that the material should be sufficient both in terms of quality and quantity, to the extent that we determine that the existing material is lacking, we will have to produce new AB101 supplies which will delay our studies by as much as 12-18 months. Further, we believe that we have enough AB101 clinical material to support our Phase 1 through early Phase 2 trial, but we anticipate needing additional material to finalize our Phase 2 study. In 2014 we plan on making new supplies of AB101 clinical material to support the end of the Phase 2 study and all follow-on studies.

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If our preclinical studies are successful, we will conduct two clinical trials outside the US in approximately 40 patients to determine the safety, dose and indications of efficacy of AB101. The first study we intend to conduct is a Phase 1 single ascending dose safety/pharmacokinetics/pharmacodynamics study in 10-20 patients with Type 1 diabetes. In this trial, individuals will receive a single dose of subcutaneously injected AB101 and the primary outcome is the presence of hyperglycemic episodes, if any. Assuming completion of this offering, we plan to initiate this study in 2nd half of calendar year 2014 and have final results by the end of 4th quarter 2014. The second study will be a Phase 2 trial in approximately 20 Type 1 diabetes patients to compare the glucose-lowering effect of AB101 with that of Lantus. We plan on initiating this study in 4th quarter of 2014 and have final results by the end of 2nd quarter of 2015. Following these successful initial trials, we will seek approval for AB101 in various jurisdictions including in the US where we would conduct new Phase 1 and 2 studies and then commence larger Phase 3 trials, after which we would intend to file an NDA.

We believe that a critical milestone for the Company is demonstrating that AB101 is safe and efficacious in the initial Phase 1 and 2 studies. On the basis of these trials, we believe that we will have an opportunity to explore strategic relationships with third parties which, among other things, may provide us with a source of financing and augment our capabilities.

While we have preclinical and clinical plans for AB101 as well as plans to develop other product opportunities, we currently do not have sufficient cash to carry out these studies and other Company objectives. We believe that we need to raise as much as $30 million to fund our development and clinical activities through the completion of the initial Phase 1 AB101 study in the US. We anticipate raising up to $15 million this year and potentially another $15 million in late 2014 or early 2015 and we are beginning our efforts by targeting a $12 million raise as soon as possible. These funds will allow us to commence our preclinical and clinical efforts and to enter into a lease for manufacturing/research and development facility in Colorado where we anticipate making certain leasehold improvements including the addition of a cGMP aseptic suite for clinical materials. We currently anticipate spending approximately six million dollars through 2014 for clinical materials and studies through Phase 2 in Russia. We also anticipate that during this same period, we will hire 40-50 individuals and spend approximately ten million dollars on salaries/benefits, rent and general and administrative matters.

Significant Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to recoverability of long-lived assets, fair value of derivative instruments, allowances and contingencies. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstance, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. The methods, estimates, and judgments used by us in applying these most critical accounting policies have a significant impact on the results we report in our consolidated financial statements.

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Patents

Costs of establishing patents consisting of legal fees paid to third parties and related costs are currently expensed as incurred. We will continue this practice unless we can demonstrate that such costs add economic value to our business, in which case we will capitalize such costs as part of intangible assets. The primary consideration in making this determination is whether or not we can demonstrate that such costs have, in fact, increased the economic value of our intellectual property. The $13,000 value of the patents acquired in connection with the asset acquisition from PRP is being amortized over the remaining patent lives of approximately 11 years.

Research and Development

Research and development costs are expensed as incurred. These costs consist primarily of expenses for personnel engaged in the design and development of product candidates, the scientific research necessary to produce commercially viable applications of our proprietary drugs, early stage clinical testing of product candidates, and development equipment and supplies, facilities costs and other related overhead.

Stock-Based Compensation

We account for stock-based payments by recognizing compensation expense based upon the estimated fair value of the awards on the date of grant. We determine the estimated grant date fair value of options using the Black-Scholes option pricing model and recognize compensation costs ratably over the vesting period using the straight-line method. Common stock issued in exchange for services is recorded at fair value of the common stock at the date which we became obligated to issue the shares. The value of the shares is expensed over the requisite service period.

Derivatives

We account for our liability warrants by recording the fair value of the warrant derivative liability. The fair value of the liability warrants is calculated using the Black-Scholes pricing model. We recorded the derivative expense at the inception of each instrument reflecting the difference between the fair value and the cash received. Changes in the fair value in subsequent periods were recorded to derivative income or expense for the period.

Income Taxes

We use the asset and liability method of accounting for income taxes. Under this method, we recognize deferred assets and liabilities based on the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years. We establish a valuation allowance for all deferred tax assets for which there is uncertainty regarding realization.

Results of Operations

The Company recorded net losses of $819,531 and $630,850 for the three months ended September 30, 2013 and 2012, respectively.

The Company recorded net losses of $6,727,457, $398,209 and $590,215 for the year ended June 30, 2013, the six month period ended June 30, 2012 and the year ended December 31, 2011, respectively.

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Revenues - We are a development stage enterprise and have not yet generated any revenues.

Expenses – Operating expenses for the three months ended September 30, 2013 and 2012 were $700,903 and $542,882, respectively. Operating expenses represent expenses for setting up the development stage entity. The main increase in operating expenses is for compensation and benefits for the three months ended September 30, 2013 which included $165,318 of stock-based compensation expense.

Operating expenses for the year ended June 30, 2013, the six month period ended June 30, 2012 and the year ended December 31, 2011 were $6,106,881, $227,901 and $392,976, respectively. The Operating expenses represent expenses for setting up the development stage entity. The main increase in operating expenses is for payroll expenses for the year ended June 30, 2013 which included $3,687,502 of stock-based compensation expense.

Interest expense for the three months ended September 30, 2013 and 2012 were $164,817 and $104,898, respectively. Interest expense for the year ended June 30, 2013, the six month period ended June 30, 2012 and the year ended December 31, 2011 was $568,859, $194,744 and $204,350, respectively, which is interest on debt issued in the development stage.

Factors impacting our Results Operations

We have not generated any revenues since our inception in March 2010. Since inception, we have engaged in organizational activities, conducted private placements which raised additional capital, began establishing our management team and entered into an Asset Purchase Agreement to acquire all of PRP’s operating and intellectual property assets.

We expect to raise additional capital in the near future in order to accelerate our research and development activities for our leading product candidate. We cannot assure you that we will secure such financing or that it will be adequate to execute our business strategy. Even if we obtain this financing, it may be costly and may require us to agree to covenants or other provisions that will favor new investors over our existing stockholders. Due to the time required to conduct clinical trials and obtain regulatory approval for any of our product candidates, we anticipate it will be some time before we generate substantial revenues, if ever. We expect to generate operating losses for the foreseeable future, but intend to limit the extent of these losses by entering into collaboration agreements with strategic partners.

We expect our general and administrative expenses as well as our research and development expenses to increase substantially in the next fiscal year as a result of becoming a public company, leasing a lab facility and beginning our clinical testing and research activities. Among other things, we expect expenses such as legal and accounting fees, directors’ and officers’ liability insurance premiums and directors; fees to increase significantly. We also expect payroll expenses and research and development expenses to increase as we lease a lab facility and begin to manufacture AB101 and conduct research and development on our pipeline product candidates.

Net Cash Used in Operating Activities

During the three months ended September 30, 2013 our operating activities provided approximately $4,000 in cash. The use of cash was approximately $824,000 lower than the net loss due to non-cash charges for stock-based compensation, derivative income and amortization. Net cash provided by operating activities also included a $122,427 decrease in due from related parties, a $220,538 increase in accounts payable and accrued expenses, a $146,700 increase in accounts payable and accrued expenses – related parties and an $89,309 increase in interest payable. During the three months ended September 30, 2012, our operating activities used approximately $345,000 in cash. The use of cash was approximately $285,000 lower than the net loss due to non-cash charges for amortization, an $180,931 increase in accounts payable and accrued expenses and a $49,700 increase in interest payable.

During the year ended June 30, 2013 our operating activities used approximately $1.6 million in cash. The use of cash was $4.1 million lower than the net loss due to non-cash charges for stock-based compensation, derivative expenses and amortization. Net cash used in operating activities also included a $206,609 increase in due from related parties and cash provided by a $804,861 increase in accounts payable and accrued expenses – related party and a $270,451 increase in interest payable.

During the six month period ended June 30, 2012 our operating activities used approximately $285,000 in cash. The use of cash was approximately $136,000 lower than the net loss due to non-cash charges for amortization. Net cash used in operating activities also included a $79,742 decrease in accounts payable and accrued expenses and cash provided by a $58,307 increase in interest payable.

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During the year ended December 31, 2011 our operating activities used approximately $363,000 in cash. The use of cash was approximately $163,000 lower than the net loss due to non-cash charges for amortization. Net cash used in operating activities also included a $75,000 increase in other assets and cash provided by a $101,144 increase in accounts payable and accrued expenses and a $41,439 increase in interest payable.

Net Cash from Financing Activities

There were no financing activities during the three months ended September 30, 2013. Net cash provided by financing activities during the three months ended September 30, 2012 was $675,000. During the three months, the Company issued convertible notes payable of $750,000 and paid financing fees of $75,000.

Net cash provided by financing activities during the year ended June 30, 2013 was $1,417,500. During the year, the Company issued convertible notes payable of $1,575,000 and paid financing fees of $157,500.

Net cash provided by financing activities during the six month period ended June 30, 2012 was $760,500. During the period, the Company issued convertible notes payable of $845,000 and paid financing fees of $84,500.

Net cash provided by financing activities during the year ended December 31, 2011 was $777,500. During the year, the Company issued convertible notes payable of $813,000 and made payments on convertible notes payable of $35,500.

Liquidity and Capital Resources

We currently have minimal cash on hand. With this registration, we anticipate raising capital to fund our ongoing operations including hiring additional personnel, leasing a manufacturing facility, acquiring certain equipment and commencing clinical trials. To fund our operations, we have outstanding bridge loan notes and convertible notes (collectively, the “Convertible Notes”) issued pursuant to private placements conducted by Antria Delaware between 2010 and 2012. The Convertible Notes have an aggregate outstanding principal amount of $3,732,500. The interest rate on the Convertible Notes is between 8% and 12% and each note is convertible into common shares of Antria Delaware upon a qualified financing. $2,907,500 of the Convertible Notes have matured and are payable on demand. The remaining Convertible Notes remain outstanding and mature at various dates through the first quarter of 2014. We have not received any demand for the payment under the Convertible Notes.

Going Concern

The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations in our business. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments. There are no assurances that we will be able to obtain additional financing through private placements and/or bank financing or other means necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. These conditions raise substantial doubt about our ability to continue as a going concern.

MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently quoted on the OTCQB tier of the OTC Markets Group under the trading symbol “ANTB.” The last reported sale price of our common stock on November 11, 2013 was $0.45 per share. The OTCQB is an inter-dealer quotation and trading system and only market makers can apply to quote securities on the OTCQB. Trading in our common stock on the OTCQB has been limited and sporadic and the quotations set forth below are not necessarily indicative of actual market conditions. Further, these prices reflect inter-dealer prices without retail mark-up, mark-down, or commission, and may not necessarily represent actual transactions.

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The following table sets forth the high and low last reported sale price information for our common stock for the last three fiscal quarters:

	Common Stock
	High	Low

Third quarter 2013	$2.50	$1.25
Fourth quarter 2013	$1.40	$0.65
First quarter 2014	$0.94	$0.31

Prior to January 1, 2013, there had been limited trades of our common shares and all had been for a nominal amount.

As of November 8, 2013, there were of record approximately 53 holders of common stock.

We have never paid cash dividends and intend to employ all available funds in the development of our business. We have no plans to pay cash dividends in the near future. If we issue in the future any preferred stock or obtain financing from a bank, the terms of those financings may contain restrictions on our ability to pay dividends for so long as the preferred stock or bank financing is outstanding.

Equity Compensation Plan Information

Upon our acquisition of Antria Delaware, we assumed the option agreements for nine million shares that had been issued by Antria Delaware (the “Assumed Options”). The Assumed Options are governed by the terms of their respective option agreements. The Assumed Options generally are nontransferable and expire no later than five years from the date of grant. Between 50-66.7% of the shares of common stock issuable and/or exercised under the option agreements vest immediately on the grant date with the remainder to vest ratably monthly until the vesting date. The Assumed Options have an exercise price of $0.75 per share. The Assumed Options were duly approved by the Antria Delaware stockholders prior to the closing of the Reverse Merger and were granted to Steve Howe, Hoyoung Huh, Sankaram Mantripragada and Nevan Elam. Per the employment agreement with Steve Howe, options are to be granted to Mr. Howe for up to 5% of the common stock on a fully diluted basis as determined by the board of directors.

In June 2013, the Company also approved the grant of options to purchase 50,000 shares of common stock to contractors of the Company. The options are governed by the terms of their respective option agreements and expire no later than five years from the date of the grant. The first 25% of the shares of common stock issuable and/or exercised under the option agreements vest immediately on the grant date with the remainder to vest in 25% intervals through October 2015. The options have an exercise price of $0.75 per share.

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The following table displays equity compensation plan information as of June 30, 2013:

Number of securities remaining
	Number of Securities to be		available for future issuance
	issued upon exercise of	Weighted-average exercise	under equity compansation
	outstanding options, warrants	price of outstanding options,	plans (excluding securities
	and rights	warrants, and rights	reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by
security holders	-	-	-
Equity compensation plans not approved by
security holders	9,050,000	$0.75	-
Total	9,050,000	$0.75	-

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Berman & Company

Effective on or about February 15, 2013, we terminated the services of our principal independent auditor, Berman & Company (“Berman” ).

In Berman’s reports on our financial statements for each of the past two years, no adverse opinion was issued and no opinion of Berman was modified as to audit scope or accounting principles. Our principal accountant report on our financial statements for the years-ended June 30, 2012 and 2011, as reported in the our Form 10-K filed with the SEC on September 22, 2011, and Form 10-K/A filed with the SEC on November 9, 2012, contained a disclaimer paragraph concerning uncertainty as to our ability to continue as a going concern.

The financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.

Spectra Financial Services, LLC

In addition, effective on February 15, 2013, we terminated the services of Antria Delaware’s independent auditor, Spectra Financial Services, LLC (“Spectra”).

In Spectra’s principal accountant reports on Antria Delaware’s financial statements for its fiscal years ended December 31, 2011 and 2010, no adverse opinion was issued and no opinion of Spectra was modified as to audit scope or accounting principles. Spectra’s report on Antria Delaware’s financial statements for the years ended December 31, 2011 and 2010, contained a disclaimer paragraph concerning uncertainty as to Antria Delaware’s ability to continue as a going concern.

Each change in auditor was recommended, approved and ratified by our Board.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following table sets forth certain information with respect to our current directors, executive officers and key employees. The term for each director expires at our next annual meeting or until his or her successor is appointed. The ages of the directors, executive officer and key employees are shown as of November 11, 2013.

Name	Position	Age
Steve R. Howe	Executive Chairman and Director	61 (1)
Nevan C. Elam	President, Chief Executive Officer and Director	45 (2)
Sankaram Mantripragada, Ph.D.	Chief Scientific Officer	55 (3)
Hoyoung Huh, Ph.D.	Director	43 (4)

(1)	Effective January 31, 2013, Steve R. Howe was appointed as Executive Chairman and Director for AntriaBio.
(2)	Effective January 31, 2013, Nevan C. Elam was appointed as President, Chief Executive Officer and Director for AntriaBio.
(3)	Effective January 31, 2013, Sankaram Mantripragada was appointed as Chief Scientific Officer for AntriaBio.
(4)	Effective January 31, 2013, Hoyoung Huh was appointed as Director for AntriaBio.

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Set forth below is biographical information with respect to each of the aforementioned individuals.

Steve R. Howe. Mr. Howe currently serves as the Executive Chairman of our Board. Prior to his service with our company, Mr. Howe served as the Chairman of Antria Delaware's board. Mr. Howe also serves as the Chief Executive Officer and as a member of the board of Drywave Technologies USA, Inc. from June 2012 to present. Prior to his service with Antria Delaware, Mr. Howe served as Chairman of the Board and Chief Executive Officer of PR Pharmaceuticals from its formation in 1998 to 2010. Mr. Howe was a founder of Micrel Limited, Inc., a privately held drug delivery company, and served as the Chief Executive Officer for Micrel from 1987 through 1998, when it merged into PR Pharmaceuticals. Mr. Howe received his B.A. in Business Administration, with an emphasis on finance and accounting, from the University of Wyoming in 1974. We believe that Mr. Howe’s extensive experience with pharmaceutical companies along with his finance and accounting experience qualifies him to serve on the Board.

Nevan C. Elam. Mr. Elam serves as our President and Chief Executive Officer and as a Director of our Board. Mr. Elam also currently serves as a Managing Director of Konus Advisory Group, Inc. since founding it in January 2012 with Dr. Huh. Prior to his service with Antria Delaware and Konus Advisory Group, Inc., Mr. Elam served as Chief Executive Officer and President of AeroSurgical Ltd., a medical device company operating out of Ireland from December 2009 until January 2012. Prior to his service with AeroSurgical Ltd., Mr. Elam was Head of the Pulmonary Business Unit and Senior Vice President of Nektar Therapeutics from April, 2007 through December 2008 and served as Nektar's Senior Vice President of Corporate Operations and General Counsel from January 2005 through April 2007. From March 2004 through December 2004, Mr. Elam served as an Advisor to E2open, Inc. From February 2002 through March 2004, Mr. Elam served as Chief Financial Officer of E2open and from October 2000 to February 2002, he served as Vice President of Business and Corporate Development of E2open. Prior to E2open, Mr. Elam was a Partner in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati, where he served for eight years. He serves as Director of Savara, Inc., AeroSurgical Ltd. and Aerogen Ltd. Mr. Elam received his Juris Doctorate from Harvard Law School and a Bachelors of Arts from Howard University. We believe that Mr. Elam’s experience advising pharmaceutical companies of their unique legal and regulatory obligations qualifies him to serve on the Board.

Sankaram Mantripragada, Ph.D. Dr. Mantripragada serves as our Chief Scientific Officer. Prior to his service with our company, Dr. Mantripragada served as the Chief Scientific Officer of Antria Delaware. Prior to his service with Antria Delaware, Dr. Mantripragada served as VP of Research and Development of PR Pharmaceuticals from June 2005 until October 2009. From October 2004 until June 2005, Dr. Mantripragada was an advisor to companies specializing in diabetes, cell-based therapies and cardiovascular diseases. Dr. Mantripragada served as Director, Research and Development of Guidant Corporation, now part of Abbott Vascular, from September 2003 until October 2004. Prior to that, he served as Director, Research and Development and Vice President, Scientific Development of SkyePharma from September 1992 until September 2003. Prior to that, he was an Assistant Professor of Biochemistry at the University of Virginia, School of Medicine from January 1989 until September 1994. Dr. Mantripragada obtained his Ph.D. in Molecular Biophysics from the Indian Institute of Science and completed a postdoctoral research program at the Max Planck Institute for Biophysical Chemistry in Germany.

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Hoyoung Huh, M.D., Ph.D. Dr. Huh serves as a director of our Board. Dr. Huh is currently a Managing Director of Konus Advisory Group, Inc. since founding it in January 2012 with Mr. Elam. Prior to founding Konus Advisory Group, Inc., Dr. Huh was Chief Executive Officer of BiPar Sciences, Inc. from February 2008 until December 2010. In addition, Dr. Huh has been involved in the formation, management and board positions of multiple biotechnology and innovation-based companies. Dr. Huh currently serves as the Chairman of the Board of Geron Corporation and CytomX Therapeutics as well as on the board of directors for Addex Therapeutics, ReSurge International and SF Jazz. Dr. Huh holds an M.D. from Cornell University Medical College, a Ph.D. in Genetics/Cell Biology from the Cornell University/Sloan-Kettering Institute, and a Bachelor’s degree in biochemistry from Dartmouth College. We believe that Dr. Huh’s medical experience and his experience working with pharmaceutical companies qualifies him to serve on the Board.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Legal Proceedings

We are not aware of any material legal proceedings to which any of our executive officers or any associate of any of our executive officers is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

Other than Mr. Howe, we are not aware of any of our executive officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

On November 14, 2008, PR Pharmaceuticals Inc. filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Bankruptcy Code. Mr. Howe served as the Chief Executive Officer of PR Pharmaceuticals Inc. during the time the bankruptcy petition was filed.

Committees of the Board of Directors

We have no standing audit, compensation, corporate governance or nominating committee due to our small size. Our entire board acts as these committees. Our board of directors is responsible for developing our approach to corporate governance issues.

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Audit Committee

We do not have a separately designated standing audit committee. Our entire Board acts as our audit committee. We do not have a financial expert on our Board, however we will consider adding a financial expert as we continue to grow and increase our Board.

Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The code is available on our web site, www.antriabio.com, under the “Investor Relations” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires our executive officers and directors, and persons who own more than 10% of our common stock, to file reports regarding ownership of, and transactions in, our securities with the SEC and to provide us with copies of those filings. Based solely on our review of the copies of such forms received by us, or written representations from certain reporting persons, we believe that during the period from June 30, 2012 to June 30, 2013, other than EU One Group, LLC, all filing requirements applicable to its officers, directors and ten percent beneficial owners were complied with.

EU One Group, LLC, a Nevis limited liability company and stockholder of Antria Delaware did not report its receipt of 20 million shares in connection with Reverse Merger pursuant to the Share Exchange and Reorganization Agreement shares on Form 3.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the particulars of compensation paid to our current and former executive officers during the periods ended June 30, 2013 and 2012.

							Change in
							Pension Value
							and
						Non-Equity	Nonqualified
						Incentive Plan	Deferred	All Other
				Stock	Option Award	Compensation	Compensation	Compensation
	Year	Salary ($)	Bonus ($)	Award ($)	($)	($)	Earnings ($)	($)	Total ($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Current Named Executive Officers
Steve Howe (1)	2013	250,000	-	-	675,394	-	-	6,152	931,546
Executive Chairman	2012	62,500	-	-	-	-	-	108,462	170,962

Nevan Elam (2)	2013	230,000	-	-	1,181,939	-	-	-	1,411,939
Chief Executive Officer	2012	8,850	-	-	-	-	-	-	8,850

Sankaram Mantripragada (3)	2013	285,000	-	-	337,697	-	-	-	622,697
Chief Scientific Officer	2012	68,750	-	-	-	-	-	35,000	103,750

Former Named Executive Officers

Nickolay Kukekov (4)	2013	-	-	-	-	-	-	-	-
Chief Executive Officer	2012	-	-	-	-	-	-	-	-
to January 31, 2013

Nir Bar (5)	2013	-	-	-	-	-	-	-	-
President and Treasurer	2012	-	-	-	-	-	-	-	-
to September 15, 2012

Guy Turnowski (5)	2013	-	-	-	-	-	-	-	-
Secretary	2012	-	-	-	-	-	-	-	-
to September 15, 2012

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(1)	Mr. Howe was appointed the Executive Chairman of Antria Delaware on April 1, 2012 and was appointed the Executive Chairman of AntriaBio on January 31, 2013. Mr. Howe received a base salary of $250,000 beginning in April 2012. Prior to the employment agreement, consulting fees were paid to Mr. Howe for services performed for Antria Delaware for the year ended June 30, 2012. Also included is the cost of a corporate country club membership of which Mr. Howe had exclusive use during the time.

(2)	Mr. Elam was appointed the Chief Executive Officer of Antria Delaware on June 1, 2012 and was appointed the Chief Executive Officer of AntriaBio on January 31, 2013. Mr. Elam received a base salary of $230,000 beginning in June 2012. Prior to June 1, 2012 no compensation was paid to Mr. Elam.

(3)	Dr. Mantripragada was appointed the Chief Scientific Officer of Antria Delaware on April 1, 2012 and was appointed the Chief Scientific Officer of AntriaBio on January 31, 2013. Dr. Mantripragada is to receive a base salary of $275,000 beginning in April 2012 which increased to $295,000 on January 1, 2013. Prior to the employment agreement, consulting fees were paid to Dr. Mantripragada for services performed for Antria Delaware for the year ended June 30, 2012.

(4)	Dr. Kukekov was appointed to these positions on September 4, 2012 and resigned on January 31, 2013. Dr. Kukekov did not receive any compensation for his service as our Chief Executive Officer and Director. Effective September 25, 2013, Nickolay Kukekov resigned as a Director and will take on an advisory role with the Company.

(5)	Mr. Bar and Mr. Turnowski were appointed to these positions on July 26, 2010 and resigned on September 15, 2012. For the years ended June 30, 2013 and 2012 no compensation was paid to either individual.

Outstanding Equity Awards

The following table provides a summary of equity awards outstanding for each of the Named Executive Officers as of June 30, 2013:

		Number of	Equity Incentive
	Number of	Securities	Awards:
	Securities	Underlying	Number of
	Underlying	Unexercised	Securities
	Unexercised	Options	Underlying	Option	Option
	Options	Unexercisable	Unexercised	Exercise	Expiration
	Exerciable (#)	(#)	Unearned	Price ($)	Date
Name (a)	(b)	(c)	Options (#) (d)	(e)	(f)

Steve R. Howe (1)	138,890	-	861,110	$0.75	1/30/2018
Nevan C. Elam	1,993,055	-	1,506,945	$0.75	1/30/2018
Sankaram Mantripragada, Ph.D.	569,445	-	430,555	$0.75	1/30/2018
Hoyoung Huh, Ph.D	2,500,000	-	-	$0.75	1/30/2018

(1)	Mr. Howe was originally granted 2,000,000 options, however, pursuant to a domestic relations order on April 17, 2013, Mr. Howe transferred 1,000,000 vested shares to Mrs. Howe.

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Director Compensation

The following table shows the particulars of compensation paid to our current and former directors during the periods ending June 30, 2013 and 2012.

					Non-Equity	Nonqualified
		Fees earned			Incentive Plan	Deferred	All Other
		or paid in	Stock	Option Award	Compensation	Compensation	Compensation
	Year	Cash ($)	Award ($)	($)	($)	Earnings ($)	($)	Total ($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Current Named Directors
Steve Howe (1)	2013	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-

Nevan Elam (1)	2013	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-

Hoyoung Huh (2)	2013	108,000	-	1,482,572	-	-	-	1,590,572
	2012	-	-	-	-	-	-	-

Nickolay Kukekov (3)	2013	-	-	-	-	-	-	-
	2012	-	-	-	-	-	-	-

Former Named Directors

Nir Bar (4)	2013	-	-	-	-	-	-	-
Director to September 15, 2012	2012	-	-	-	-	-	-	-

Guy Turnowski (4)	2013	-	-	-	-	-	-	-
Director to September 15, 2012	2012	-	-	-	-	-	-	-

(1)	The only compensation received by these individuals was for serving as an officer of the company and included in the executive compensation table above.
(2)	On July 1, 2012, AntriaBio entered into a consulting agreement with Dr. Huh whereby Dr. Huh agreed to provide AntriaBio services including, but not limited to, serving on AntriaBio’s board of directors as lead independent director, assisting AntriaBio in efforts to obtain funding and assisting in business development activities. He also received 2,500,000 stock options on January 30, 2013.
(3)	Dr. Kukekov was appointed to this position on September 4, 2012. Dr. Kukekov did not receive any compensation for his service as a Director. Effective September 25, 2013 Dr. Kukekov resigned from our Board.
(4)	Mr. Bar and Mr. Turnowski were appointed to these positions on July 26, 2010 and resigned on September 15, 2012. For the years ended June 30, 2013 and 2012 no compensation was paid to either individual.

Employment Agreements

On April 1, 2012, Antria Delaware entered into an agreement with Steve Howe to serve as Executive Chairman of Antria Delaware. Under the terms of this agreement, Mr. Howe will be entitled to receive an annual base of two hundred fifty thousand dollars ($250,000) which is to be raised to three hundred twenty five thousand dollars ($325,000) when the Company raises an aggregate of five million dollars ($5,000,000) in financing. In addition, Mr. Howe is entitled to an annual bonus equal to thirty percent (30%) of his base salary based on criteria set by the Antria Delaware board of directors. Mr. Howe is eligible to receive grants of options to purchase shares of common stock of up to 5% of the shares of common stock of the Company on a fully diluted basis as consideration for services rendered of which options to purchase 2,000,000 shares of common stock were issued and included in the compensation table. If the Company grants additional shares, the Company will be obligated to issue Mr. Howe additional options to maintain his 5% beneficial ownership of common stock on a fully diluted basis. Mr. Howe will be eligible to participate in all benefit programs available to our executives and employees, including any employee incentive option plan, and medical and dental benefit plans. Antria Delaware will also provide life and disability insurance. Also under the terms of the agreement, Mr. Howe will be entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance. The agreement requires Mr. Howe to undertake certain confidentiality, non-competition and non-solicitation obligations. In the event that Antria Delaware terminates the Mr. Howe’s employment without cause, Antria Delaware will pay the base salary severance on a monthly basis to Mr. Howe for a period of twelve months.

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On April 1, 2012, Antria Delaware entered into an agreement with Sankaram Mantripragada to serve as Chief Scientific Officer of Antria Delaware. Dr. Mantripragada will report to the Chief Executive Officer and under the terms of the employment agreement, Dr. Mantripragada is entitled to receive an annual base salary of two hundred seventy five thousand ($275,000) which increased to two hundred ninety five thousand ($295,000) on January 1, 2013 that is subject to annual adjustment recommended by the Chief Executive Officer and approved by the Compensation Committee of the Antria Delaware board of directors. Dr. Mantripragada is eligible for one-time bonuses when certain clinical testing has begun. Dr. Mantripragada also is entitled to receive an annual cash bonus of up to forty percent (40%) of his base salary, determined based on specified criteria agreed upon in advance. Dr. Mantripragada is eligible to receive grants of options to purchase shares of our common stock as consideration for services rendered, at the discretion of our Antria Delaware board of directors. Dr. Mantripragada is eligible to participate in all benefit programs available to our executives and employees, including medical and dental benefit plans. Also under the terms of the agreement, Dr. Mantripragada is entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance. Additionally, at the age of 65, Dr. Mantripragada is entitled to a pension benefit equal to one month’s salary for each year of his employment. If he is terminated other than for cause or due to or after a change of control, all of Dr. Mantripragada’ unvested options will accelerate, and he will continue to receive his then base salary and health insurance for a period of up to twelve months. The agreement also requires Dr. Mantripragada to undertake certain confidentiality, non-competition and non-solicitation obligations.

On June 18, 2012, Antria Delaware entered into an agreement with Nevan Elam to serve as Chief Executive Officer of Antria Delaware. Under the terms of this agreement, Mr. Elam will be entitled to receive an annual base of two hundred thirty thousand dollars ($230,000) until the executive commits full time to the business at which time his salary will increase to three hundred fifty thousand dollars ($350,000). At any time following the date of Mr. Elam’s employment agreement, the Antria Delaware board of directors may request in writing that Mr. Elam commit one hundred percent (100%) of his time and energy to the business of Antria Delaware and Mr. Elam shall have 60 days to comply with the Antria Delaware board of directors’ request or shall tender his resignation as an officer of Antria Delaware. Mr. Elam is entitled to an annual bonus equal to forty percent (40%) of his base salary based on criteria set by the Antria Delaware board of directors. Mr. Elam is also eligible for a one-time bonus when the Company raises an aggregate of five million dollars in financing. Mr. Elam is also eligible to receive grants of options to purchase shares of common stock as consideration for services rendered. Mr. Elam will be eligible to participate in all benefit programs available to our executives and employees, including any employee incentive option plan, and medical and dental benefit plans. Antria Delaware will also provide life and disability insurance. Also under the terms of the agreement, Mr. Elam will be entitled to reimbursement for reasonable travel and business expenses and receives a monthly automobile allowance. Additionally, at age 65, Mr. Elam is entitled to a pension benefit equal to one-month's salary for each year of employment. The agreement requires Mr. Elam to undertake certain confidentiality, non-competition and non-solicitation obligations. In the event that Antria Delaware terminates Mr. Elam’s employment without cause, Antria Delaware will pay the base salary severance on a monthly basis to Mr. Elam for a period of six months.

Compensation Committee Interlocks and Insider Participation

We do not have a standing compensation committee or a committee performing similar functions. Because we assumed the employment agreements of Antria Delaware in connection with the reverse merger, the Board did not have any deliberations concerning the compensation of our executive officers. However, there were no compensation committee or board interlocks among the members of our Board

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth information as of November 8, 2013, regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock; and
•	each named executive officer, each director and all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 40,000,000 shares of common stock outstanding as of November 8, 2013.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days through the exercise of any warrant, stock option, or other right. Shares subject to options that are exercisable within 60 days following November 8, 2013, are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

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	Shares of Common
	Stock		Percentage of Class
Name and Address of Benefical Owner	Beneficially Owned		Beneficially Owned

EU One Group, LLC (1)
L'Estoril, 31 Avenue Princesse Grace
MC 98000, Monaco	20,000,000		50.0%

Sankaram Mantripragada
999 18th Street, Suite 3000
Denver, CO 80202	6,652,779	(2)	16.4%

Konus Advisory Group, Inc.
890 Santa Cruz Avenue
Menlo Park, CA 94025	4,000,000		10.0%

CEDE & Co.
P.O. Box 20
Bowling Green Station
New York, NY 10274	3,996,229		10.0%

Hoyoung Huh
890 Santa Cruz Avenue
Menlo Park, CA 94025	6,500,000	(2)(3)	15.3%

Theodore Kalem
620 W 42nd Street, Apt 53C
New York, NY 10036	2,392,000		6.0%

Nickolay Kukekov
890 Santa Cruz Avenue
Menlo Park, CA 94025	2,392,000		6.0%

Steve R. Howe
999 18th Street, Suite 3000
Denver, CO 80202	305, 558	(2)	0.8%

Nevan C. Elam
890 Santa Cruz Avenue
Menlo Park, CA 94025	6,284,721	(2)(3)	14.9%

All current executive officers and directors
as a group (5 persons)	18,135,058		39.8%

(1)	EU One Group, LLC is a Nevis limited liability company. Phillip Feller has sole voting and investment power with respect to these EU One Group, LLC shares.

(2)	Includes the vested portion of options granted by Antria Delaware that were assumed by the Company in connection with the Reverse Merger. Does not include the obligation to issue additional options.

(3)	Includes shares beneficially owned by Konus Advisory Group, Inc. Konus Advisory Group, Inc. is a Delaware corporation in which Hoyoung Huh and Nevan Elam, members of our Board, have shared voting and investment power with respect to these Konus Advisory Group, Inc. shares.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS AND DIRECTOR INDEPENDENCE.

Certain Relationships and Related Transactions

The Company entered into an agreement to acquire 100% of the outstanding stock of Antria Delaware. The Company has issued 35,284,000 shares of common stock in connection with the Reverse Merger and assumed the options, warrants and convertible securities of Antria Delaware. In connection with the Reverse Merger, no shares of common stock were issued to Steve Howe, a director of the Company, 4,000,000 shares of common stock were issued to Hoyoung Huh and Nevan Elam, directors of the Company, through their control of Konus, 2,392,000 shares of common stock were issued to Nickolay Kukekov, a director of the Company, and 6,000,000 shares of common stock were issued to Sankaram Mantripragada, an officer of the Company. In connection with our assumption of the options, warrants and convertible securities of Antria Delaware, Messrs. Howe and Elam and Drs. Mantripragada and Huh have the right to purchase shares of common stock pursuant to the terms of the options between Antria Delaware and the aforementioned officers and directors.

Employment Agreements

As part of our acquisition of Antria Delaware, we assumed all of the employment agreements between our current executive officers and Antria Delaware. The terms of the employment agreements are set forth above and are incorporated herein by reference.

Antria Delaware and Drywave Technologies, Inc.

Line of Credit

On September 1, 2011, the AntriaBio Delaware, Inc. board of directors approved the issuance of a $1,000,000 line of credit to Drywave Technologies, Inc. EU One Group, LLC, our majority stockholder, is the majority holder of Drywave Technologies, Inc. and Mr. Howe, our Executive Chairman, currently serves currently serves as Chairman, Chief Executive Officer and a member on the board of directors of Drywave Technologies, Inc. The line of credit was issued in order for the Company to obtain a higher interest rate on excess cash and to assist the related parties with cash flow needs.

The balance due on the line of credit as of September 30, 2013, June 30, 2013 and 2012 was $163,829, $163,829 and $832,454, respectively plus accrued interest of $6,795, $3,341 and $31,547, respectively. The line of credit bears interest equal to the lower of 10% or the Wall Street Journal Prime Rate (3.25% at September 30, 2013) plus 5%. The interest rate at September 30, 2013 was 8.25%. The line of credit matured on August 31, 2012 and the Company has no further obligations to fund the credit line. A late charge of 5% of the outstanding balance was charged on the line of credit on December 31, 2012. The line of credit is secured by one million shares of the related party’s common stock.

Antria’s Relationship with Konus Advisory Group, Inc.

Advisory Agreement

On July 2, 2012, Antria Delaware and Konus Advisory Group, Inc. (“Konus”) entered into an advisory agreement (the “Advisory Agreement”) whereby Konus agreed to provide Antria Delaware services including, but not limited to, finance and strategy, clinical design, project management and portfolio assessment. Antria Delaware agreed to pay Konus a monthly retainer in the amount of $9,000 per month to cover general and administrative matters plus an hour fee ranging from $100 to $700 per hour for additional services provided to Antria Delaware.

Consulting Agreement

In addition to the Advisory Agreement, on July 1, 2012, Antria Delaware entered into a consulting agreement (the “Consulting Agreement”) with Dr. Huh whereby Dr. Huh agreed to provide Antria Delaware services including, but not limited to, serving on Antria Delaware’s board of directors as lead independent director, assisting Antria Delaware in efforts to obtain funding and assisting in business development activities. Dr. Huh is a significant shareholder, managing director and member of the board of directors of Konus. Pursuant to a mutual understanding between Dr. Huh, Konus and AntriaBio, the amounts owed to Dr. Huh pursuant to the terms of the Consulting Agreement will be paid directly to Konus.

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CEO Employment Agreement

On June 18, 2012, Antria Delaware entered into an agreement with Nevan Elam to serve as Chief Executive Officer of Antria Delaware. Under the terms of this agreement, Mr. Elam will be entitled to receive an annual base of $230,000 until the executive commits full time to the business at which time his salary will increase to $350,000. Mr. Elam is a significant shareholder managing director and member of the board of directors of Konus. Pursuant to a mutual understanding between Mr. Elam, Konus and AntriaBio, the amounts owed to Mr. Elam pursuant to the terms of his employment agreement will be paid directly to Konus.

Director Independence

Because our common stock is not currently listed on a national securities exchange, we have used the definition of “independence” of The NASDAQ Stock Market to determine whether our current director or our new directors are independent. We have determined that as of the date of this filing we do not have an individual who qualifies as “independent” in accordance with the published listing requirements of The NASDAQ Stock Market and for purposes of Section 16 of the Exchange Act. NASDAQ Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of the Company or any other individual having a relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The NASDAQ listing rules provide that a director cannot be considered independent if:

•	the director is, or at any time during the past three years was, an employee of the Company;

•	the director or a family member of the director accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

•	a family member of the director is, or at any time during the past three years was, an executive officer of the Company;

•	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the Company made, or from which the Company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

•	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the Company served on the compensation committee of such other entity; or

•	the director or a family member of the director is a current partner of the Company’s outside auditor, or at any time during the past three years was a partner or employee of the Company’s outside auditor, and who worked on the company’s audit.

LEGAL MATTERS

The validity of the shares offered hereby and certain other legal matters will be passed upon for us by the law firm of Dorsey & Whitney LLP.

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EXPERTS

EKS&H LLLP, our independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K, for the year ended June 30, 2013 and the six month period ended June 30, 2012, which is included in this prospectus. Spectra Financial Services, LLC has audited our financial statements for the year ended December 31, 2011, which is included in this prospectus. Our financial statements are included in reliance on their reports given upon their authority as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable.

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In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by such director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ADDITIONAL INFORMATION

We file annual reports, quarterly reports, current reports, and proxy and information statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of reports and other information from us are available on the SEC’s website at http://www.sec.gov. Such filings are also available at our website at http://www.antriabio.com. Website materials are not a part of this prospectus.

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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

ANTRIABIO, INC. AND SUBSIDIARIES

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of AntriaBio, Inc.

Menlo Park, California

We have audited the accompanying consolidated balance sheets of AntriaBio, Inc. and subsidiary (a development stage enterprise) (the “Company”) as of June 30, 2013 and 2012, and the related statements of operations, stockholders’ deficit, and cash flows for each of the periods then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statement of AntriaBio, Inc. as of December 31, 2011 and for the period from inception on March 24, 2010 through December 31, 2011 were audited by other auditors, whose report dated February 5, 2013, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of AntriaBio, Inc. and subsidiary as of June 30, 2013 and 2012, and the results of their operations and their cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

EKS&H LLLP

Denver, Colorado

September 11, 2013

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

AntriaBio, Inc.:

We have audited the accompanying balance sheet of AntriaBio, Inc. (a development stage enterprise) as of December 31, 2011 and the related statements of comprehensive loss, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2011 and for the periods from March 24, 2010 (Inception) to December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AntriaBio, Inc. as of December 31, 2011, and the results of its comprehensive loss, changes in its stockholders’ equity (deficit) and its cash flows for the year ended December 31, 2011 and for the periods from March 24, 2010 (Inception) to December 31 and 2011, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 of the accompanying financial statements, the Company is dependent on generating revenue and obtaining outside sources of financing for the continuation of their operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Spectra Financial Services. LLC

Tampa, Florida

February 5, 2013

F-3

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Balance Sheets

	June 30, 2013	June 30, 2012	December 31, 2011

Assets

Current assets
Cash	$527	$25,878	$646
Note receivable - related party	163,829	832,454	407,004
Interest receivable - related party	3,341	31,547	7,111
Inventory	223,000	-	-
Due from related party	183,346	-	-
Deferred financing, net	146,037	76,507	51,028
Other current assets	95,469	102,175	100,000
Total current assets	815,549	1,068,561	565,789

Non-current assets
Fixed assets	275,717	-	-
Intangibile assets, net	12,705	-	-
Total non-current assets	288,422	-	-

Total Assets	$1,103,971	$1,068,561	$565,789

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$188,346	$107,022	$186,764
Accounts payable and accrued expenses - related party	807,001	2,140	2,140
Convertible notes payable, current portion	3,732,500	2,138,188	1,160,814
Interest payable	380,575	110,124	51,817
Warrant derivative liability	157,761	-	-
Total current liabilities	5,266,183	2,357,474	1,401,535
Non-current liabilities:
Convertible notes payable, less current portion	-	-	54,958
Total non-current liabilities	-	-	54,958

Total liabilities	5,266,183	2,357,474	1,456,493

Commitments and Contingencies (Note 11)

Stockholders' deficit:
Preferred stock, $0.001 par value; 20,000,000 shares authorized;
none issued and outstanding	-	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized;
40,000,000, 35,284,000 and 35,284,000 shares issued and outstanding, June 30, 2013 and 2012 and December 31, 2011, respectively	40,000	35,284	35,284
Common stock subscribed	-	(35,284)	(35,284)
Additional paid-in capital	3,814,258	100	100
Deficit accumulated during the development stage	(8,016,470)	(1,289,013)	(890,804)
Total stockholders' deficit	(4,162,212)	(1,288,913)	(890,704)

Total Liabilities and Stockholders' Deficit	$1,103,971	$1,068,561	$565,789

See accompanying notes to consolidated financial statements

F-4

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Operations

		Six Month		From March 24, 2010
	Year Ended	Period Ended	Year Ended	(Inception) to
	June 30, 2013	June 30, 2012	December 31, 2011	June 30, 2013

Operating expenses
Consulting fees	$647,925	$(56,000)	$160,500	$900,504
Compensation and benefits	4,485,064	150,813	-	4,635,877
Research and development	3,494	-	-	3,494
Insurance	101,276	7,684	9,910	118,870
Meals and entertainment	17,670	2,302	9,810	29,782
Professional fees	620,162	28,657	96,954	802,943
Rent	73,256	25,451	29,745	131,952
Travel	90,048	63,224	63,979	239,133
Amortization	295	-	-	295
General and administrative	67,691	5,770	22,078	103,286
Total operating expenses	6,106,881	227,901	392,976	6,966,136

Loss from operations	(6,106,881)	(227,901)	(392,976)	(6,966,136)

Other income (expense)
Interest income	106,044	24,436	7,111	137,591
Interest expense	(568,859)	(194,744)	(204,350)	(1,030,164)
Derivative expense	(157,761)	-	-	(157,761)
Total other income (expense)	(620,576)	(170,308)	(197,239)	(1,050,334)

Net loss	$(6,727,457)	$(398,209)	$(590,215)	$(8,016,470)

Net loss per common share - basic	$(0.18)	$(0.01)	$(0.02)
Net loss per common share - diluted	$(0.18)	$(0.01)	$(0.02)

Weighted average number of common shares outstanding - basic	37,227,407	35,284,000	35,284,000

Weighted average number of common shares outstanding - diluted	37,227,407	35,284,000	35,284,000

See accompanying notes to consolidated financial statements

F-5

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Statement of Stockholders' Deficit
From March 24, 2010 (Inception) to June 30, 2013

					Deficit
					Accumulated
			Common	Additional	During the	Total
	Common Stock, $0.001 Par Value		Stock	Paid-in	Development	Stockholders'
	Shares	Amount	Subscribed	Capital	Stage	Deficit

Balance at March 24, 2010 (Inception)	-	$-	$-	$100	$-	$100

Net loss for the period from March 24, 2010 (inception) to December 31, 2010	-	-	-	-	(300,589)	(300,589)

Balance at December 31, 2010	-	-	-	100	(300,589)	(300,489)

Issuance of common stock	35,284,000	35,284	(35,284)	-	-	-

Net loss for the year ended December 31, 2011	-	-	-	-	(590,215)	(590,215)

Balance at December 31, 2011	35,284,000	35,284	(35,284)	100	(890,804)	(890,704)

Net loss for the six month period ended June 30, 2012	-	-	-	-	(398,209)	(398,209)

Balance at June 30, 2012	35,284,000	35,284	(35,284)	100	(1,289,013)	(1,288,913)

Stock-based compensation	-	-	-	3,687,502	-	3,687,502

Warrant expense	-	-	-	191,126	-	191,126

Conversion of equity in reverse merger acquisition	4,716,000	4,716	35,284	(64,470)	-	(24,470)

Net loss for the year ended June 30, 2013	-	-	-	-	(6,727,457)	(6,727,457)

Balance at June 30, 2013	40,000,000	$40,000	$-	$3,814,258	$(8,016,470)	$(4,162,212)

See accompanying notes to consolidated financial statements

F-6

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

		Six Month		From March 24, 2010
	Year Ended	Period Ended	Year Ended	(Inception) to
	June 30, 2013	June 30, 2012	December 31, 2011	June 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(6,727,457)	$(398,209)	$(590,215)	$(8,016,470)
Amortization of notes payable discount	19,312	77,416	138,939	287,500
Amortization of deferred financing costs	279,096	59,021	23,972	362,089
Amortization of intangible asset	295			295
Stock-based compensation expense	3,687,502	-	-	3,687,502
Derivative expense	157,761	-	-	157,761
Changes in operating assets and liabilities:
(Increase) decrease in other assets	6,706	(2,175)	(75,000)	(170,469)
Increase in due from related parties	(206,609)	-	(3,496)	(206,609)
Increase (decrease) in accounts payable and accrued expenses	80,117	(79,742)	101,144	189,379
Increase in accounts payable and accrued expenses - related party	804,861	-	-	804,861
Increase in interest payable	270,451	58,307	41,439	380,575
Net Cash Used In Operating Activities	(1,627,965)	(285,382)	(363,217)	(2,523,586)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(11,717)	-	-	(11,717)
Acquisition of assets	(500,000)	-	-	(500,000)
(Increase) decrease in interest receivable	28,206	(24,436)	(7,111)	(3,341)
Issuance of note receivable - related party	(305,603)	(425,450)	(407,004)	(1,138,057)
Payments on note receivable - related party	974,228	-	-	974,228
Net Cash Provided By (Used In) Investing Activities	185,114	(449,886)	(414,115)	(678,887)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on financing costs	(157,500)	(84,500)	-	(242,000)
Proceeds from issuance of convertible notes payable	1,575,000	845,000	813,000	3,480,500
Repayments of convertible notes payable	-	-	(35,500)	(35,500)
Net Cash Provided By Financing Activities	1,417,500	760,500	777,500	3,203,000

Net increase (decrease) in cash	(25,351)	25,232	168	527

Cash - Beginning of Period	25,878	646	478	-

Cash - End of Period	$527	$25,878	$646	$527

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-	$-	$-
Interest	$-	$-	$-	$-

Non-Cash Transactions:
Assumption of accrued expenses in reverse merger	$1,207	$-	$-	$1,207
Assumption of due to/from related party in reverse merger	$23,263	$-	$-	$23,263
Assets acquired in asset acquisition:
Inventory	$223,000	$-	$-	$223,000
Fixed Assets	264,000	-	-	264,000
Intangible assets	13,000	-	-	13,000
Cash paid for asset acquisition	$500,000	$-	$-	$500,000

See accompanying notes to consolidated financial statements

F-7

AntriaBio, Inc.

Notes to Consolidated Financial Statements
June 30, 2013

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), formerly known as Fits My Style, Inc., and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”). AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.

On January 31, 2013, Antria Delaware merged with AntriaBio, a public company pursuant to a share exchange agreement in which the existing shareholders of Antria Delaware exchanged all of their issued and outstanding shares of common stock of Antria Delaware for 35,284,000 shares of common stock of AntriaBio (the “Reverse Merger”). After the consummation of the Reverse Merger, stockholders of Antria Delaware own 88.2% of AntriaBio’s outstanding common stock.

As a result of the Reverse Merger, Antria Delaware became a wholly owned subsidiary of AntriaBio. For accounting purposes, the Reverse Merger was treated as a reverse acquisition with Antria Delaware as the acquirer and AntriaBio as the acquired party. As a result, the business and financial information included in this Annual Report on Form 10-K is the business and financial information of Antria Delaware. The accumulated deficit of AntriaBio has been included in additional paid-in-capital. Pro-forma information has not been presented as the financial information of AntriaBio was insignificant.

The fiscal year of Antria Delaware had been December 31 and due to the reverse merger Antria Delaware had changed its fiscal year end to June 30 on June 30, 2012. The financial statements show the transition period from December 31, 2011 to June 30, 2012.

Note 2 Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below.

Basis of Presentation - The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principals of Consolidation – These consolidated financial statements include the accounts of AntriaBio, Inc. and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated.

Development Stage - The Company's financial statements are presented as those of a development stage enterprise. Activities during the development stage primarily include equity and debt based financing and the development of the business plan.

Accounting Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: estimated useful lives and potential impairment of intangible assets, the fair value of share-based payments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses. Actual results could differ from those estimates.

F-8

Risks and Uncertainties - The Company's operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a development stage company, including the potential risk of business failure. See above regarding change in business and see Note 3 regarding going concern matters.

Cash and Cash Equivalents - In the statement of cash flows, cash and cash equivalents includes cash in hand and other short-term highly liquid investments with original maturities of three months or less.

Note Receivable – Related Party – Notes receivable represent amounts due to the Company, and are recorded at cost less an allowance for note losses, if necessary.

Inventory – Inventory is stated at the lower of cost or market. Inventory consists solely of materials of AB101 acquired from PR Pharmaceuticals, Inc. and recorded at the cost it was acquired for.

Deferred Finance Costs - Direct, incremental finance costs related to the convertible notes payables are amortized over the term of the respective instrument through charges to interest expense using the effective interest method. Net deferred financing cost were $146,037, $76,507 and $51,028 as of June 30, 2013, and 2012 and December 31, 2011, respectively, which is net of accumulated amortization of $362,088, $82,793 and $23,972 as of June 30, 2013 and 2012 and December 31, 2011, respectively. All deferred finance costs will amortize in 2014.

Fixed Assets – Fixed assets are carried at cost less accumulated depreciation and amortization. The fixed assets primarily consist of lab and manufacturing equipment. Depreciation is computed using the straight-line method over the estimated useful lives. The fixed assets have not been placed into service as of June 30, 2013 as they are being stored until a lab facility has been established at which time the assets can be installed and placed into service. As the assets have not been placed into service they have not begun depreciating. The Company estimates that the assets will be placed into service in March of 2014.

Intangible Assets – Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The value of the current intangible asset is based on the asset values assigned in the asset acquisition discussed in Note 5. The intangible assets are being amortized over 11 years which is the remaining life of the patents acquired.

Due from Related Parties - Due from related parties represent obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers, have been paid for on behalf of a related party, and are classified as a current receivable if payment is due within one year or less (or in the normal operating cycle of the business if longer). If not, they are presented as non-current assets.

Convertible Notes Payable - Borrowings are recognized initially at the principal amount received. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in the statements of operation over the period of the borrowings using the effective interest method.

Beneficial Conversion Feature of Convertible Notes Payable - The Company accounts for convertible notes payable in accordance with the guidelines established by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 470-20, Debt with Conversion and Other Options, Emerging Issues Task Force ("EITF") 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, Application of Issue No 98-5 To Certain Convertible Instruments. The Beneficial Conversion Feature ("BCF") of a convertible note is normally characterized as the convertible portion or feature of certain notes payable that provide a rate of conversion that is below market value or in-the-money when issued. The Company records a BCF related to the issuance of a convertible note when issued and also records the estimated fair value of any warrants issued with those convertible notes. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved.

F-9

The BCF of a convertible note is measured by allocating a portion of the note's proceeds to the warrants, if applicable, and as a reduction of the carrying amount of the convertible note equal to the intrinsic value of the conversion feature, both of which are credited to additional paid-in-capital. The Company calculates the fair value of warrants issued with the convertible note using the Black Scholes valuation model and uses the same assumptions for valuing any employee options in accordance with ASC Topic 718 Compensation – Stock Compensation. The only difference is that the contractual life of the warrants is used.

The value of the proceeds received from a convertible note is then allocated between the conversion features and warrants on a relative fair value basis. The allocated fair value is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense using the effective interest method.

Revenue – The Company recognizes revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collection is reasonably assured.

Operating Expenses - Expenses necessary to generate revenue are expensed in the period incurred.

Income Taxes – On July 14, 2011, Antria Delaware converted from a limited liability company to a C-corporation. As a limited liability company for federal and state income tax purposes, Antria Delaware’s earnings and losses are passed directly through to its members and included in the personal tax returns of its members. Accordingly, the statements of operations do not include any provision for income taxes for the period from March 24, 2010 (inception) through July 14, 2011.

After July 14, 2011, the Company accounts for income taxes under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Company’s balance sheets in accordance with ASC 740, which established financial accounting and reporting standards for the effect of income taxes. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Changes in the Company’s valuation allowance in a period are recorded through the income tax provision on the statements of operations.

ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of ASC 740, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. The Company recognizes interest and penalties, if any, as a component of income tax expense. There were no interest or penalties recorded or accrued at June 30, 2013 or 2012. Similarly, as of June 30, 2013, the Company has no uncertain tax positions. The Company is still subject to income tax examinations for all federal and Colorado taxes since inception.

Segment Reporting – Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer and the board of directors that makes strategic decisions. The Company operates one segment.

Comprehensive Income (Loss) – Comprehensive income (loss) is defined as all changes in stockholder’s equity from transactions and other events and circumstances. Therefore, comprehensive income (loss) includes our net loss and all charges and credits made directly to stockholder’s equity other than stockholders contributions and distributions. As of June 30, 2013 and 2012, the Company has no items other than net loss affecting comprehensive loss.

F-10

Income (Loss) Per Common Share – Basic income (loss) per common share is calculated by dividing the net income (loss) available to the common shareholders by the weighted average number of common shares outstanding during that period. Diluted earnings per share is calculated on the treasury stock method, by dividing income available to common shareholders, adjusted for the effects of dilutive convertible securities, by the weighted average number of shares of common shares outstanding during the period and all additional common shares that would have been outstanding had all potential dilutive common shares been issued.

Although there were common stock equivalents of 10,172,431 shares outstanding at June 30, 2013, consisting of stock options; warrants and convertible notes with a fixed conversion price; they were not included in the calculation of earnings per share because they would have been anti-dilutive.

Fair Value of Financial Instruments - From inception, the Company adopted ASC 820, Fair Value Measurements and Disclosures, which provides a framework for measuring fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash and cash equivalents, notes receivable – related party, due from related parties, and notes payable approximated fair value as of June 30, 2013 and 2012 and December 31, 2011 due to the relatively short maturity of the respective instruments.

The warrant derivative liability recorded as of June 30, 2013 is recorded at an estimated fair value based on a Black-Scholes pricing model. The warrant derivative liability is a level 3 fair value instrument with the entire change in the balance recorded through earnings. See significant assumptions in Note 9.

Reclassifications – Certain amounts reported in prior years in the Consolidated Financial Statements have been reclassified to conform to the current year’s presentation.

Subsequent Events – The Company has considered subsequent events through the date of issuance of this Report on Form 10-K, and has determined no additional disclosure is necessary.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $6,727,457 and net cash used in operations of $1,627,965 for the year ended June 30, 2013, and a working capital and stockholders’ deficit of $4,162,212 and a deficit accumulated during the development stage of $8,016,470 at June 30, 2013.  In addition, the Company is in the development stage and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on Management's plans, which include continuing to raise equity based financing. There is no assurance that the Company will be successful in accomplishing this objective.

F-11

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Critical Accounting Estimates and Judgments

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year include:

Note Receivable – Related Party - The Company is required to exercise judgement in determining to collectability of its note receivable from a related party, including a determination of the counterparty’s ability to repay its obligation to the Company. This assessment includes management’s judgement about the ability of the debtor to generate additional sources of financing, revenue, and ultimately adequate cash flows to service the note receivable.

Warrant Derivative Liability – The Company is required to exercise judgment in calculating the fair value of the warrant derivative liability. The fair value calculation includes several inputs that are subject to management’s judgement. Management reviews these inputs on a regular basis to determine that the values used in the calculation are consistent with current economic events and historical events.

Contingent Liabilities - The Company is required to make judgments about contingent liabilities including the probability of pending and potential future litigation outcomes that, by their nature, are dependent on future events that are inherently uncertain. In making its determination of possible scenarios, management considers the evaluation of outside counsel knowledgeable about each matter, as well as known outcomes in case law.

Income Taxes - Significant judgement is involved in determining the Company’s provision for income taxes, including any valuation allowance on deferred income tax assets. There are certain transactions and computations for which the ultimate tax determination is uncertain during the normal course of business. The Company recognizes liabilities for expected tax issues based upon estimates of whether additional taxes will be due. Where the final outcome of these matters is different from the amounts that were initially recognized, such difference will impact the income tax and deferred tax positions in the year in which such determination is made.

Note 5 Acquisition of Assets

On January 30, 2013, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PR Pharmaceuticals, Inc. (PRP). Pursuant to the agreement, the Company has acquired certain tangible and intangible assets in exchange for $400,000 in cash plus an initial deposit of $100,000 paid to the Chapter 11 Trustee of PRP which is included in the purchase price, plus contingent consideration up to a maximum amount of $44,000,000.

As the purchase was treated as an asset acquisition, the value assigned for the assets acquired was valued based on the estimated fair value of the assets and liabilities. The allocation of the price paid in cash is as follows:

F-12

Material inventory	$223,000
Fixed assets	264,000
Intangible assets	13,000
$500,000

The inventory purchased included materials of AB101 to be used for preclinical and clinical trials. The fixed assets acquired include office furniture, lab and analytical equipment and manufacturing equipment. The intangible assets purchased include the license agreement that was assumed as well as the pending patent applications which had been applied for by PRP.

The contingent consideration is payable in the following amounts, upon the occurrence of the following events:

•	Two million dollars ($2,000,000) related to the initiation of Phase 2b clinical studies for a multi-day injectable insulin, payable 30 days after the first dosing of a patient in a formal Phase 2b clinical study;
•	Two million dollars ($2,000,000) to be paid within 30 days after the exclusive license of the multi-day injectable insulin in the United States to a commercial pharmaceutical company.
•	Five million dollars ($5,000,000) after the initiation of Phase 3 clinical studies for the multi-day injectable insulin by the Company or a licensee of the Company, payable 30 days after the first dosing of a patient in a formal Phase 3 clinical study.
•	Ten million dollars ($10,000,000) upon the approval by the FDA or EMEA to allow the marketing and sales of the multi-day injectable insulin by the Company or a licensee of the Company, payable 30 days after the receipt of the approval letter or notice from the FDA or EMEA.
•	Twenty five million dollars ($25,000,000) if the twelve month cumulative sales of the multi-day injectable insulin by the Company or a licensee of the Company reaches five hundred million dollars ($500,000,000) in any one given twelve consecutive month period, so long as such period occurs during the life of the patents included in the purchased assets, payable 90 days after the twelfth month in which sales equaled or exceeded five hundred million dollars.

All contingent consideration events must occur within five years of the closing of the asset purchase agreement. If an event is not reached within five years, no remaining contingent consideration would be required to be paid. No contingent events have occurred through the report date.

Note 6 Related Party Transactions

Effective September 1, 2011, the Company issued a $1,000,000 line of credit to a related party, which has common ownership with the Company. The line of credit was issued in order for the Company to obtain a higher interest rate on excess cash. The balance due on the line of credit as of June 30, 2013 and 2012 was $163,829 and $832,454, respectively, plus accrued interest of $3,341 and $31,547, respectively. The Company was obligated to fund the unused amount under the line of credit through maturity of the line of credit. The line of credit bears interest equal to the lower of 10%, or the Wall Street Journal Prime Rate (3.25% at June 30, 2013) plus 5%. The interest rate at June 30, 2013 was 8.25%. The line of credit is for a period of one year and matured on August 31, 2012. A late charge of 5% of the outstanding balance was charged on the line of credit on December 31, 2012. The line of credit is secured by one million shares of the related party’s common stock. As of June 30, 2013, there was no allowance for note loss recorded on the receivable.

During the year ended June 30, 2013, the Company incurred consulting expenses of $598,995 and professional expenses of $135,000, for services performed by related parties of the Company and included in the statements of operations. As of June 30, 2013, $807,001 of related party expenses are recorded in accounts payable and accrued expenses – related party.

During the six month period ended June 30, 2012, the Company incurred consulting expenses of $55,000 for services performed by related parties of the Company and included in the statements of operations. During the six month period ended June 30, 2012, the Executive Chairman released the Company from its obligation to pay its consulting obligations in the amount of $117,500. Accordingly, accrued expenses and consulting fees were reduced. During the six month period ended June 30, 2012, the Company also incurred $35,000 of financing fees with a related party which are recorded in deferred financing costs in other current assets on the accompanying balance sheets and are amortized over the life of the associated debt.

F-13

During the year ended December 31, 2011, the Company incurred consulting expenses of $155,000 for services performed by related parties of the Company and is included in the statements of operations. As of December 31, 2011, $145,200 of related party expenses are recorded in accrued expenses. The Company also incurred $75,000 of financing fees with a related party which are recorded as deferred financing costs in other current assets on the accompanying balance sheets and are amortized over the life of the associated debt.

As of June 30, 2013, the due from related party was $183,346 for expenses paid on behalf of related parties.

Note 7 Convertible Notes Payable

2010 Notes (See (A) below.) - During 2010 and 2011, the Company issued 8% convertible notes payable for which principal and interest is due two years after date of issuance. The Company is required to pay a loan fee equal to 100% of the notes principal balance, which is recorded as a loan discount and being amortized on the effective yield method over the term of the notes.

Upon the close of a “Financing”, which means any third party capital investment in the Company, in cash, that is two million, five hundred thousand dollars ($2,500,000) or greater, the outstanding principal balance and at the option of the Lender, the unpaid accrued interest on these convertible notes shall convert in whole into the number of whole shares of common stock obtained by dividing the outstanding principal balance and unpaid accrued interest on these convertible notes at the time of such Financing, by the Conversion Price. The “Conversion Price” under these notes shall initially be 65% of the common share price of the Financing, subject to adjustment as provided herein. If the Company elects to pay the accrued interest on these convertible notes in cash, the accrued interest payment shall be due on the date the principal amount is converted to common stock.

2011 Notes (See (B) below.) – During June 2011, the Company issued 8% convertible notes payable via Private Placement Memorandum (“PPM”). The PPM authorizes the issuance of up to $2,000,000 of convertible notes payable for which principal and interest is due one year after date of issuance. Pursuant to the terms of the PPM, upon an offering by the Company of common stock totaling at least $5 million (a “Qualified Offering”) the notes will automatically and on a mandatory basis convert (the “Mandatory Conversion”) into common shares of the Company and the right to receive warrants. On the date of closing of a Qualified Financing of common shares, the Notes will convert into common shares of the Company at a price equal to 65% of the price per common share of the Qualified Financing (the “Mandatory Conversion Price”), subject to a maximum conversion pre-money valuation of $20 million, and the right to receive Warrants. The conversion will include the face amount of the Notes and include any accrued and unpaid interest. For each common share received as a result of the Mandatory Conversion, the Investor will receive one (1) warrant to purchase one (1) common share of the Company at an exercise price equal to 135% of the price per common share at which the Notes are converted pursuant to the Mandatory Conversion. The warrants will be exercisable at any time for a period of five years from the date of the Qualified Offering.

2011 Notes (See (C) below) – In September 2011, the Company amended its 2011 PPM (above) to remove the mandatory conversion feature and to permit conversion of the notes payable at the option of the lender. The remaining terms remain essentially the same as the 2011 Notes described above.

On July 1, 2012, the Company amended its June 15, 2011 PPM on its twelve month, 8% convertible notes payable to issue up to an additional $2,000,000 in convertible notes and to extend it offering termination date to October 1, 2012. In addition, the amended PPM changes the definition of a “Qualified Financing” from $5 million to $2.5 million. On the maturity date of the convertible notes, or the closing of a Sale of the Company, whichever occurs first, the lenders are permitted an elective conversion option to convert the outstanding principal and interest on the convertible notes at the lower of 65% of the price per share of common stock in the Qualified Financing or 65% of the common stock price using a pre-money valuation of the Company of $20 million. With each share of common stock received, the investor will also receive a warrant to purchase two shares of common stock at 135% of the price per common stock at the time the note was converted. The Company reserved the right to withdraw the offering at any time.

F-14

2012 Notes (See (D) below) - In December 2012, the Company amended its PPM on its twelve month, 8% convertible notes payable to issue up to an additional $1,000,000 in convertible notes and to extend the offering termination to December 31, 2012. On the date of a Qualified Financing, the lenders are permitted an elective conversion option to convert the outstanding principal and interest at the lower of 50% of the price per share of common stock in the Qualified Financing or $0.75 per share. With each share of common stock received, the investor will also receive a warrant to purchase one share of common stock at 150% of the price per common stock at the time the note was converted.

The convertible notes outstanding as of June 30, 2013 include:

2010 Notes (A)	$562,500
2011 Notes (B)	645,000
2011 Notes (C)	1,700,000
2012 Notes (D)	825,000
Balance at June 30, 2013	$3,732,500

The notes originated at various dates from April 2010 through January 2013 and mature at various dates from February 2012 to January 2014.

As of June 30, 2013, $2,157,500 of the convertible notes matured and payments were due, with an additional $750,000 of notes maturing prior to the report date. The convertible notes were not repayed and are accruing interest at a rate of 8% for the 2010 Notes that had matured and 12% for the 2011 Notes that had matured.

The convertible notes outstanding as of June 30, 2012 and December 31, 2011 include:

	2012
	Unpaid	Unamortized	Principal
	Principal	Discount	Net of Discount

2010 Notes (A)	$562,500	$(19,312)	$543,188
2011 Notes (B)	645,000	-	645,000
2011 Notes (C)	950,000	-	950,000
Balance at June 30, 2012	$2,157,500	$(19,312)	$2,138,188

	2011
	Unpaid	Unamortized	Principal
	Principal	Discount	Net of Discount

2010 Notes (A)	$562,500	$(96,728)	$465,772
2011 Notes (B)	550,000	-	550,000
2011 Notes (C)	200,000	-	200,000
Balance at December 31, 2011	$1,312,500	$(96,728)	$1,215,772

F-15

Note 8 Shareholders’ Equity (Deficit)

Common Stock - The Company is authorized to issue 200,000,000 shares of $0.001 par-value common stock. All shares of the Company’s common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

a.	One non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
b.	To participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and
c.	To participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no pre-emptive rights to acquire additional shares of common stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights.

Prior to the Reverse Merger, Antria Delaware had 90,000,000 common stock authorized at a par value of $0.00001.

Preferred Stock – The Company is authorized to issue 20,000,000 shares of Preferred Stock with each share having a par value of $0.001. No preferred shares are designated and there are no preferred shares issued and outstanding as of June 30, 2013.

Prior to the Reverse Merger, Antria Delaware had 10,000,000 preferred stock shares authorized at a par value of $0.01.

The Company issued no shares of common or preferred stock during the year ended June 30, 2013 other than those shares issued as part of the Reverse Merger. The Company has not declared or paid any dividends or returned any capital to shareholders as of June 30, 2013. On July 3, 2012 the Company issued warrants to a placement agent to purchase 1,400,000 shares of common stock from the date of issuance through five years when the warrants expire. On August 15, 2012 the Company issued warrants to two placement agents to purchase up to 248,542 shares of common stock from the date of issuance through five years when the warrants expire. On February 2, 2013, the Company issued warrants to a placement agent to purchase up to 110,000 shares of common stock from the date of issuance through five years when the warrants expire.

Equity Incentive Plan - The Company granted 9,050,000 stock options to four officers and/or directors of the Company and to two contractors of the Company.

Note 9 Stock-Based Compensation

Options - The Company adopted individual stock option plans in January 2013 for four officers and/or directors of the Company. The stock option plans granted 9,000,000 option shares with an exercise price of $0.75 per share. Options to purchase 4,916,667 shares vested immediately, options to purchase 3,250,000 shares vest monthly over 3 years and 833,333 shares vest on May 31, 2013.

In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company. The stock option plans granted 50,000 shares with an exercise price of $0.75 per share. Options to purchase 12,500 shares vested immediately with the remaining shares vesting at various dates through October 2014.

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. Due to the small number of option holders and all options being to officers and/or directors, AntriaBio has estimated a forfeiture rate of zero. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk- free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. AntriaBio has computed the fair value of all options granted during the year ended June 30, 2013 using the following assumptions:

F-16

Expected volatility	106% - 111%
Risk free interest rate	0.88% - 1.05%
Expected term (years)	5
Dividend yield	0%

Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Contractual Life
Outstanding, June 30, 2012	-	$-	-
Granted	9,050,000	$0.75
Outstanding, June 30, 2013	9,050,000	$0.75	4.6

Exercisable at June 30, 2013	6,213,890	$0.75	4.6

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as payroll expense of $3,687,502 for the year ended June 30, 2013. The unrecognized stock-based compensation expense at June 30, 2013 is $1,683,088. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the period of service.

Warrants- AntriaBio issued warrants to agents in conjunction with the closing of its convertible notes payable as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2012	-	$-	-
Warrants issued to placement agents	248,542	$0.33
Warrants issued to placement agent	1,400,000	$-
Warrants issued to placement agent	110,000	$0.85
Outstanding, June 30, 2013	1,758,542	$0.31	4.1

The Company issued warrants to purchase 248,542 shares of common stock at a price of $0.33 per share, exercisable from August 2012 through August 2017 in connection with the closing of convertible notes payable on specific PPMs. The Company issued a warrant to purchase 1,400,000 shares of common stock at a price to be determined at a qualified financing, exercisable from August 2012 through August 2017 in connection with the closing of over one million dollars in convertible notes payable. The Company issued warrants to purchase 110,000 shares of common stock at a price of $0.85 per share, exercisable from February 2013 through February 2018 in connection with the closing of convertible notes payable on specific PPMs.

F-17

The warrants for the 248,542 and 1,400,000 shares of common stock are accounted for under liability accounting and are fair valued at each reporting period. The 248,542 warrants value as of June 30, 2013 was $157,761 and is recorded as a liability on the consolidated balance sheet with the fair value adjustment recorded as derivative expense on the consolidated statement of operations. The value of the 1,400,000 warrants cannot be determined until a qualified financing occurs. The warrants for the 110,000 shares of common stock are accounted for under equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $191,126 and recorded as additional paid-in-capital and deferred financing fees.

These warrants were valued using the Black-Scholes option pricing model. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows:

Expected volatility	104% - 111%
Risk free interest rate	0.88% - 1.41%
Expected term (years)	4.1 - 5
Dividend yield	0%

Note 10 Income Taxes

Taxing jurisdictions related to income taxes are the Unites States Federal Government and the State of Colorado. The provision for income taxes is as follows:

	Year Ended	Six Months Ended	Year Ended
	June 30, 2013	June 30, 2012	December 31, 2011

Current tax benefit
Federal	$-	$-	$-
State	-	-	-
	-	-	-

Deferred tax benefit
Federal	2,052,267	84,537	89,142
State	184,451	12,071	12,729
Change in valuation allowance	(2,236,718)	(96,608)	(101,871)
	-	-	-
Total tax expense	$-	$-	$-

Deferred taxes are a result of differences between income tax accounting and GAAP with respect to income and expenses. The following is a summary of the components of deferred taxes recognized in the financial statements as of June 30, 2013, and 2012 and December 31, 2011:

F-18

	June 30, 2013	June 30, 2012	December 31, 2011

Deferred tax assets
Net operating loss carryforward	$562,335	$23,026	$22,120
Start-up and organizational expenses	580,219	175,453	79,751
Stock-based compensation	1,265,350	-	-
Derivative expense	60,943	-	-
Other	(26)	-	-
Total deferred tax assets	2,468,821	198,479	101,871

Valuation allowance	(2,468,821)	(198,479)	(101,871)
Net deferred taxes	$-	$-	$-

The valuation allowance was established because the Company had not reported earnings in order to support the recognition of the deferred tax asset. The Company has net operating loss carryforwards of approximately $1,453,000 for federal and state income tax purposes. Federal and state net operating loss carryforwards, to the extent not used, will expire starting in 2031.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the following periods, due to the following:

	Year Ended	Six Months Ended	Year Ended
	June 30, 2013	June 30, 2012	December 31, 2011

Computed "expected" tax expense (benefit)	$(2,293,815)	$(135,391)	$(130,960)
Change in income taxes from:
State taxes net of federal benefit	(184,451)	(12,168)	(11,770)
Permanent differences	241,548	50,951	40,859
Change in valuation allowance	2,236,718	96,608	101,871
	$-	$-	$-

Note 11 Commitments and Contingencies

Employment Agreements - The Company entered into employment agreements with the officers of the Company.

On April 1, 2012, the Company entered into an employment agreement with its Executive Chairman. This agreement provides for a limited initial salary of $250,000. This salary is raised to the base salary of $325,000 when the Company raises an aggregate of five million dollars in financing. In addition to the salary, the Executive Chairman is entitled to an annual performance bonus equal to 30% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. The agreement also provides for stock options to purchase 5% of the shares of common stock of the Company calculated on a fully diluted basis, assuming conversion of all exercisable and convertible securities, at an exercise price equal to the fair value of these shares on the date of grant. These options will vest 50% on December 31, 2012 and the remaining shares vest equally over the following thirty-six months of service. The grant of these stock options is contingent upon the Company’s formal adoption of a stock option plan. Termination benefits for base salary and certain other benefits are provided for a period of up to twelve months.

F-19

On April 1, 2012, the Company entered into an employment agreement with its Chief Scientific Officer. This agreement provides for an initial salary of $275,000 through December 31, 2012 and a base salary $295,000 thereafter. The Chief Scientific Officer is also entitled to one-time bonuses totaling $275,000 upon achieving certain clinical testing milestones. Furthermore, the Chief Scientific Officer is entitled to an annual performance bonus equal to 40% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. Termination benefits for base salary and certain other benefits are provided for a period of twelve months.

On June 18, 2012, the Company entered into an employment agreement with its Chief Executive Officer. This agreement provides for an initial salary of $230,000 from the effective date of the agreement until the executive commits full time to the Company’s business and his base salary increases to $350,000. The Chief Executive Officer is entitled to one- time bonus of $40,000 upon the close of a Company financing of at least $5,000,000. Furthermore, the Chief Executive Officer is entitled to an annual performance bonus equal to 40% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. The agreement also provides for stock options to purchase 3,500,000 shares of common stock of the Company at an exercise price equal to the fair value of these shares on the date of grant. These options will vest 50% on December 31, 2012 and the remaining shares vest equally over the following thirty-six months of service. Termination benefits for base salary and certain other benefits are provided for a period of six months.

Advisory Agreement - On July 2, 2012, the Company entered into an advisory agreement whereby the Company receives services including, but not limited to finance and strategy, clinical design, project management and portfolio assessment. The Company agreed to pay a monthly retainer in the amount of $9,000 per month to cover general and administrative matters plus an hour fee ranging from $100 to $700 per hour for additional services provided.

Consulting Agreement - On July 1, 2012, the Company entered into a consulting agreement whereby the Company received services including, but not limited to, serving on the board of directors as lead independent director, assisting in efforts to obtain funding and assisting in business development. The Company agreed to pay a monthly retainer of $9,000 per month for these services.

Legal Matters - From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of June 30, 2013, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders, is an adverse party or has a material interest adverse to our interest.

F-20

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Balance Sheets

	September 30, 2013	June 30, 2013
	(Unaudited)
Assets
Current assets
Cash	$744	$527
Note receivable - related party	163,829	163,829
Interest receivable - related party	6,795	3,341
Inventory	223,000	223,000
Due from related party	60,919	183,346
Deferred financing, net	70,529	146,037
Other current assets	50,218	95,469
Total current assets	576,034	815,549

Non-current assets
Fixed assets	275,717	275,717
Intangible assets, net	11,819	12,705
Total non-current assets	287,536	288,422

Total Assets	$863,570	$1,103,971

Liabilities and Stockholders' Deficit

Current liabilities:
Accounts payable and accrued expenses	$408,884	$188,346
Accounts payable and accrued expenses - related party	953,701	807,001
Convertible notes payable	3,732,500	3,732,500
Interest payable	469,884	380,575
Warrant derivative liability	115,026	157,761
Total current liabilities	5,679,995	5,266,183

Commitments and Contingencies (Note 10)

Stockholders' deficit:
Preferred stock, $0.001 par value; 20,000,000 shares authorized;
none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized;
40,000,000 shares issued and outstanding, September 30, 2013
and June 30, 2013	40,000	40,000
Additional paid-in capital	3,979,576	3,814,258
Deficit accumulated during the development stage	(8,836,001)	(8,016,470)
Total stockholders' deficit	(4,816,425)	(4,162,212)

Total Liabilities and Stockholders' Deficit	$863,570	$1,103,971

See accompanying notes to consolidated financial statements

F-21

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Operations

(Unaudited)

	Three Months		From March 24, 2010
	Ended September 30,		(Inception) to
	2013	2012	September 30, 2013

Operating expenses
Consulting fees	$81,274	$117,641	$981,778
Compensation and benefits	358,453	200,567	4,994,330
Research and development	-	-	3,494
Insurance	44,813	4,241	163,683
Meals and entertainment	12,027	1,642	41,809
Professional fees	165,649	154,408	968,592
Rent	12,862	15,792	144,814
Travel	5,456	43,580	244,589
Amortization	886	-	1,181
General and administrative	19,483	5,011	122,769
Total operating expenses	700,903	542,882	7,667,039

Loss from operations	(700,903)	(542,882)	(7,667,039)

Other income (expense)
Interest income	3,454	16,930	141,045
Interest expense	(164,817)	(104,898)	(1,194,981)
Derivative income (expense)	42,735	-	(115,026)
Total other income (expense)	(118,628)	(87,968)	(1,168,962)

Net loss	$(819,531)	$(630,850)	$(8,836,001)

Net loss per common share - basic	$(0.02)	$(0.02)	$(0.24)
Net loss per common share - diluted	$(0.02)	$(0.02)	$(0.24)

Weighted average number of common shares outstanding - basic	40,000,000	35,284,000	36,161,902

Weighted average number of common shares outstanding - diluted	40,000,000	35,284,000	36,161,902

See accompanying notes to consolidated financial statements

F-22

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Statement of Stockholders' Deficit

From March 24, 2010 (Inception) to September 30, 2013 (Unaudited)

					Deficit
					Accumulated
			Common	Additional	During the	Total
	Common Stock, $0.001 Par Value		Stock	Paid-in	Development	Stockholders'
	Shares	Amount	Subscribed	Capital	Stage	Deficit

Balance at March 10, 2010 (Inception)	-	$-	$-	$100	$-	$100

Issuance of common stock	35,284,000	35,284	(35,284)	-	-	-

Net loss for the period from March 24, 2010 (inception) to June 30, 2011	-	-	-	-	(505,630)	(505,630)

Balance at June 30, 2011	35,284,000	35,284	(35,284)	100	(505,630)	(505,530)

Net loss for the year ended June 30, 2012	-	-	-	-	(783,383)	(783,383)

Balance at June 30, 2012	35,284,000	35,284	(35,284)	100	(1,289,013)	(1,288,913)

Stock-based compensation	-	-	-	3,687,502	-	3,687,502

Warrant expense	-	-	-	191,126	-	191,126

Conversion of equity in reverse merger acquisition	4,716,000	4,716	35,284	(64,470)	-	(24,470)

Net loss for the year ended June 30, 2013	-	-	-	-	(6,727,457)	(6,727,457)

Balance at June 30, 2013	40,000,000	40,000	-	3,814,258	(8,016,470)	(4,162,212)

Stock-based compensation (Unaudited)	-	-	-	165,318	-	165,318

Net loss for the three months ended September 30, 2013 (Unaudited)	-	-	-	-	(819,531)	(819,531)

Balance at September 30, 2013 (Unaudited)	40,000,000	$40,000	$-	$3,979,576	$(8,836,001)	$(4,816,425)

See accompanying notes to consolidated financial statements

F-23

AntriaBio, Inc.

(A Development Stage Enterprise)

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months		From March 24, 2010
	Ended September 30,		(Inception) to
	2013	2012	September 30, 2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(819,531)	$(630,850)	$(8,836,001)
Amortization of notes payable discount	-	10,579	287,500
Amortization of deferred financing costs	75,508	44,786	437,597
Amortization of intangible assets	886	-	1,181
Stock-based compensation expense	165,318	-	3,852,820
Derivative (income) expense	(42,735)	-	115,026
Changes in operating assets and liabilities:
Decrease (increase) in other assets	45,251	(167)	(125,218)
Decrease (increase) in due from related parties	122,427	-	(84,182)
Increase in accounts payable and accrued expenses	220,538	180,913	409,917
Increase in accounts payable and accrued expenses - related party	146,700	-	951,561
Increase in interest payable	89,309	49,700	469,884
Net Cash Provided by (Used In) Operating Activities	3,671	(345,039)	(2,519,915)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	-	-	(11,717)
Acquisition of assets	-	-	(500,000)
(Increase) decrease in interest receivable - related party	(3,454)	19,217	(6,795)
Issuance of note receivable - related party	-	(83,372)	(1,138,057)
Payments on note receivable - related party	-	-	974,228
Net Cash Used In Investing Activities	(3,454)	(64,155)	(682,341)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on financing costs	-	(75,000)	(242,000)
Proceeds from issuance of convertible notes payable	-	750,000	3,480,500
Repayments of convertible notes payable	-	-	(35,500)
Net Cash Provided By Financing Activities	-	675,000	3,203,000

Net increase in cash	217	265,806	744

Cash - Beginning of Period	527	25,878	-

Cash - End of Period	$744	$291,684	$744

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-	$-
Interest	$-	$-	$-

Non-Cash Transactions:
Assumption of accrued expenses in reverse merger	$-	$-	$1,207
Assumption of due to/from related party in reverse merger	$-	$-	$23,263

Assets acquired in asset acquisition:
Inventory	$-	$-	$223,000
Fixed assets	-	-	264,000
Intangible assets	-	-	13,000
Cash paid for asset acquisition	$-	$-	$500,000

See accompanying notes to consolidated financial statements

F-24

AntriaBio, Inc.

(A Development Stage Enterprise)

Notes to Consolidated Financial Statements

September 30, 2013

(Unaudited)

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), formerly known as Fits My Style, Inc., and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”).   AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.  The Company is a development stage company in which the strategy is to develop sustained release products for the diabetes market.

On January 31, 2013, AntriaBio, a public company, acquired Antria Delaware pursuant to a share exchange agreement in which the existing stockholders of Antria Delaware exchanged all of their issued and outstanding shares of common stock of Antria Delaware for 35,284,000 shares of common stock of AntriaBio (the “Reverse Merger”).  After the consummation of the Reverse Merger, stockholders of Antria Delaware own 88.2% of AntriaBio’s outstanding common stock.

As a result of the Reverse Merger, Antria Delaware became a wholly owned subsidiary of AntriaBio.  For accounting purposes, the Reverse Merger was treated as a reverse acquisition with Antria Delaware as the acquirer and AntriaBio as the acquired party.   As a result, the business and financial information included in this Quarterly Report on Form 10-Q is the business and financial information of Antria Delaware.  The accumulated deficit of AntriaBio has been included in additional paid-in-capital.  Pro-forma information has not been presented as the financial information of AntriaBio was insignificant.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.

The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed on September 11, 2013, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the year ended June 30, 2013.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the period ended September 30, 2013 are not necessarily indicative of results for the full fiscal year.

F-25

Development Stage

The Company's consolidated financial statements are presented as those of a development stage enterprise.  Activities during the development stage primarily include equity based financing and the development of the business plan.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: estimated useful lives and potential impairment of intangible assets, the fair value of share-based payments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses.

Fixed Assets

Fixed assets are carried at cost less accumulated depreciation and amortization.   The fixed assets primarily consist of lab and manufacturing equipment.   Depreciation is computed using the straight-line method over the estimated useful lives.  The fixed assets have not been placed into service as of September 30, 2013 as they are being stored until a lab facility has been established at which time the assets can be installed and placed into service.   As the assets have not been placed into service they have not begun depreciating.

Risks and Uncertainties

The Company's operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a development stage company, including the potential risk of business failure.  See above regarding change in business and see Note 3 regarding going concern matters.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company has consistently applied the valuation techniques discussed below in all periods presented. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash, notes receivable – related party, due from related parties, and notes payable approximated fair value as of September 30, 2013 and June 30, 2013 due to the relatively short maturity of the respective instruments. The warrant derivative liability recorded as of September 30, 2013 and June 30, 2013 is recorded at an estimated fair value based on a Black-Scholes pricing model.  The warrant derivative liability is a level 3 fair value instrument.  See significant assumptions in Note 8.  The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as level 3 in the fair value hierarchy:

F-26

Balance as of June 30, 2013	$(157,761)
Total unrealized gains:
Included in earnings	42,735
Balance as of September 30, 2013	$(115,026)

Recent Accounting Pronouncements

There are no recent accounting pronouncements that are expected to have an effect on the Company’s financial statements.

Note 3 Going Concern

As reflected in the accompanying consolidated financial statements, the Company has a net loss of $819,531, net cash provided by operations of $3,671 for the three months ended September 30, 2013, a working capital deficit of $5,103,961, a stockholders’ deficit of $4,816,425 and a deficit accumulated during the development stage of $8,836,001 at September 30, 2013.  In addition, the Company is in the development stage and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year.

The ability of the Company to continue its operations is dependent on the ability of the Company to raise equity based financing.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  These consolidated financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Acquisition of Assets

On January 30, 2013, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PR Pharmaceuticals, Inc. (PRP).   Pursuant to the agreement, the Company acquired certain tangible and intangible assets in exchange for $400,000 in cash plus an initial deposit of $100,000 paid to the Chapter 11 Trustee of PRP which is included in the purchase price, plus contingent consideration up to a maximum amount of $44,000,000.

As the purchase was treated as an asset acquisition, the value assigned for the assets acquired was based on the estimated fair value of the assets and liabilities.  The allocation of the price paid in cash is as follows:

Material inventory	$223,000
Fixed assets	264,000
Intangible assets	13,000
$500,000

F-27

The contingent consideration is payable in the following amounts, upon the occurrence of the following events:

•	Two million dollars ($2,000,000) related to the initiation of Phase 2b clinical studies for a multi-day injectable insulin, payable 30 days after the first dosing of a patient in a formal Phase 2b clinical study;
•	Two million dollars ($2,000,000) to be paid within 30 days after the exclusive license of the multi-day injectable insulin in the United States to a commercial pharmaceutical company.

•	Five million dollars ($5,000,000) after the initiation of Phase 3 clinical studies for the multi-day injectable insulin by the Company or a licensee of the Company, payable 30 days after the first dosing of a patient in a formal Phase 3 clinical study.
•	Ten million dollars ($10,000,000) upon the approval by the FDA or EMEA to allow the marketing and sales of the multi-day injectable insulin by the Company or a licensee of the Company, payable 30 days after the receipt of the approval letter or notice from the FDA or EMEA.
•	Twenty five million dollars ($25,000,000) if the twelve month cumulative sales of the multi-day injectable insulin by the Company or a licensee of the Company reaches five hundred million dollars ($500,000,000) in any given twelve consecutive month period, so long as such period occurs during the life of the patents included in the purchased assets, payable 90 days after the twelfth month in which sales equaled or exceeded five hundred million dollars.

All contingent consideration events must occur within five years of the closing of the asset purchase agreement.  If an event is not reached within five years, no remaining contingent consideration would be required to be paid.   No contingent events have occurred through the report date.

Note 5 Related Party Transactions

Effective September 1, 2011, the Company issued a $1,000,000 line of credit to a related party, which has common ownership with the Company.  The line of credit was issued in order for the Company to obtain a higher interest rate on excess cash.  The balance due on the line of credit as of September 30, 2013 and June 30, 2013 was $163,829 and $163,829, respectively, plus accrued interest of $6,795 and $3,341, respectively.    The line of credit bears interest equal to the lower of 10%, or the Wall Street Journal Prime Rate (3.25% at September 30, 2013), plus 5%.   The interest rate at September 30, 2013 was 8.25%.  The line of credit matured on August 31, 2012 and the Company has no further obligations to fund the credit line.  A late charge of 5% of the outstanding balance was charged on the line of credit on December 31, 2012.  The line of credit is secured by one million shares of the related party’s common stock.  As of September 30, 2013, there was no allowance for note loss recorded on the receivable.

During the three months ended September 30, 2013, the Company incurred consulting expenses of $81,274 and professional expenses of $25,500, for services performed by related parties of the Company and included in the statements of operations.  As of September 30, 2013 and June 30, 2013, $953,701 and $807,001, respectively, of related party expenses are recorded in accounts payable and accrued expenses – related party.

During the three months ended September 30, 2012, the Company incurred consulting expenses of $92,651 and professional expenses of $48,000, for services performed by related parties of the Company and included in the statements of operations.

As of September 30, 2013 and June 30, 2013, the due from related party was $60,919 and $183,346, respectively, for expenses paid on behalf of related parties.  As of September 30, 2013, $34,072 of the due from related party balance is amounts due from a company owned by the Chairman of the Board on a non-interest bearing basis.   On November 8, 2013, the Board of Directors ratified the amount lent to the company owned by the Chairman of the Board with a repayment term of six months.

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Note 6 Convertible Notes Payable

2010 Notes (See (A) below.) - During 2010 and 2011, the Company issued 8% convertible notes payable for which principal and interest is due two years after date of issuance.  The Company is required to pay a loan fee equal to 100% of the notes principal balance, which is recorded as a loan discount and being amortized on the effective yield method over the term of the notes.

Upon the close of a “Financing”, which means any third party capital investment in the Company, in cash, that is two million, five hundred thousand dollars ($2,500,000) or greater, the outstanding principal balance and at the option of the Lender, the unpaid accrued interest on these convertible notes shall convert in whole into the number of whole shares of common stock obtained by dividing the outstanding principal balance and unpaid accrued interest on these convertible notes at the time of such Financing, by the Conversion Price. The “Conversion Price” under these notes shall initially be 65% of the common share price of the Financing, subject to adjustment as provided herein. If the Company elects to pay the accrued interest on these convertible notes in cash, the accrued interest payment shall be due on the date the principal amount is converted to common stock.

2011 Notes (See (B) below.) – During June 2011, the Company issued 8% convertible notes via Private Placement Memorandum (“PPM”).  The PPM authorizes the issuance of up to $2,000,000 of convertible notes for which principal and interest is due one year after date of issuance.  Pursuant to the terms of the PPM, upon an offering by the Company of common stock totaling at least $5 million (a “Qualified Offering”) the notes will automatically and on a mandatory basis convert (the “Mandatory Conversion”) into common shares of the Company and the right to receive warrants. On the date of closing of a Qualified Financing of common shares, the Notes will convert into common shares of the Company at a price equal to 65% of the price per common share of the Qualified Financing (the “Mandatory Conversion Price”), subject to a maximum conversion pre-money valuation of $20 million, and the right to receive Warrants. The conversion will include the face amount of the Notes and include any accrued and unpaid interest. For each common share received as a result of the Mandatory Conversion, the Investor will receive one (1) warrant to purchase one (1) common share of the Company at an exercise price equal to 135% of the price per common share at which the Notes are converted pursuant to the Mandatory Conversion. The warrants will be exercisable at any time for a period of five years from the date of the Qualified Offering.

2011 Notes (See (C) below) – In September 2011, the Company amended its 2011 PPM (above) to remove the mandatory conversion feature and to permit conversion of the Notes at the option of the lender.  The remaining terms remain essentially the same as the 2011 Notes described above.

On July 1, 2012, the Company amended its June 15, 2011 PPM on its twelve month, 8% convertible notes to issue up to an additional $2,000,000 in convertible notes and to extend it offering termination date to October 1, 2012.  In addition, the amended PPM changes the definition of a “Qualified Financing” from $5 million to $2.5 million.  On the maturity date of the convertible notes, or the closing of a Sale of the Company, whichever occurs first, the lenders are permitted an elective conversion option to convert the outstanding principal and interest on the convertible notes at the lower of 65% of the price per share of common stock in the Qualified Financing or 65% of the common stock price using a pre-money valuation of the Company of $20 million.   With each share of common stock received, the investor will also receive a warrant to purchase two shares of common stock at 135% of the price per common stock at the time the note was converted.  The Company reserved the right to withdraw the offering at any time.

2012 Notes (See (D) below) - In December 2012, the Company amended its PPM on its twelve month, 8% convertible notes to issue up to an additional $1,000,000 in convertible notes and to extend the offering termination to December 31, 2012.   On the date of a Qualified Financing, the lenders are permitted an elective conversion option to convert the outstanding principal and interest at the lower of 50% of the price per share of common stock in the Qualified Financing or $0.75 per share.   With each share of common stock received, the investor will also receive a warrant to purchase one share of common stock at 150% of the price per common stock at the time the note was converted.

F-29

The convertible notes outstanding as of September 30, 2013 and June 30, 2013 are:

2010 Notes (A)	$562,500
2011 Notes (B)	645,000
2011 Notes (C)	1,700,000
2012 Notes (D)	825,000
Balance at September 30, 2013 and June 30, 2013	$3,732,500

The notes originated at various dates from April 2010 through January 2013 and mature at various dates from February 2012 to January 2014.

As of September 30, 2013, $2,907,500 of the convertible notes matured and payments were due. The convertible notes were not repaid and are accruing interest at a rate of 8% for the 2010 Notes that had matured and 12% for the 2011 Notes that had matured.

Note 7 Shareholders’ Equity (Deficit)

Prior to the Reverse Merger, Antria Delaware had 90,000,000 common stock authorized at a par value of $0.00001 and 10,000,000 preferred stock shares authorized at a par value of $0.01.

The Company issued no shares of common or preferred stock during the three month period ended September 30, 2013.  The Company has not declared or paid any dividends or returned any capital to shareholders as of September 30, 2013.  On July 3, 2012 the Company issued warrants to a placement agent to purchase 1,400,000 shares of common stock from the date of issuance through five years when the warrants expire. On August 15, 2012 the Company issued warrants to two placement agents to purchase up to 248,542 shares of common stock from the date of issuance through five years when the warrants expire.  On February 2, 2013, the Company issued warrants to a placement agent to purchase up to 110,000 shares of common stock from the date of issuance through five years when the warrants expire.

Equity Incentive Plan - The Company granted 9,050,000 stock options to four officers and/or directors of the Company and to two contractors of the Company.

Note 8 Stock-Based Compensation

Options -   AntriaBio adopted individual stock option plans in January 2013 for four officers and/or directors of the Company.   The stock option plans granted 9,000,000 option shares with an exercise price of $0.75 per share.  Options to purchase 4,916,667 shares vested immediately, options to purchase 3,250,000 shares vest monthly over 3 years and 833,333 shares vested on May 31, 2013.

In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company.  The stock option plans granted 50,000 shares with an exercise price of $0.75 per share.  Options to purchase 12,500 shares vested immediately with the remaining shares vesting at various dates through October 2014.

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. Due to the small number of option holders and all options being to officers and/or directors, AntriaBio has estimated a forfeiture rate of zero. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk- free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity. No options have been granted during the three months ended September 30, 2013.

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Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Contractual Life
Outstanding, June 30, 2012	-	$-	-
Granted	9,050,000	$0.75
Outstanding, June 30, 2013	9,050,000	$0.75	4.6
Outstanding, September 30, 2013	9,050,000	$0.75	4.3

Exercisable at September 30, 2013	6,490,974	$0.75	4.3

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as payroll expense of $165,318 for the three months ended September 30, 2013.  The unrecognized stock-based compensation expense at September 30, 2013 is $1,517,077. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the vesting period.

Warrants- AntriaBio issued warrants to agents in conjunction with the closing of its convertible notes payable as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2012	-	$-	-
Warrants issued to placement agents	248,542	$0.33
Warrants issued to placement agent	1,400,000	$-
Warrants issued to placement agent	110,000	$0.85
Outstanding, June 30, 2013	1,758,542	$0.31	4.1
Outstanding, September 30, 2013	1,758,542	$0.31	3.9

The Company issued warrants to purchase 248,542 shares of common stock at a price of $0.33 per share, exercisable from August 2012 through August 2017 in connection with the closing of the issuance of convertible notes on specific PPMs.  The Company issued a warrant to purchase 1,400,000 shares of common stock at a price to be determined at a qualified financing, exercisable from August 2012 through August 2017 in connection with the closing of the issuance of over one million dollars in convertible notes.  The Company issued warrants to purchase 110,000 shares of common stock at a price of $0.85 per share, exercisable from February 2013 through February 2018 in connection with the closing of the issuance of convertible notes on specific PPMs.  No warrants were issued during the three months ended September 30, 2013.

The warrants for the 248,542 and 1,400,000 shares of common stock are accounted for under liability accounting and are fair valued at each reporting period. The warrants to purchase 248,542 shares value as of September 30, 2013 and June 30, 2013 was $115,026 and $157,761, respectively and is recorded as a liability on the consolidated balance sheets with the fair value adjustment recorded as derivative expense on the consolidated statements of operations. The value of the warrants to purchase 1,400,000 shares cannot be determined until a qualified financing occurs. The warrants for the 110,000 shares of common stock are accounted for under equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $191,126 and recorded as additional paid-in-capital and deferred financing fees. The deferred financing fees are being amortized over the term of the notes associated with the warrants.

F-31

These warrants were valued using the Black-Scholes option pricing model on the date of issuance. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and expected life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.  The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows:

Expected volatility	100% - 111%
Risk free interest rate	0.88% - 1.41%
Expected term (years)	3.9 - 5
Dividend yield	0%

Note 9 Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

In the third quarter of 2013, the Company did not record any income tax provision due to continuing and expected future losses and full valuation allowance on its deferred tax assets.

Note 10 Commitments and Contingencies

Employment Agreements - The Company entered into employment agreements with the officers of the Company.

On April 1, 2012, the Company entered into an employment agreement with its Executive Chairman. This agreement provides for a limited initial salary of $250,000. This salary is raised to the base salary of $325,000 when the Company raises an aggregate of five million dollars in financing. In addition to the salary, the Executive Chairman is entitled to an annual performance bonus equal to 30% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. The agreement also provides for stock options to purchase 5% of the shares of common stock of the Company calculated on a fully diluted basis, assuming conversion of all exercisable and convertible securities, at an exercise price equal to the fair value of these shares on the date of grant. These options vested 50% on December 31, 2012 and the remaining shares vest equally over the following thirty-six months of service. Termination benefits for base salary and certain other benefits are provided for a period of up to twelve months.

On April 1, 2012, the Company entered into an employment agreement with its Chief Scientific Officer. This agreement provides for an initial salary of $275,000 through December 31, 2012 and a base salary $295,000 thereafter. The Chief Scientific Officer is also entitled to one-time bonuses totaling $275,000 upon achieving certain clinical testing milestones. Furthermore, the Chief Scientific Officer is entitled to an annual performance bonus equal to 40% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. Termination benefits for base salary and certain other benefits are provided for a period of twelve months.

F-32

On June 18, 2012, the Company entered into an employment agreement with its Chief Executive Officer. This agreement provides for an initial salary of $230,000 from the effective date of the agreement until the executive commits full time to the Company’s business and his base salary increases to $350,000. The Chief Executive Officer is entitled to one- time bonus of $40,000 upon the close of a Company financing of at least $5,000,000. Furthermore, the Chief Executive Officer is entitled to an annual performance bonus equal to 40% of his base salary beginning in calendar 2013 based on criteria set by the Board of Directors in its sole discretion. The agreement also provides for stock options to purchase 3,500,000 shares of common stock of the Company at an exercise price equal to the fair value of these shares on the date of grant. These options will vest 50% on December 31, 2012 and the remaining shares vest equally over the following thirty-six months of service. Termination benefits for base salary and certain other benefits are provided for a period of six months.

Advisory Agreement - On July 2, 2012, the Company entered into an advisory agreement whereby the Company receives services including, but not limited to finance and strategy, clinical design, project management and portfolio assessment. The Company agreed to pay a monthly retainer in the amount of $9,000 per month to cover general and administrative matters plus an hour fee ranging from $100 to $700 per hour for additional services provided.

Consulting Agreement - On July 1, 2012, the Company entered into a consulting agreement whereby the Company received services including, but not limited to, serving on the board of directors as lead independent director, assisting in efforts to obtain funding and assisting in business development. The Company agreed to pay a monthly retainer of $9,000 per month for these services.

Legal Matters - From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of September 30, 2013, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders, is an adverse party or has a material interest adverse to our interest.

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PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution

The fees and expenses to be paid in connection with the distribution of securities being registered hereby are estimated as follows:

SEC registration fee		$1,637
Accounting fees and expenses			*
Legal fees and expenses			*
Printing expenses			*
Total	$		*

* To be provided by amendment.

Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

Our Certificate of Incorporation and Bylaws provide that our directors and officers will be indemnified by us to the fullest extent authorized by Delaware General Corporation Law. In addition, the Certificate of Incorporation provides, as permitted by Section 102(b)(7) of the Delaware General Corporation Law, that our directors will not be liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they (i) violated their duty of loyalty to us or our stockholders, (ii) acted, or failed to act, in good faith, (iii) acted with intentional misconduct, (iv) knowingly or intentionally violated the law, (v) authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or (vi) derived an improper personal benefit from their actions as directors.

Our Bylaws also permit us to secure insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware General Corporation Law would permit indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers.

The limitations of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit our stockholders and us. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.

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Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in Act and is, therefore, unenforceable.

Recent Sales of Unregistered Securities

In the past three years, we, and our predecessor company “Fits My Style, Inc.” have offered and sold the following securities in unregistered transactions pursuant to exemptions under the United States Securities Act of 1933, as amended (the “Securities Act”).

1.	In August 2010, we issued 490,000 shares of our common stock to Nir Bar, our former President, Treasurer and Director, in consideration for the assignment of all of his rights in what is known as the Fits My Style Inc. products and invention. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act

2.	In August 2010, we issued 10,000 shares of our common stock to Guy Turnowski, our former Director, in consideration for services rendered as a Director. The shares were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

3.	In August 2010, we issued 2,550,000 shares of our common stock to KAEYO Investments Ltd., Orit Wolkin, and Juemin Chu in exchange for $3,000. The shares were issued under Section 4(2) of the Securities Act.

4.	Between October and December of 2010, we conducted a private placement whereby we sold an aggregate of 776,000 shares of our common stock to six accredited investors pursuant to an exemption from registration under Rule 506 under Regulation D of the Securities Act and to thirty five investors who were not U.S. persons (as such term is defined under Regulation S) pursuant to an exemption from registration under Regulation S of the Securities Act, for an aggregate consideration of $38,800, or $0.05 per share.

5.	In December 2010, we issued 10,000 shares of common stock for consideration of services rendered by our non-U.S. financial consultant. The issuance was made in reliance upon an exemption from registration provided under Regulation S of the Securities Act.

6.	On April 2, 2012, we issued 10,000 shares of our common stock for consideration of services rendered by our non-U.S. financial consultant. The issuance was made in reliance upon an exemption from registration provided under Regulation S of the Securities Act.

7.	On April 2, 2012, we issued 80,000 shares of our common stock to Mr. Bar in consideration for consulting services rendered to us. The issuance was made in reliance upon an exemption from registration under section 4(2) of the Securities Act.

8.	On June 11, 2012, we issued 175,000 shares of our common stock in a PIPE transaction to Orit Wolkin, Juemin Chu, KAEYO Investments Ltd. and BeIT Visual Communication Ltd. for an aggregate consideration of $13,825. The issuance was made in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

9.	On January 31, 2013, we issued 35,280,000 shares of our common stock to the Antria Delaware Holders in exchange for all of the issued and outstanding shares of common stock of Antria Delaware in connection with the Reverse Merger. The issuance was made in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

II-2

Exhibits

A list of exhibits filed herewith or incorporated by reference is contained in the Exhibit Index which is incorporated herein by reference.

Undertakings

The undersigned registrant hereby undertakes:

1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
a.	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
b.	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
c.	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
a.	if the registrant is relying on Rule 430B: (A) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and (B) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a) (1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

II-3

b.	if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Menlo Park, State of California, on November 13, 2013.

ANTRIABIO, INC.

By:	/s/ Nevan Elam
Nevan Elam Chief Executive Officer
(Principal Executive Officer and Principal Financial and Accounting Officer)

Each person whose signature appears below constitutes and appoints each of Nevan Elam his attorney-in-fact and agent, with the full power of substitution and resubstitution and full power to act without the other, for them in any and all capacities, to sign any and all amendments, including post-effective amendments, and any registration statement relating to the same offering as this registration that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Nevan Elam		November 13, 2013
Nevan Elam	Chief Executive Officer and Director

/s/ Steve Howe		November 13, 2013
Steve Howe	Chairman and Director

/s/ Hoyoung Huh		November 13, 2013
Hoyoung Huh	Director

II-5

EXHIBIT INDEX

Exhibit No.	Description

2.1	Share Exchange and Reorganization Agreement, January 31, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

2.2	Plan of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 2.1 of the Company’s Form 8-K filing on January 11, 2013)

3.1	Articles of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K filing on January 11, 2013)

3.2	Certificate of Conversion, dated January 10, 2013 (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K filing on January 11, 2013)

3.3	Certificate of Incorporation, dated January 10, 2013 (incorporated by reference to Exhibit 3.3 of the Company’s Form 8-K filing on January 11, 2013)

3.4	Delaware Bylaws, dated January 10, 2013 (incorporated by reference to Exhibit 3.4 of the Company’s Form 8-K filing on January 11, 2013)

3.5	Certificate of Designation of Series A Convertible Preferred Stock, dated i, 2013 (1)

4.1	Form of Warrant (1)

5.1	Opinion of Dorsey & Whitney LLP (1)

10.1	Asset Purchase Agreement with PR Pharmaceuticals (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.2	Employment Agreement with Steve Howe, dated April 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.3	Employment Agreement with Nevan Elam, dated June 18, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.4	Employment Agreement with Sankaram Mantripragada, dated April 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.5	Advisory Services Agreement with Konus Advisory Group, Inc., dated July 2, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.6	Consulting Agreement with Hoyoung Huh, dated July 1, 2012 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.7	Option Agreement with Steve Howe, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.8	Option Agreement with Nevan Elam, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.9	Option Agreement with Sankaram Mantripragada, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.10	Option Agreement with Hoyoung Huh, dated January 30, 2013 (incorporated by reference to the Company’s Form 8-K filing on February 6, 2013)

10.11	Placement Agent Agreement, with Ladenburg Thalmann & Co. Inc., as placement agent (1)

10.12	Form of Securities Purchase Agreement for February 2013 offering (1)

10.13	Line of Credit with Drywave Technologies, Inc.*

21.1	Listing of Subsidiaries (incorporated by reference to the Company’s Annual Report on Form 10-K filed on September 11, 2013)

23.1	Consent of Spectra Financial Services, LLC *

23.2	Consent of EKS&H, LLLP *

23.3	Consent of Dorsey and Whitney LLP (1)

24.1	Power of Attorney (contained on signature page to the registration statement)

* Filed Herewith

(1) To be filed by Amendment